UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Accenture plc

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	1)	Title of each class of securities to which transaction applies: Class A ordinary shares, par value $0.0000225 per share, of Accenture plc (“Accenture plc Class A ordinary shares”)
	2)	Aggregate number of securities to which transaction applies: 25,971,828 Accenture plc Class A ordinary shares
3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the underlying value of the transaction was determined based upon the product of (i) 25,971,828, the maximum number of shares of Accenture plc Class A ordinary shares that may be issued to holders of Accenture Holdings plc ordinary shares, par value €0.000001 per share, other than Accenture plc and Accenture Holdings plc itself, in the merger described in this proxy statement, multiplied by (ii) $146.90, the average of the high and low prices per share of the Accenture plc Class A ordinary shares, as quoted on the New York Stock Exchange on November 29, 2017.

	4)	Proposed maximum aggregate value of transaction: $3,815,261,533.20
	5)	Total fee paid: $475,000.06

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2017 PROXY STATEMENT

& Notice of Annual Meeting

February 7, 2018—Dublin, Ireland

strategy | consulting | digital | technology | operations

accenture

High performance. delivered. December     , 2017 Dear Fellow Shareholder: You are cordially invited to join Accenture plc’s Board of Directors and senior leadership at the 2018 annual general meeting of shareholders, which will be held at 12:00 pm local time on Wednesday, February 7, 2018. The meeting will be held at The Dock, Accenture Centre for Innovation, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland. The attached notice of the 2018 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each of the proposals as listed on the attached notice. You may submit your proxy either over the telephone or the Internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials. Thank you for your continued support. Sincerely, Pierre Nanterme Chairman & CEO

ACCENTURE 2017 PROXY STATEMENT

NOTICE OF

ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE: Wednesday, February 7, 2018 TIME: 12:00 pm local time PLACE: The Dock 7 Hanover Quay Grand Canal Dock Dublin 2, Ireland RECORD DATE: December 11, 2017

ITEMS OF BUSINESS

1.	By separate resolutions, re-appoint the 11 director nominees described in the proxy statement

2.	Approve, in a non-binding vote, the compensation of our named executive officers

3.	Approve an amendment to the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “2010 SIP”) to increase the number of shares available for issuance

4.	Ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditors of Accenture plc (the “Company”) and to authorize, in a binding vote, the Audit Committee of the Board of Directors (the “Board”) to determine KPMG’s remuneration

ANNUAL IRISH LAW PROPOSALS:

5.	Grant the Board the authority to issue shares under Irish law

6.	Grant the Board the authority to opt-out of pre-emption rights under Irish law

7.	Determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law

INTERNAL TRANSACTION PROPOSALS:

8.	Approve an internal merger transaction

9.	Amend the Company’s Articles of Association to no longer require shareholder approval of certain internal transactions

The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals. The full text of these proposals is set forth in the accompanying proxy statement.

During the meeting, management will also present, and the auditors will report to shareholders on, our Irish financial statements for the fiscal year ended August 31, 2017.

ACCENTURE 2017 PROXY STATEMENT	Notice

HOW TO VOTE

Your vote is important. You are eligible to vote and receive notice of the meeting if you were a registered holder of Class A ordinary shares and/or Class X ordinary shares of the Company at the close of business on December 11, 2017, the record date. To make sure your shares are represented at the meeting, please cast your vote as soon as possible in one of the following ways:

INTERNET Online at www.proxyvote.com.	MAIL Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope.

TELEPHONE Call 1 (800) 690–6903 from the United States and Canada.	SCAN Scan this QR code. Additional software may be required for scanning.

Please let us know if you will attend the meeting by following the instructions under “What do I need to be admitted to the Annual Meeting?” on page 84. A shareholder entitled to attend and vote at the Annual meeting is entitled to appoint one or more proxies using the proxy card provided (or in the form set out in section 184 of the Companies Act 2014) to attend, speak and vote instead of him or her at the Annual Meeting by delivering such proxy to the registered office of the Company not later than February 6, 2018 at 11:59 pm EST. The proxy need not be a registered shareholder.

Important Notice Regarding the Availability of Materials for the 2018 Annual General Meeting of Shareholders to be Held on February 7, 2018 (the “Annual Meeting”): The proxy statement, our Annual Report for the fiscal year ended August 31, 2017 and our Irish financial statements are available free of charge at www.proxyvote.com.

By order of the Board of Directors—December     , 2017

JOEL UNRUCH, Corporate Secretary

ACCENTURE 2017 PROXY STATEMENT

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about December     , 2017. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

This proxy statement incorporates documents by reference. Please see “Additional Information—About Accenture” beginning on page 86 of the accompanying proxy statement for a listing of documents incorporated by reference and instructions on how to view or obtain such documents.

MATTERS TO BE VOTED UPON

The following table summarizes the proposals to be voted upon at the Annual Meeting and the Board’s voting recommendations with respect to each proposal.

Proposals		Required Approval	Board Recommendation	Page Reference
1.	Re-Appointment of Directors	Majority of Votes Cast	FOR each nominee	13
2.	Advisory Vote to Approve Executive Compensation	Majority of Votes Cast	FOR	60
3.	Amend the Amended and Restated Accenture plc 2010 Share Incentive Plan	Majority of Votes Cast	FOR	61
4.	Ratify the Appointment and Remuneration of Auditors	Majority of Votes Cast	FOR	71
5.	Grant Board Authority to Issue Shares	Majority of Votes Cast	FOR	73
6.	Grant Board Authority to Opt-Out of Pre-emption Rights	75% of Votes Cast	FOR	74
7.	Determine Price Range for the Re-Allotment of Treasury Shares	75% of Votes Cast	FOR	75
8.	Approve an Internal Merger Transaction	Majority of Votes Cast	FOR	76
9.	Amend the Company’s Articles of Association to no Longer Require Shareholder Approval of Certain Internal Transactions	75% of Votes Cast	FOR	81

ACCENTURE 2017 PROXY STATEMENT	Proxy Statement Summary

NET REVENUES NEW BOOKINGS $34.9B An increase of 6 percent in U.S. dollars and 7 percent in local currency from fiscal 2016. Net revenues were within the Company’s initial business outlook of 5 to 8 percent growth in local currency. $37.4B An increase of 6 percent in both U.S. dollars and local currency from fiscal 2016. DILUTED EARNINGS PER SHARE OPERATING MARGIN $5.44 GAAP After excluding a $0.47 pension settlement charge in fiscal 2017 and $1.11 from gains on the sale of businesses in fiscal 2016, adjusted EPS of $5.91 increased 11 percent from adjusted EPS of $5.34 in fiscal 2016. Adjusted EPS was within the Company’s initial business outlook of $5.75 to $5.98. 13.3% GAAP After excluding the 150 basis point impact from a pension settlement charge, adjusted operating margin was 14.8 percent, an expansion of 20 basis points from fiscal 2016 operating margin of 14.6 percent. Adjusted operating margin was within the Company’s initial business outlook of 14.7 to 14.9 percent. FREE CASH FLOW CASH RETURNED TO SHAREHOLDERS $4.5B Defined as operating cash flow of $5.0 billion net of property and equipment additions of $516 million. Free cash flow exceeded the Company’s initial business outlook of $4.0 billion to $4.3 billion. $4.2B Defined as cash dividends of $1.6 billion plus share repurchases of $2.6 billion. Cash returned to shareholders was in line with the Company’s initial business outlook of at least $4.2 billion.

CORPORATE GOVERNANCE HIGHLIGHTS

Accenture (the “Company”) has a history of strong corporate governance. The Company believes good governance is one critical element to achieving long-term shareholder value. We are committed to governance policies and practices that serve the long-term interests of the Company and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

◥

•    Annual election of directors

•    100% independent Board committees

•    Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting

•    10 of our 11 director nominees are independent

•    Independent lead director, elected by the
independent directors

•    Annual board and committee evaluations and
self-assessments

•    Active shareholder engagement

•    Regular, executive sessions, where independent directors meet without management present

•    Robust director selection process resulting in a diverse and international Board in terms of gender, ethnicity, experience, skills and tenure

•    Policy on political contributions and lobbying

•    Board takes active role in Board succession planning and is committed to Board refreshment

•    Adopted a proxy access right

FINANCIAL HIGHLIGHTS

Fiscal 2017 Company Performance

In fiscal 2017, the Company delivered all the objectives in the initial business outlook provided in its September 29, 2016 earnings announcement.

ACCENTURE 2017 PROXY STATEMENT	Proxy Statement Summary

Historical Financial Performance

Driving Shareholder Value Through Sustained Financial Performance

For the 3-year period from the end of fiscal 2014 through fiscal 2017, our performance demonstrates our focus on delivering shareholder value.

BROAD-BASED REVENUE GROWTH 5% CAGR[1] in US Dollars 9% CAGR in local currency NET REVENUES 1 “CAGR” means Compound Annual Growth Rate

SUSTAINED MARGIN EXPANSION

100 Basis Point Contraction (on a GAAP basis)

50 Basis Point Expansion (on an adjusted basis)

OPERATING MARGIN

 GAAP Operating Margin %      Adjusted Operation Margin %

2   FY17 Adjusted operating margin of 14.8% was adjusted to exclude the impact of a $510 million pension settlement charge

STRONG EARNINGS GROWTH

6% CAGR (on a GAAP basis)

9% CAGR (on an adjusted basis)

EARNINGS PER SHARE

 GAAP EPS      Adjusted EPS

3   FY17 Adjusted diluted EPS of $5.91 were adjusted to exclude the impact of a pension settlement charge ($0.47 per share)

SIGNIFICANT CASH RETURNED TO SHAREHOLDERS SINCE FISCAL 2014 9% CAGR Dividends per share CASH RETURNED TO SHAREHOLDERS

TOTAL SHAREHOLDER RETURN[4]

4   The performance graph above shows the cumulative total shareholder return on our Class A shares for the period starting on August 31, 2014, and ending on August 31, 2017, which was the end of fiscal 2017. This is compared with the cumulative total returns over the same period of the S&P 500 Stock Index and the S&P 500 Information Technology Sector Index. The graph assumes that, on August 31, 2014, $100 was invested in our Class A shares and $100 was invested in each of the other two indices, with dividends reinvested on the ex-dividend date without payment of any commissions.

See “Reconciliation of Non-GAAP Measures to GAAP Measures” on page 87.

ACCENTURE 2017 PROXY STATEMENT	Proxy Statement Summary

2017 INVESTMENT HIGHLIGHTS

We continue to significantly invest in our business as we rotate to “the New” (digital-, cloud- and security-related services), including in the following key areas.

CAPITAL INVESTMENTS IN ACQUISITIONS	◥	DEVELOPING TALENT	◥
$1.7B Strategic investments to further enhance our differentiation and competitiveness, a significant increase over the $933 million invested in fiscal 2016		$935M Investment in learning and professional development to build the skills of our people

RESEARCH AND INNOVATION	◥	PATENTS AND PATENT APPLICATIONS	◥
$704M Creating, commercializing and disseminating innovative business strategies and technology solutions		6,025 Differentiating our services and driving value in the marketplace

Commitment to Diversity

We believe diversity makes our business stronger and more innovative. Specifically, we are taking proactive steps to attract, retain, advance and sponsor women across our organization, and have made a commitment to achieve a gender-balanced workforce by 2025.

ACCENTURE 2017 PROXY STATEMENT	Proxy Statement Summary

COMPENSATION PRACTICES (page 35)

The Compensation Committee oversees the design and administration of the Company’s compensation programs. The Compensation Committee believes that a well-designed, consistently- applied compensation program is fundamental to the long-term creation of shareholder value. The following table summarizes some highlights of our compensation practices that drive our named executive officer compensation programs:

WHAT WE DO		◥

¢   Align our executive pay with performance

¢   Set challenging performance objectives

¢   Appropriately balance short- and long-term incentives

¢   Align executive compensation with shareholder returns through performance-based equity incentive awards

¢   Use appropriate peer groups when establishing compensation

¢   Implement meaningful equity ownership guidelines

¢   Include caps on individual payouts in short- and long-term incentive plans

¢   Include a “clawback” policy for our cash and equity incentive awards

¢   Include non-solicitation and non-competition provisions in award agreements, with a “clawback” of equity under specified circumstances

¢   Mitigate potential dilutive effects of equity awards through our share repurchase programs

¢   Hold an annual “say-on-pay” advisory vote

¢   Conduct annual compensation risk review and assessment

WHAT WE DON’T DO		◥

🌑    No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements

🌑    No “golden parachutes” or change in control payments

🌑    No change in control “single trigger” equity acceleration provisions

🌑    No hedging or pledging of company shares

🌑 No supplemental executive retirement plan 🌑 No excessive perquisites 🌑 No change in control tax gross-ups

SAY-ON-PAY (page 37)

Shareholders continued to show strong support of our executive compensation programs, with approximately 96% of the votes cast for the approval of the “say-on-pay” proposal at our 2017 annual general meeting of shareholders.

◥

ACCENTURE 2017 PROXY STATEMENT	Proxy Statement Summary

2017 CEO TOTAL COMPENSATION MIX (page 40)

The compensation program for named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and the creation of shareholder value, and to provide executives with an incentive to continue to expand their contributions to Accenture. The following reflects the mix of pay for our chairman and chief executive officer, Pierre Nanterme, for fiscal 2017 performance:

CHAIRMAN & CEO FISCAL 2017 COMPENSATION DECISIONS

PAY-FOR-PERFORMANCE (page 36)

The Compensation Committee believes that total realizable compensation for the Company’s named executive officers should be closely aligned with the Company’s performance and each individual’s performance. As the graph below shows, the Company’s performance with respect to total shareholder return over a 3-year period was at the 88th percentile among the companies in our peer group. The realizable total direct compensation for our chairman and chief executive officer was in the 33rd percentile, which indicates that relative company performance ranked higher than relative realizable pay, as compared to our peer group. See page 36 for a definition of realizable total direct compensation.

ACCENTURE 2017 PROXY STATEMENT

TABLE OF

ACCENTURE 2017 PROXY STATEMENT	Table of Contents

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

ACCENTURE 2017 PROXY STATEMENT	1

CORPORATE GOVERNANCE	The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, which, together with our Memorandum and Articles of Association, form the governance framework for the Board and its Committees. The Board regularly reviews its Corporate Governance Guidelines and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to changing regulatory and governance requirements. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of the Board and each of its committees.

Key Corporate Governance Documents		◥

The following materials are accessible through the Governance Principles section of our website at https://accenture.com/us-en/company-principles:

• Corporate Governance Guidelines • Code of Business Ethics	• Committee Charters • Memorandum and Articles of Association

Printed copies of all of these documents are also available free of charge upon written request to our Investor Relations group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA. Accenture’s Code of Business Ethics is applicable to all of our directors, officers and employees. If the Board grants any waivers from our Code of Business Ethics to any of our directors or executive officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through the Investor Relations section of our website on a timely basis.

CORPORATE GOVERNANCE PRACTICES

Accenture has a history of strong corporate governance. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Over the years, our Board has evolved our practices in the interests of Accenture’s shareholders. Our governance practices and policies include the following, among other things:

Annual election of all directors	All of our directors are elected annually.

Authority to call special meetings	Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting.

No shareholder rights plan (“poison pill”)	The Company does not have a poison pill.

Adopted a proxy access right	Eligible shareholders can (subject to certain requirements) include their own director nominees in our proxy materials.

Independent Board	All of our directors are independent except for our chairman and chief executive officer.

100% independent Board committees	Each of our 4 committees is made up solely of independent directors. Each standing committee operates under a written charter that has been approved by the Board.

Independent lead director, elected by the independent directors

We have an independent lead director of the Board who has comprehensive duties that are set forth in the Company’s Corporate Governance Guidelines, including leading regular executive sessions of the Board, where independent directors meet without management present.

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	2

Annual Board and committee self-assessment process

The Nominating & Governance Committee conducts a confidential survey of the Board and its committees each year. The lead director and chair of the Nominating & Governance Committee also conduct a self-assessment interview with each Board member that is designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

Commitment to Board refreshment

Our Board takes an active role in Board succession planning and is committed to Board refreshment and works towards creating a balanced Board with both fresh perspectives and deep experience. The current average tenure of our 11 director nominees is 4.6 years.

Robust director selection process	Our Board has a robust director selection process resulting in a diverse and international Board in terms of gender, ethnicity, experience, skills and tenure.

Active shareholder engagement	We regularly engage with our shareholders to better understand their perspectives.

Robust Code of Business Ethics

Our Code of Business Ethics, which applies to all employees as well as all members of the Board, reinforces our core values and helps drive our culture of compliance, ethical conduct and accountability. We updated our Code of Business Ethics in September 2017, evolving our content to be more approachable and intuitively organized by six fundamental behaviors: Make Your Conduct Count; Comply with Laws; Deliver for Our Clients; Protect People, Information and Our Business; Run Our Business Responsibly; and Be a Good Corporate Citizen.

Clawback policy

We maintain a clawback policy applicable to our chairman and chief executive officer, global management committee members (the Company’s primary management and leadership team, which consists of approximately 20 of our most senior leaders other than our chairman and chief executive officer) and approximately 240 of our most senior leaders, which provides for the recoupment of incentive cash bonus and equity-based compensation in the event of a financial restatement under specified circumstances.

Equity ownership requirements

Each named executive officer is required to hold Accenture equity with a value equal to at least 6 times his or her base compensation by the 5th anniversary of becoming a named executive officer. Each director is required to hold Accenture equity having a fair market value equal to 3 times the value of the annual director equity grants within 3 years of joining the Board.

Prohibition on hedging or pledging of company stock

Our directors and all employees are prohibited from entering into hedging transactions, and our directors, our chairman and chief executive officer, members of our global management committee and other key employees are prohibited from entering into pledging transactions.

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	3

LEADERSHIP STRUCTURE

Pierre Nanterme, our chief executive officer, also serves as the chairman of our Board. Our Corporate Governance Guidelines provide that if the same person holds the chief executive officer and chairman roles or if the chairman is not independent, the independent directors of the Board will designate one of the independent directors to serve as the lead director. Marjorie Magner has served as our independent lead director since January 31, 2014. The Board has determined that the presence of our independent lead director who, as described below, has meaningful oversight responsibilities, together with a strong leader in the combined role of chairman and chief executive officer, serves the best interests of Accenture and its shareholders at this time. The Board believes that in light of Mr. Nanterme’s knowledge of Accenture and our industry, which has been built up over 34 years of experience with the Company, he is well positioned to serve as both chairman and chief executive officer of the Company.

LEAD DIRECTOR; EXECUTIVE SESSIONS

The lead director helps ensure there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. The responsibilities of the lead director, which are described in the Company’s Corporate Governance Guidelines, include, among others:

Board Matter	Responsibility

Agendas

Providing input on issues for Board consideration, helping set and approving the Board agenda, ensuring that adequate information is provided to the Board, helping ensure that there is sufficient time for discussion of all agenda items and approving schedules for Board meetings.

Board meetings	Presiding at all meetings of the Board at which the chairman is not present.

Executive sessions	Authority to call meetings of independent directors and presiding at all executive sessions of the independent directors.

Communicating with directors	Acting as a liaison between the independent directors and the chairman and chief executive officer.

Communicating with shareholders	If requested by major shareholders, being available for consultation and direct communication. Serving as a liaison between the Board and shareholders on investor matters.

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, our independent directors meet separately in executive session at each regularly scheduled in-person Board meeting. Our independent directors held 4 meetings during fiscal 2017, all of which were led by the lead director.

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	4

DIRECTOR INDEPENDENCE

The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”), which are included in our Corporate Governance Guidelines. The Corporate Governance Guidelines and the Independence Standards have been designed to comply with the standards required by the New York Stock Exchange (“NYSE”). Our Corporate Governance Guidelines state that the Board shall perform an annual review of the independence of all directors and nominees and that the Board shall affirmatively determine that, to be considered independent, a director must not have any direct or indirect material relationship with Accenture. In addition, committee members are subject to any additional independence requirements that may be required by applicable law, regulation or NYSE listing standards.

In making its independence recommendations, the Nominating & Governance Committee evaluates the various commercial, charitable and employment transactions and relationships known to the committee that exist between us and our subsidiaries and the directors and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated (including those identified through our annual directors’ questionnaires). Furthermore, the Nominating & Governance Committee discusses other relevant facts and circumstances regarding the nature of these transactions and relationships to determine whether other factors, regardless of the Independence Standards, might compromise a director’s independence.

Based on its analysis, the Nominating & Governance Committee recommended, and the Board determined that, other than Pierre Nanterme, all of our directors (Jaime Ardila, Charles H. Giancarlo, Herbert Hainer, William L. Kimsey, Marjorie Magner, Nancy McKinstry, Gilles C. Pélisson, Paula A. Price, Arun Sarin, Frank K. Tang and Tracey T. Travis) are independent under all applicable standards, including those applicable to committee service. The Board concurred in these recommendations. In reaching its determinations, the Nominating & Governance Committee and the Board considered the following:

•	During fiscal 2017, Charles H. Giancarlo, Herbert Hainer, Nancy McKinstry, Gilles C. Pélisson, Paula A. Price and Tracey T. Travis were employed by organizations that do business with Accenture. The amount received by Accenture or such other organization in each of the last three fiscal years did not exceed the greater of $1 million or 1% of either Accenture’s or such organization’s consolidated gross revenues.

•	Each of Ms. Price and Ms. Travis is a director of a non-profit organization to which Accenture made charitable contributions of less than $120,000 during fiscal 2017.

•	In addition, the Board determined that each of Dina Dublon, Blythe McGarvie and Wulf von Schimmelmann, who did not stand for re-appointment at the 2017 Annual Meeting, was independent during the period each of them served on the Board during fiscal 2017. In reaching this determination, the Nominating & Governance Committee and the Board considered that, during the time he served on the Board, Mr. von Schimmelmann served as a director of a non-profit organization to which Accenture made charitable contributions of less than $120,000 during fiscal 2017.

STRATEGIC OVERSIGHT

The Board is responsible for providing governance and oversight regarding the strategy, operations and management of Accenture. Acting as a full Board and through the Board’s 4 standing committees, the Board is involved in the Company’s strategic planning process. Each year, the Board holds a strategy retreat during which members of Accenture Leadership present the Company’s overall corporate strategy and seek input from the Board. At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company.

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	5

RISK OVERSIGHT

The Board is responsible for overseeing the Company’s enterprise risk management (“ERM”) program. As described more fully below, the Board fulfills this responsibility both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management.

The Company’s chief operating officer, who is a member of our global management committee and reports to our chief executive officer, coordinates the Company’s ERM program. The responsibility for managing each of the highest-priority risks is assigned to one or more members of our global management committee. The Company’s ERM program is designed to identify, assess and manage the Company’s risk exposures. As part of its ERM program, the Company:

•	identifies its material operational, strategic and financial risks;

•	develops plans to monitor, manage and mitigate these risks; and
•	evaluates and prioritizes these risks by taking into account many factors, including the potential impact of risk events should they occur, the likelihood of occurrence and the effectiveness of existing risk mitigation strategies.

THE BOARD	◥

The Board plays a direct role in the Company’s ERM program. In that regard, the Board receives quarterly reports from the chairs of each of the Board’s committees, which include updates when appropriate, with respect to the risks overseen by the respective committees. In addition, the chief operating officer briefs the Board annually and provides a detailed review of the Company’s ERM program, including the annual risk assessment process, program scope and status of priority risks, among other things.

The committees of the Board oversee specific areas of the Company’s risk management, which are described below.

AUDIT COMMITTEE	◥

The Audit Committee reviews our guidelines and policies with respect to risk assessment and management and our major financial risk exposures, along with the monitoring and control of these exposures. As needed, the committee reviews the risks believed to be the most important and, at a minimum, the chief operating officer provides the Audit Committee an annual review of the ERM program as a whole. The Audit Committee also discusses with the chairs of the Finance and Compensation Committee the risk assessment process for the risks overseen by those committees on at least an annual basis.

COMPENSATION COMMITTEE	◥

The Compensation Committee reviews, and discusses with management, management’s assessment of certain risks, including whether any risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

FINANCE COMMITTEE	◥

The Finance Committee reviews and discusses with management financial-related risks facing the Company, including foreign exchange, counterparty and liquidity-related risks, major acquisitions, and the Company’s insurance and pension exposures.

NOMINATING & GOVERNANCE COMMITTEE	◥
The Nominating & Governance Committee evaluates the overall effectiveness of the Board, including its focus on the most critical issues and risks.

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	6

BOARD MEETINGS

During fiscal 2017, the Board held 6 meetings, 4 of which were held in person. The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s organization, management team and operations in connection with discharging their oversight responsibilities.

All incumbent directors attended at least 75% of the meetings of the Board and of the committees on which they served in fiscal 2017 (held during the periods when they served).	◥

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

All of our Board members who served on the Board at the time of our 2017 annual general meeting of shareholders attended that meeting.

COMMITTEES OF THE BOARD

The Board has an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating & Governance Committee. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these 4 standing committees. Each committee consists entirely of independent, non-employee directors. The charter of each committee provides that non-management directors who are not members of such committee may nonetheless attend the meeting of that committee, but may not vote. The table below lists the current membership of each committee and the number of meetings held in fiscal 2017.

In support of our belief that diversity with respect to committee tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company, in fiscal 2017, Paula A. Price was rotated to Audit Committee chair, Jaime Ardila was rotated to Finance Committee chair and Nancy McKinstry was added to the Nominating & Governance Committee.

Committees
Board Member	Audit	Compensation	Finance	Nominating & Governance
Jaime Ardila(1)	🌑		C
Charles H. Giancarlo			🌑	🌑
Herbert Hainer		🌑	🌑
William L. Kimsey(1)(2)	🌑	🌑
Marjorie Magner(3)		C
Nancy McKinstry(1)(4)	🌑			🌑
Gilles C. Pélisson				C
Paula A. Price(1)	C	🌑
Arun Sarin		🌑		🌑
Frank K. Tang			🌑
Tracey T. Travis(1)(5)	🌑		🌑
Number of Meetings in Fiscal 2017	9	6	6	5

🌑	Member C Chair

(1)	Audit Committee Financial Expert as defined under SEC rules.

(2)	Not standing for re-appointment at the Annual Meeting.

(3)	Lead director of the Board.

(4)	Joined the Nominating & Governance Committee on July 18, 2017.

(5)	Joined the Audit Committee and Finance Committee on July 20, 2017.

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	7

AUDIT

COMMITTEE

The Audit Committee was established by the Board for the purpose of, among other things, overseeing Accenture’s accounting and financial reporting processes and audits of our financial statements and internal controls.

◥

The Audit Committee’s primary responsibilities include the oversight of the following:

•    the quality and integrity of the Company’s accounting and reporting practices and controls, and the financial statements and reports of the Company;

•    the Company’s compliance with legal and regulatory requirements;

•    the independent auditor’s qualifications and independence; and

•    the performance of the Company’s internal audit function and independent auditors.

The Board has determined that each member of the Audit Committee meets the financial literacy and independence requirements of the Securities & Exchange Commission (the “SEC”) and the NYSE applicable to audit committee members and that each member also qualifies as an “audit committee financial expert” for purposes of SEC rules. Further, the Board has determined that each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing to satisfy the requirements for audit committees required by the Companies Act 2014.

No member of the Audit Committee may serve on the audit committee of more than 3 public companies, including Accenture, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and discloses such determination in accordance with NYSE requirements. No member of the Audit Committee currently serves on the audit committees of more than 3 public companies, including Accenture.

MEMBERS (ALL INDEPENDENT): Paula A. Price (Chair) Jaime Ardila William L. Kimsey (Retiring at the Annual Meeting) Nancy McKinstry Tracey T. Travis (Joined July 20, 2017)

FINANCE

COMMITTEE

The Finance Committee acts on behalf of the Board with respect to, among other things, the oversight of the Company’s capital and treasury activities.	◥

The Finance Committee’s primary responsibilities include the oversight of the Company’s:

•    capital structure and corporate finance strategy and activities;

•    share redemption and purchase activities;

•    treasury function, investment management and financial risk management;

•    defined benefit and contribution plan investment planning;

•    insurance plans; and

•    major acquisitions, dispositions, joint ventures or similar transactions.

MEMBERS (ALL INDEPENDENT): Jaime Ardila (Chair) Charles H. Giancarlo Herbert Hainer Frank K. Tang Tracey T. Travis (Joined July 20, 2017)

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	8

NOMINATING & GOVERNANCE

COMMITTEE

The Nominating & Governance Committee is responsible for, among other things, overseeing the Company’s corporate governance practices and processes.	◥

The Nominating & Governance Committee’s primary responsibilities include the oversight of the following:

•    assessing and selecting/nominating (or recommending to the Board for its selection/nomination) strong and capable candidates to serve on the Board;

•    making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;

•    overseeing the Company’s chief executive officer succession planning process;

•    together with the Compensation Committee, conducting an annual review of the Company’s chief executive officer and non-independent chairman;

•    developing and recommending to the Board a set of corporate governance principles, including independence standards; and

•    otherwise taking a leadership role in shaping the corporate governance of the Company.

MEMBERS (ALL INDEPENDENT): Gilles C. Pélisson (Chair) Charles H. Giancarlo Nancy McKinstry (Joined July 18, 2017) Arun Sarin

Board and Committee Assessments—A Multi-Step Process

Consistent with its duties and
responsibilities, the Nominating &
Governance Committee conducts an
annual confidential survey of the Board,
which is designed to evaluate the
operation and performance of the Board
and each of its committees.

CONFIDENTIAL EVALUATIONS	◥

At least annually, each committee undertakes an evaluation of its performance and the performance of its members, in accordance with its respective committee charter. Each director also undertakes an evaluation of the Board more generally as well as the lead director.

INTERVIEWS	◥

The lead director and chair of the Nominating & Governance Committee also conduct a candid, in-person self-assessment interview with each Board member, designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

BOARD SUMMARY	◥
Summaries of the committee, Board and lead director evaluations are provided to the Board.

FEEDBACK INCORPORATED	◥
Policies and practices are updated as appropriate as a result of director feedback.

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	9

COMPENSATION

COMMITTEE

The Compensation Committee acts on behalf of the Board to set the compensation of our chairman and chief executive officer and members of our global management committee and provides oversight of the Company’s global compensation philosophy, policies and programs. The Committee is also responsible for, among other things, overseeing the Company’s equity compensation plans.

◥

The Compensation Committee’s primary responsibilities include the oversight of the following:

•    together with the Nominating & Governance Committee, conducting an annual review of the Company’s chairman and chief executive officer;

•    setting the compensation of our chairman and chief executive officer and members of our global management committee;

•    overseeing the Company’s equity-based plans; and

•    reviewing and making recommendations to the full Board regarding Board compensation.

The Board has determined that each member of the Compensation Committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.

MEMBERS (ALL INDEPENDENT): Marjorie Magner (Chair) Herbert Hainer William L. Kimsey (Retiring at the Annual Meeting) Paula A. Price Arun Sarin

OVERSIGHT OF COMPENSATION

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our chairman and chief executive officer, members of our global management committee and directors:

•	Compensation Committee. Our Compensation Committee makes the final determination regarding the annual compensation of our chairman and chief executive officer and members of our global management committee, taking into consideration, among other factors, an evaluation of each individual’s performance, the recommendation of the chairman and chief executive officer regarding the compensation of the members of our global management committee and the advice of the Compensation Committee’s independent compensation consultant as described below. In addition, our Compensation Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the Board with respect to the appropriateness of the compensation paid to our independent directors, and the full Board then reviews these recommendations and makes a final determination on the compensation of our independent directors.
•	Nominating & Governance Committee. Together with the Compensation Committee, which is chaired by the lead director, the Nominating & Governance Committee reviews the performance of, and provides a performance rating for, our chairman and chief executive officer.

•	Chairman and Chief Executive Officer. The chairman and chief executive officer provides the Compensation Committee with an evaluation of the performance of each member of our global management committee, which includes an assessment of each individual’s performance against his or her annual objectives and a recommendation regarding his or her compensation.

•	Chief Leadership & Human Resources Officer. Our chief leadership & human resources officer solicits input from members of our global management committee and other senior leaders of the Company regarding the performance of our chairman and chief executive officer to aid the Compensation Committee and Nominating & Governance Committee in the review of his performance.

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	10

ROLE OF COMPENSATION CONSULTANTS

The Compensation Committee has engaged Pay Governance LLC (“Pay Governance”) to serve as the Compensation Committee’s independent compensation consultant. Pay Governance and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive compensation. As requested by the Compensation Committee, Pay Governance advises the Compensation Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and otherwise advises the Compensation Committee with regard to the compensation of our chairman and chief executive officer and the members of our global management committee. Pay Governance also provides input for the Compensation Committee to consider regarding the final compensation packages of our chairman and chief executive officer, as discussed under “Executive Compensation—Compensation Discussion and Analysis—Process for Determining Executive Compensation.”

Management separately receives benchmarking information with respect to the members of our global management committee from its compensation consultant, Willis Towers Watson plc (“Willis Towers Watson”). This information is based on a benchmarking approach developed by Willis Towers Watson and Pay Governance and is used by the chairman and chief executive officer in making his recommendations to the Compensation Committee with respect to the compensation of the members of our global management committee. The Compensation Committee also reviews this report. While Willis Towers Watson also acts as management’s compensation consultant in various capacities with respect to our global workforce of approximately 425,000 employees and assists management in formulating its compensation recommendations for members of our global management committee, the Compensation Committee has separately engaged Pay Governance as its independent compensation consultant to provide it with independent advice and to avoid any conflicts of interest. The Compensation Committee has assessed the independence of Pay Governance pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Board has adopted a written Related Person Transactions Policy, which provides that all related person transactions covered by the policy must be reviewed and approved or ratified by the Board or by the Nominating & Governance Committee. The Related Person Transactions Policy applies to any transaction that would be required by the SEC to be disclosed in our proxy statement.

The Nominating & Governance Committee or the Board, as applicable, will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders and complies with applicable law. In reviewing related person transactions, the Nominating & Governance Committee or the Board will consider all relevant facts and circumstances, including, among others:

•	the nature of the related person’s interest in the transaction and the material terms of the transaction;

•	whether the transaction would likely impair the judgment of a director or an executive officer to act in the best interest of the Company and, in the case of an outside director, whether it would impair his or her independence; and

•	whether the value and the terms of the transaction are fair to the Company and on a substantially similar basis as would apply if the transaction did not involve a related person.

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	11

Certain Related Person Transactions

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners of 5% or more of our Class A ordinary shares and, as a result, are considered “related persons” under the Related Person Transactions Policy. We may conduct business with these organizations in the ordinary course. During fiscal 2017, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities. Each of the following transactions was entered into on an arm’s-length basis in the ordinary course and in accordance with our Related Person Transactions Policy described above:

•	We provided consulting and outsourcing services to MFS Investment Management (also known as Massachusetts Financial Services Company or “MFS”), which, together with its affiliates, beneficially owned approximately 7.1% of our outstanding Class A ordinary shares based on information disclosed in a Schedule 13G/A filed with the SEC on February 13, 2017. Accenture recorded revenues of approximately $10.2 million for these services. In addition, MFS and its affiliates received investment management fees totaling approximately $1.2 million with respect to mutual funds offered under the Company’s global retirement programs.

•	We provided consulting and outsourcing services to the Capital Group Companies, Inc. (“Capital”), which, together with its affiliates, beneficially owned approximately 5.0% of our outstanding Class A ordinary shares based on information contained in a Notification of Holdings under Irish law provided to Accenture on May 15, 2017 and reporting ownership as of May 12, 2017. Accenture recorded revenues of approximately $25.1 million for these services. In addition, Capital and its affiliates received investment management fees totaling approximately $1.6 million with respect to mutual funds offered under the Company’s global retirement programs.
•	We provided consulting and outsourcing services to The Vanguard Group (“Vanguard”), which, together with its affiliates, beneficially owned approximately 7.2% of our outstanding Class A ordinary shares based on information disclosed in a Schedule 13G/A filed with the SEC on February 9, 2017. Accenture recorded revenues of approximately $6.9 million for these services. In addition, Vanguard and its affiliates received investment management fees totaling approximately $3.0 million with respect to mutual funds offered under the Company’s global retirement programs.

•	We provided consulting and outsourcing services to BlackRock, Inc. (“BlackRock”), which, together with its affiliates, beneficially owned approximately 6.3% of our outstanding Class A ordinary shares based on information disclosed in a Schedule 13G/A filed with the SEC on January 19, 2017. Accenture recorded revenues of approximately $36,000 for these services. In addition, BlackRock and its affiliates received investment management fees totaling approximately $1.6 million with respect to mutual funds offered under the Company’s global retirement programs.

SHAREHOLDER ENGAGEMENT

We maintain an ongoing, proactive outreach effort with our shareholders. Throughout the year, members of our Investor Relations team and leaders of our business engage with our shareholders to seek their input, to remain well-informed regarding their perspectives and to help increase their understanding of our business. This year, as part of our recurring engagement with our shareholders, our outreach included, among other things, discussion around our public commitment to achieve our gender-balanced workforce commitment by the year 2025. In a combined effort with Investor Relations, Human Resources and our Legal team, we reached out to our top 50 shareholders. The discussions occurred in October and November 2017.

POLITICAL CONTRIBUTIONS AND LOBBYING

Pursuant to the Company’s political contributions and lobbying policy, the Company has a longstanding global policy against making contributions to political parties, political committees or candidates using company resources, even where permitted by law. In the United States, Accenture maintains a political action committee (the “PAC”) that is registered with the Federal Election Commission and makes federal political contributions on a bipartisan basis to political parties, political committees and candidates. The contributions made by the PAC are not funded by corporate funds and are fully funded by voluntary contributions made by Accenture Leaders in the United States. The Company does not penalize in any way Accenture Leaders who do not contribute to the PAC.

In addition, when we determine it is in the best interest of the Company, we work with governments to provide information and perspective that support our point of view, through our lobbyists and grassroots lobbying communications. We

ACCENTURE 2017 PROXY STATEMENT	Corporate Governance	12

disclose our U.S. federal, state and local lobbying activity and expenditures as required by law. The Audit Committee and senior management have oversight over political, lobbying and other grassroots advocacy activities. The Company’s political contributions and lobbying policy is available on our website at https://www.accenture.com/us-en/company-political-contributions-policy.

CORPORATE CITIZENSHIP AND SUSTAINABILITY

At Accenture, we are creating a more inclusive and sustainable world by looking ahead to identify new opportunities, while responding to some of today’s most pressing challenges. Corporate citizenship is central to our vision to improve the way the world works and lives—from closing employment gaps, to advancing client sustainability, to accelerating gender equality in the workforce. We use our global capabilities, digital experience, and innovation mindset to develop solutions that address a wide range of societal issues.

Key highlights include:

•	Our People. As a talent-led organization, our people’s contributions fuel our clients’ and our own business results. In fiscal 2017, we invested $935 million in learning and professional development for our people. The rich diversity of our people makes our Company stronger, smarter and more innovative, which helps us better serve our clients and communities. Women now represent more than 40% of our total workforce and we have made a commitment to achieve a gender-balanced workforce by 2025.

•	Community Impact. Accenture’s corporate citizenship initiative, Skills to Succeed, advances employment and entrepreneurship opportunities for individuals around the globe by leveraging digital innovation to drive impact at scale. Together with our strategic partners, since 2010, we have equipped more than 1.7 million people with the skills to get a job or build a business. By the end of fiscal 2020, we will equip more than 3 million people with these skills.
•	Environment. Fostering sustainable economic growth for our Company and our stakeholders is at the heart of our environmental strategy. By the end of fiscal 2020, we will reduce our carbon emissions to an average of 2 metric tons per employee—representing a more than 50% reduction from our 2007 baseline. In 2017, we were included for the 13th consecutive year on both the Dow Jones Sustainability North America Index and the FTSE4Good Global Index.

•	Supply Chain. As a company with a multi-billion dollar global supply chain, we have the opportunity to promote human rights, and sustainable and inclusive business practices beyond our Company. By the end of fiscal 2020, we will expand to 75% the percentage of our key suppliers who disclose their targets and actions toward emissions reduction. We are also advancing supplier inclusion and diversity through the integration of more small, medium and diverse enterprises into our global supply chain and by helping them develop their businesses, we are generating broader supply choice for our clients and our communities.

Annually, we publish our Corporate Citizenship Report, which explores our goals, progress and performance across our global operations and serves as our Communication on Progress to the United Nations Global Compact. It is accessible through https://www.accenture.com/corporatecitizenship.

COMMUNICATING WITH THE BOARD

The Board welcomes questions and comments. Any interested parties may submit their communication to our Corporate Secretary. Communications and concerns will be forwarded to the Board, our independent directors as a group or our lead director as determined by our Corporate Secretary.

Address correspondence to: Attention: Corporate Secretary, Accenture, 161 N. Clark Street, Chicago, Illinois, 60601, USA.

Ethics Concerns or Complaints?

Separately, we also have established mechanisms for receiving, retaining and addressing concerns or complaints. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. Employees may raise concerns in a confidential and/or anonymous manner in accordance with the instructions for the Accenture Business Ethics Line.

Call: 1 (312) 737-8262; or

Online: https://businessethicsline.com/accenture

ACCENTURE 2017 PROXY STATEMENT	13

PROPOSAL 1: RE-APPOINTMENT OF DIRECTORS

Accenture’s directors are elected at each annual general meeting of shareholders and hold office for 1-year terms or until their successors are duly elected.

All of the director nominees are current Board members. The Nominating & Governance Committee reviewed the performance and qualifications of the directors listed below and recommended to the Board, and the Board approved, that each be recommended to shareholders for re-appointment to serve for an additional 1-year term. Tracey T. Travis was appointed by the Board as a director effective July 20, 2017 and is subject to re-appointment by our shareholders at the Annual Meeting. In addition, in connection with our efforts to continually refresh the Board, William L. Kimsey will not stand for re-appointment at the Annual Meeting.

All of the nominees have indicated that they will be willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.

As required under Irish law and our Articles of Association, the resolution in respect of this Proposal 1 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 1 IS AS FOLLOWS:

“By separate resolutions, to re-appoint the following eleven directors: Jaime Ardila; Charles H. Giancarlo; Herbert Hainer; Marjorie Magner; Nancy McKinstry; Pierre Nanterme; Gilles C. Pélisson; Paula A. Price; Arun Sarin; Frank K. Tang and Tracey T. Travis.”

DIRECTOR CHARACTERISTICS

The Nominating & Governance Committee is responsible for identifying individuals who are qualified candidates for Board membership. Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee seeks to ensure that the Board is composed of individuals whose particular backgrounds, skills and expertise, when taken together, will provide the Board with the range of skills and expertise to guide and oversee Accenture’s strategy, operations and management. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

•	the time, energy and judgment to effectively carry out his or her responsibilities as a member of the Board;

•	a professional background that would enable the candidate to develop a deep understanding of our business;
•	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities; and

•	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.

In addition, the committee assesses the contribution that a particular candidate’s skills and expertise will, in light of the skills and expertise of the incumbent directors, make with respect to guiding and overseeing Accenture’s strategy, operations and management.

The Board recommends that you vote “FOR” the re-appointment of each of the Board’s director nominees listed above.

ACCENTURE 2017 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	14

BOARD DIVERSITY AND TENURE

Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee also seeks geographic, age, gender and ethnic diversity among the members of the Board. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating & Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership.

In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our directors. In furtherance of the Board’s active role in Board succession planning, the Board has appointed six new directors since 2014.

Our director nominees reflect those efforts and the importance of diversity to the Board. Of our 11 director nominees:

Board Diversity						Board Tenure
4 are female	◥	2 are African American	◥	6 were born outside of the U.S.	◥		Average tenure 4.6 years Average age 60 years

		2 are Asian	◥	1 is Hispanic	◥

ACCENTURE 2017 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	15

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

In considering each director nominee for the Annual Meeting, the Board and the Nominating & Governance Committee evaluated such person’s background, qualifications, attributes and skills to serve as a director. The Board and the Nominating & Governance Committee considered the nomination criteria discussed above, as well as the years of experience many directors have had working together on the Board and the deep knowledge of the Company they have developed as a result of such service. The Board and the Nominating & Governance Committee also evaluated each of the director’s contributions to the Board and role in the operation of the Board as a whole.

We believe our director nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The table below summarizes some of the experience, qualifications, attributes and skills of our director nominees. This high-level summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board, we look to each director to be knowledgeable in these areas; however, we have included a director in each of the areas where the director has specific expertise or prominence that he or she brings to the Board. Further information on each director nominee, including some of their specific experience, qualifications, attributes or skills is set forth in the biographies on pages 17 to 22 of this proxy statement.

OUT OF 11 DIRECTORS

PROCESS FOR SELECTING NEW DIRECTORS

To identify, recruit and evaluate qualified candidates for the Board, the Board has used the services of professional search firms. In some cases, nominees have been individuals known to Board members or others through business or other relationships. In the case of Tracey T. Travis, a third-party professional search firm identified her as a potential director nominee. Prior to her nomination, Ms. Travis also met separately with the chairman and chief executive officer, the chair of the Nominating & Governance Committee and the lead director, who initially considered her candidacy. In addition, the professional search firm retained by the Nominating & Governance Committee verified information about the prospective candidate. A background check was also completed before a final recommendation was made to the Board. Ms. Travis also met separately with other members of the Board, and after review and discussion with each of these directors, the Nominating & Governance Committee recommended, and the Board approved, Ms. Travis’s appointment as a director.

SKILL TOTAL OF 11 GLOBAL EXPERTISE Experience in international markets through a senior leadership role in an organization with its primary operations outside of the US 7 SENIOR LEADERSHIP EXPERIENCE Served in a senior leadership role at a large organization 11 INNOVATION AND TECHNOLOGY Managing technological change and driving technological innovation 7 FINANCIAL EXPERTISE Education and experience as a principal financial officer. principal accounting officer. controller. public accountant or auditor or experience in one or more positions that involve the performance of similar functions. or actively supervising such person(s) 10 INVESTMENT EXPERTISE Experience overseeing investments and investment decisions 7 OPERATIONAL Senior leadership role in an organization whose primary operations involve the production and distribution of products 7 PUBLIC COMPANY BOARD EXPERIENCE Serving on the boards of other public companies 10

ACCENTURE 2017 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	16

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Accenture’s orientation program for new directors includes a discussion of a broad range of topics, including the background of the Company, the Board and its governance model, Accenture’s strategy and business operations, its financial statements and capital structure, the management team, key industry and competitive factors, the legal and ethical responsibilities of the Board and other matters crucial to the ability of a new director to fulfill his or her responsibilities. Our directors are expected to keep current on issues affecting Accenture and its industry and on developments with respect to their general responsibilities as directors. Accenture will either provide or pay for ongoing director education.

PROCESS FOR SHAREHOLDERS TO RECOMMEND DIRECTOR NOMINEES

Our Corporate Governance Guidelines and Articles of Association address the processes by which shareholders may recommend director nominees, and the policy of the Nominating & Governance Committee is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation in accordance with our Articles of Association and applicable law, including the name and other pertinent information for the nominee, to: Mr. Gilles C. Pélisson, chair of the Nominating & Governance Committee, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, Attention: Corporate Secretary. As provided for in our Corporate Governance Guidelines, the Nominating & Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Article 84(a)(ii) of our Articles of Association prescribes certain timing and nomination requirements with respect to any such recommendation and Article 84(b) prescribes certain other requirements if an eligible shareholder wishes to have their nominee included in our proxy materials for our annual general meeting (see “Additional Information—Submission of Future Shareholder Proposals” for additional details on how to submit a director nominee for our 2019 annual general meeting).

ACCENTURE 2017 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	17

DIRECTOR BIOGRAPHIES

Set forth below are the biographies of our director nominees up for reelection at the Annual Meeting.

JAIME

ARDILA

DIRECTOR SINCE 2013 INDEPENDENT 62 YEARS OLD AUDIT COMMITTEE (Member) FINANCE COMMITTEE (Chair)

Jaime Ardila was formerly the executive vice president of automobile manufacturer General Motors Company (“GM”), president of GM’s South America region and was a member of GM’s executive committee, from 2010 until his retirement in March 2016. He previously served as president and managing director of GM’s operations in Brazil, Argentina, Uruguay and Paraguay from November 2007 to June 2010. Prior to serving in that role, he served as vice president and chief financial officer of GM’s Latin America, Africa and Middle East region from March 2003 to October 2007, as president and managing director of GM Argentina from March 2001 to February 2003, and as president of GM Colombia from March 1999 to March 2001. Mr. Ardila joined GM in 1984 and held a variety of financial and senior positions with the company, primarily in Latin America, as well as in Europe and the United States. From 1996 to 1998, Mr. Ardila served as the managing director, Colombian Operations, of N M Rothschild & Sons Ltd and then rejoined GM in 1998 as president of GM Ecuador.

Mr. Ardila is a director of Ecopetrol S. A. and Goldman Sachs BDC, Inc.

SPECIFIC EXPERTISE: Mr. Ardila brings to the Board significant managerial, operational and global experience as a result of the various senior positions he has held with GM, including as executive vice president of GM and president of GM South America. The Board also benefits from his broad experience in manufacturing and knowledge of the Latin American market.

CHARLES H.

GIANCARLO

DIRECTOR SINCE 2008 INDEPENDENT 60 YEARS OLD FINANCE COMMITTEE (Member) NOMINATING & GOVERNANCE COMMITTEE (Member)

Charles H. Giancarlo has been chief executive officer and a member of the board of directors of Pure Storage, Inc., a data storage solutions company, since August 2017. He previously served as managing director of the private investment firm Silver Lake from 2007 to 2013 and served as a senior advisor to the firm until 2015. Prior to that, Mr. Giancarlo held a variety of roles at Cisco Systems, Inc. (“Cisco”), where he worked for almost 15 years. His last position at Cisco was as executive vice president, chief technology officer and chief development officer. In that position, he was responsible for all Cisco business units and divisions and more than 30,000 employees.

Mr. Giancarlo is a director of Arista Networks, Inc. Mr. Giancarlo previously served as a director of Imperva, Inc. from 2013 to 2017, ServiceNow, Inc. from 2013 to 2017 and Tintri, Inc. from 2016 to 2017.

SPECIFIC EXPERTISE: Mr. Giancarlo brings to the Board significant managerial, operational and financial experience as a result of the numerous senior positions he has held at multi-national corporations. In addition, as a result of his professional experiences, including his service as a director on the boards of two other public technology companies, Mr. Giancarlo brings to the Board deep technology expertise, as well as an important perspective on technology-enabled and related growth industries that are important to Accenture and its business, such as digital-, cloud- and security-related services.

ACCENTURE 2017 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	18

HERBERT

HAINER

DIRECTOR SINCE 2016 INDEPENDENT 63 YEARS OLD COMPENSATION COMMITTEE (Member) FINANCE COMMITTEE (Member)

Herbert Hainer was the chief executive officer of the sporting goods company adidas AG (“adidas”) from March 2001 until his retirement in September 2016. Mr. Hainer was also a member of the adidas executive board from March 1997 until his retirement. Mr. Hainer previously served as senior vice president of sales and logistics of adidas in Europe, Africa and the Middle East from 1996 until March 1997. Prior to serving in that role, he served as managing director sales and logistics of adidas Germany from 1993 until 1995 and prior to that as national sales director of adidas Germany from 1991 until 1993. Mr. Hainer joined adidas in 1987 and held a variety of senior positions with the company. From 1979 to 1987, Mr. Hainer served as division manager sales and marketing Germany of Procter & Gamble GmbH.

Mr. Hainer is a director of Deutsche Lufthansa AG and Allianz SE.

SPECIFIC EXPERTISE: Mr. Hainer brings to the Board significant managerial, operational and global experience as a result of the various senior positions he held during his tenure with adidas, including as its chief executive officer. The Board also benefits from his experience in sales, knowledge of the European market and significant experience in international business.

MARJORIE

MAGNER

DIRECTOR SINCE 2006 INDEPENDENT LEAD DIRECTOR 68 YEARS OLD COMPENSATION COMMITTEE (Chair)

Marjorie Magner has been our lead director since January 2014. Ms. Magner is currently a partner with Brysam Global Partners, LLC, a private equity firm she co-founded in 2007 that invests in financial services. She was the chairman and chief executive officer, Global Consumer Group, of Citigroup Inc. from 2003 to October 2005. Ms. Magner previously held various other positions within Citigroup Inc., including chief operating officer, Global Consumer Group, from April 2002 to August 2003, and chief administrative officer and senior executive vice president from January 2000 to April 2002.

Ms. Magner is the nonexecutive chairman of the board of TEGNA Inc. (formerly known as Gannett Co., Inc.) and a director of Ally Financial Inc.

SPECIFIC EXPERTISE: Ms. Magner brings to the Board significant business experience and operations expertise gained from the various senior management roles that she has held with Citigroup Inc. and as a partner with a private equity firm that she co-founded as well as through her service as a director of other public company boards. Ms. Magner also has leadership experience and perspective from her work in various philanthropic endeavors as an advocate on issues affecting consumers, women and youth globally.

ACCENTURE 2017 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	19

NANCY

MCKINSTRY

DIRECTOR SINCE 2016 INDEPENDENT 58 YEARS OLD AUDIT COMMITTEE (Member) NOMINATING & GOVERNANCE COMMITTEE (Member)

Nancy McKinstry has been chief executive officer and chairman of the executive board of Wolters Kluwer, a global professional information services and solutions company, since September 2003 and a member of its executive board since 2001. Before assuming her current position, Ms. McKinstry gained more than a decade of experience with Wolters Kluwer and its North American subsidiaries, serving as chief executive officer of CCH Legal Information Services for three years and as chief executive officer of operations in North America. Earlier in her career, she was a principal with Booz & Company (formerly Booz Allen Hamilton Inc.), focusing on media and technology.

Ms. McKinstry is a director of Abbott Laboratories. McKinstry previously served as a director of LM Ericsson Telephone Company from 2004 to 2013.

SPECIFIC EXPERTISE: Ms. McKinstry brings to the Board strong experience in the professional services sector from her long career at Wolters Kluwer, where she has led the company’s digital transformation, as well as broad international perspective as both the CEO of a global company and a director of large, multinational companies. The Board also benefits from her experience in the European market and her background in the digital, media and technology industries.

PIERRE

NANTERME

DIRECTOR SINCE 2010 CHAIRMAN & CEO 58 YEARS OLD

Pierre Nanterme became chairman of the Board of Directors in February 2013. He has served as our chief executive officer since January 2011 and as a Board member since October 2010. Mr. Nanterme joined Accenture’s global management committee in 2006, and was group chief executive of our Financial Services operating group from September 2007 to December 2010. Prior to assuming this role, Mr. Nanterme was our chief leadership officer from May 2006 through August 2007, with primary responsibility for Accenture’s leadership development program as well as our global corporate citizenship initiatives. Earlier in his career with the Company, he held various leadership roles, primarily in Financial Services, and also was our country managing director for France from November 2005 through August 2007. In addition to serving on the Company’s board of directors, Mr. Nanterme serves on the board of its subsidiary Accenture Holdings plc.

SPECIFIC EXPERTISE: Mr. Nanterme brings to the Board a deep knowledge of Accenture’s business, growth strategy and human capital strategy—as well as extensive experience serving our clients—from his 34 years with the Company, including his executive roles as chairman, chief executive officer, group chief executive—Financial Services, and chief leadership officer. Given his role representing Accenture at leading external forums such as the B20 Summit and the World Economic Forum, Mr. Nanterme also brings to the Board a broad understanding of the global economy as well as the technology marketplace and competitive landscape.

ACCENTURE 2017 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	20

GILLES C.

PÉLISSON

DIRECTOR SINCE 2012 INDEPENDENT 60 YEARS OLD NOMINATING & GOVERNANCE COMMITTEE (Chair)

Gilles C. Pélisson has been the chairman and chief executive officer of TF1 Group, a leading French broadcasting company, since February 2016. He previously served as chief executive officer of global hotel group Accor from 2006 until December 2010 and also as its chairman from 2009 until January 2011. Mr. Pélisson served as chief executive officer of mobile operator Bouygues Telecom from 2001 to 2005 and also as its chairman from 2004 to 2005. From 2000 to 2001, he was with the SUEZ group, and in 2000 he became chairman of Noos, a cable network operator. Mr. Pélisson served as the chief executive officer of Disneyland Paris Resort from 1995 to 2000 and also as its chairman starting in 1997.

SPECIFIC EXPERTISE: Mr. Pélisson brings to the Board significant managerial, operational and global experience from his tenure as chairman and chief executive officer of TF1 Group, as chairman and chief executive officer of Accor, as chairman and chief executive officer of Bouygues Telecom, as chairman and chief executive officer of Disneyland Paris and from other senior executive positions he has held at several other companies as well as his previous service as a director of other public company boards. The Board also benefits from his broad experience in the European and Asian markets, as well as his experience in governance.

PAULA A.

PRICE

DIRECTOR SINCE 2014 INDEPENDENT 56 YEARS OLD AUDIT COMMITTEE (Chair) COMPENSATION COMMITTEE (Member)

Paula A. Price joined the faculty of the Harvard Business School in July 2014. Until January 2014, she was executive vice president and chief financial officer of Ahold USA, a U.S. grocery retailer, which she joined in 2009. Prior to joining Ahold USA, Ms. Price was senior vice president, controller and chief accounting officer at CVS Caremark, where she worked from 2006 to 2008. From 2002 until 2005, Ms. Price held various positions at JPMorgan Chase & Co. Earlier in her career, she also held senior management positions at Prudential Insurance Co. of America, Diageo and Kraft Foods. A certified public accountant, she began her career at Arthur Andersen & Co.

Ms. Price is a director of Dollar General Corporation and Western Digital Corporation.

SPECIFIC EXPERTISE: Ms. Price brings to the Board broad experience across finance, general management and strategy gained from her service in senior executive and management positions at major corporations across several industries, including, in particular, the retail, financial services and consumer packaged goods industries. She brings to the Board an important perspective as a member of the faculty of the Harvard Business School and from her service as a director of other public company boards. The Board also benefits from her extensive background in finance and accounting matters.

ACCENTURE 2017 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	21

ARUN

SARIN

DIRECTOR SINCE 2015 INDEPENDENT 63 YEARS OLD COMPENSATION COMMITTEE (Member) NOMINATING & GOVERNANCE COMMITTEE (Member)

Arun Sarin was Chief Executive Officer of Vodafone Group Plc from 2003 until his retirement in 2008, and also served as a director of Vodafone from 1999 to 2008. Mr. Sarin began his career at Pacific Telesis Group in 1984. He progressed through various management positions there and at AirTouch Communications Inc., which Pacific Telesis spun off in 1994, and was named president and chief operating officer of AirTouch in 1997. After AirTouch merged with Vodafone in 1999, he was appointed CEO of Vodafone’s U.S./Asia-Pacific region. He left Vodafone in 2000 to become CEO of InfoSpace, Inc., and from 2001 until 2003, he served as CEO of Accel-KKR Telecom. Mr. Sarin rejoined Vodafone in 2003 as its Group Chief Executive Officer. After his retirement in 2008, he served as a senior advisor to Kohlberg Kravis Roberts & Co. for 5 years.

Mr. Sarin is a director of Blackhawk Network Holdings, Inc., Cisco Systems, Inc. and The Charles Schwab Corporation. He previously served as a director of Safeway, Inc. from 2009 until 2015.

SPECIFIC EXPERTISE: Mr. Sarin brings to the Board significant global, managerial and financial experience as a result of his tenure as Group Chief Executive at Vodafone and prior senior executive experience. The Board benefits from his technology background and experience in the telecommunications industry. Mr. Sarin also brings an important perspective from his service as a director of other global, public company boards.

FRANK K.

TANG

DIRECTOR SINCE 2014 INDEPENDENT 49 YEARS OLD FINANCE COMMITTEE (Member)

Frank K. Tang is chief executive officer and managing partner of FountainVest Partners, a leading private equity firm dedicated to investments in China. Before co-founding FountainVest in 2007, Mr. Tang was senior managing director and head of China investments at Temasek Holdings. Prior to joining Temasek in 2005, Mr. Tang was a managing director at Goldman Sachs, where he worked for nearly 11 years, including as the head of the telecommunications, media and technology investment banking group in Asia, excluding Japan.

Mr. Tang is also a director of Weibo Corporation.

SPECIFIC EXPERTISE: Mr. Tang brings to the Board significant business and leadership experience both in investment banking, from his tenure at Goldman Sachs, and in private equity, as a co-founder of FountainVest Partners and as a senior managing director and head of China Investments at Temasek Holdings. The Board also benefits from his deep knowledge and expertise in the Asian markets, particularly with respect to China.

ACCENTURE 2017 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	22

TRACEY T.

TRAVIS

DIRECTOR SINCE 2017 INDEPENDENT 55 YEARS OLD AUDIT COMMITTEE (Member) FINANCE COMMITTEE (Member)

Ms. Travis has been chief financial officer of The Estée Lauder Companies Inc., a global manufacturer and marketer of skin care, makeup, fragrance and hair care products, since 2012. Before assuming her current position, Ms. Travis served as the senior vice president of finance and chief financial officer of Ralph Lauren Corporation from January 2005 through July 2012. From 2001 to 2004, Ms. Travis was with Limited Brands where she served as Senior Vice President of Finance from 2002 to 2004 and Chief Financial Officer of Intimate Brands Inc. from 2001 to 2002. From 1999 to 2001 Ms. Travis was chief financial officer of the Americas Group of American National Can, where she led both the finance and information technology groups. From 1989 to 1999, Ms. Travis held various management positions at PepsiCo/Pepsi Bottling Group. Ms. Travis began her career at General Motors Co. as an engineer and senior financial analyst.

Ms. Travis previously served as a director of Campbell Soup Company from 2011 until 2017.

SPECIFIC EXPERTISE: Ms. Travis brings to our board significant experience in both finance and operations management in various industries through her experience as the CFO of The Estée Lauder Companies Inc. and prior positions at Ralph Lauren, Limited Brands, PepsiCo and General Motors. Ms. Travis also brings an important perspective from her service as a director of other public company boards.

William L. Kimsey is not subject to re-appointment at the Annual Meeting.

ACCENTURE 2017 PROXY STATEMENT	23

DIRECTOR COMPENSATION	The Compensation Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the full Board with respect to the compensation of our independent directors at least every 2 years or as circumstances may warrant. The full Board reviews these recommendations and makes a final determination on the compensation of our directors.
The Compensation Committee reviewed director compensation most recently in fiscal 2016, when it reviewed the compensation practices of the boards of directors of relevant peer companies and the general market, as well as a study by its independent consultant, which was prepared at the request of the Compensation Committee.

ELEMENTS OF DIRECTOR COMPENSATION

Each independent director receives annual compensation in the form of an annual cash retainer and an annual equity retainer, as well as the additional retainers as noted below:

ANNUAL DIRECTOR COMPENSATION(1)

Additional Compensation

•    $25,000 retainer for Audit Committee Chair

•    $11,250 retainer for Audit Committee Members

•    $15,000 retainer for each Compensation, Finance and Nominating & Governance Committee Chair

•    $7,500 retainer for each Compensation, Finance, and Nominating & Governance Committee member

•    $42,500 retainer for Lead Independent Director

(1) Each of our independent directors may elect to receive the annual retainer and other retainers in the form of cash, entirely in the form of restricted share units (“RSUs”) or one-half in cash and one-half in RSUs. Grants of RSUs to our directors are fully vested on the date of grant, and future delivery of the underlying shares is not dependent on a director’s continued service. Directors are entitled to a proportional number of additional RSUs on outstanding awards if we pay a dividend. The underlying shares for RSU awards granted in fiscal 2017 will be delivered 1 year after the grant date; directors may not further delay delivery of the shares.

Governance Features

Our compensation program for independent directors operates with the following governance features:

•	Equity Ownership Requirements. Directors must maintain ownership of Accenture equity having a fair market value equal to 3 times the value of the annual director equity grants. This requirement must be met by each director within 3 years of joining the Board. Each of our independent directors who had been a director for 3 or more years met this requirement in fiscal 2017.

•	Limit on Director Compensation. Annual limit of $750,000 in maximum aggregate compensation per individual independent director.

•	Trading Windows. Our directors can only transact in Accenture securities during approved trading windows after satisfying mandatory clearance requirements.
•	Hedging Prohibition. Our Restricted Persons Trading policy prohibits our directors from hedging or pledging Accenture securities.

•	Other Compensation. Our independent directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities such as site visits and presentations in which they engage as directors.

ACCENTURE 2017 PROXY STATEMENT	Director Compensation	24

DIRECTOR COMPENSATION FOR FISCAL 2017

As described more fully above, the following table summarizes the annual compensation for our independent directors during fiscal 2017:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)(3)		All Other Compensation($)(4)	Total($)
Jaime Ardila	$126,250	$184,993		—	$311,243
Dina Dublon(5)	—	—		—	—
Charles H. Giancarlo	$115,000	$184,966		—	$299,966
Herbert Hainer	$145,831	$369,960	(6)	—	$515,791
William L. Kimsey(7)	$118,750	$184,982		—	$303,732
Marjorie Magner	$157,500	$184,993		—	$342,493
Blythe J. McGarvie(5)	—	—		—	—
Nancy McKinstry	$111,250	$184,993		—	$296,243
Gilles C. Pélisson	$115,000	$184,966		—	$299,966
Paula A. Price	$132,500	$184,993		—	$317,493
Arun Sarin	$115,000	$184,993		—	$299,993
Wulf von Schimmelmann(5)	—	—		—	—
Frank K. Tang	$107,500	$184,935		—	$292,435
Tracey T. Travis	$ 66,264	$184,941		—	$251,205

(1)	The annual retainers and additional retainers for Board committee service paid to our independent directors during fiscal 2017 were as follows:

Name	Annual Retainer($)	Committee Chair Retainer($)	Committee Member Retainer($)	Total($)
Jaime Ardila	$100,000	$15,000	$11,250	$126,250
Dina Dublon	—	—	—	—
Charles H. Giancarlo(a)	$100,000	—	$15,000	$115,000
Herbert Hainer(b)	$126,810	—	$19,021	$145,831
William L. Kimsey(a)	$100,000	—	$18,750	$118,750
Marjorie Magner	$142,500	$15,000	—	$157,500
Blythe J. McGarvie	—	—	—	—
Nancy McKinstry	$100,000	—	$11,250	$111,250
Gilles C. Pélisson(a)	$100,000	$15,000	—	$115,000
Paula A. Price	$100,000	$25,000	$ 7,500	$132,500
Arun Sarin	$100,000	—	$15,000	$115,000
Wulf von Schimmelmann	—	—	—	—
Frank K. Tang(a)	$100,000	—	$ 7,500	$107,500
Tracey T. Travis(c)	$ 55,801	—	$10,463	$ 66,264

(a)	Messrs. Giancarlo, Kimsey, Pélisson and Tang elected to receive 100% of their annual retainers and additional retainers for Board committee service in the form of fully vested RSUs, with a grant date fair value equal to the amount reported as paid in cash above.

(b)	Mr. Hainer’s annual retainer and additional retainer for Board committee service include a pro rata portion of the 2016 standard annual retainer and additional retainer for Board committee service, based on the total number of days elapsed from Mr. Hainer’s appointment to the Board on November 2, 2016 and the date of the 2017 annual general meeting of shareholders. Mr. Hainer elected to receive 100% of his annual retainers and additional retainers for Board committee service in the form of fully vested RSUs, with a grant date fair value equal to the amount reported as paid in cash above.

(c)	Ms. Travis, who was appointed to the Board on July 20, 2017, received a pro rata portion of the standard annual retainer and additional retainer for Board committee service, based on the number of days remaining in the 2017 director compensation year after the date of her appointment. Ms. Travis elected to receive 50% of her pro rata annual retainer and additional retainer for Board committee service in the form of fully vested RSUs, with a grant date fair value equal to 50% of the amount reported as paid in cash above.

(2)	Represents aggregate grant date fair value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. For more information, please refer to Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2017. Reflects the grant of a whole number of shares. With the exception of the award of RSUs with a grant date value equal to $184,941 awarded to Ms. Travis in connection with her appointment to the Board and Mr. Hainer (see footnote 6 below), all other RSU awards represent annual grants to our directors.

ACCENTURE 2017 PROXY STATEMENT	Director Compensation	25

(3)	The aggregate number of vested RSU awards outstanding at the end of fiscal 2017 for each of our independent directors was as follows:

Name	Aggregate Number of Vested RSU Awards Outstanding as of August 31, 2017
Jaime Ardila	1,588
Dina Dublon	—
Charles H. Giancarlo	2,575
Herbert Hainer	4,414
William L. Kimsey	2,607
Marjorie Magner	1,588
Blythe J. McGarvie	—
Nancy McKinstry	1,588
Gilles C. Pélisson	2,575
Paula A. Price	1,588
Arun Sarin	1,588
Wulf von Schimmelmann	—
Frank K. Tang	2,510
Tracey T. Travis	1,685

(4)	The aggregate amount of perquisites and other personal benefits received by each of our independent directors in fiscal 2017 was less than $10,000.

(5)	Under SEC rules, these directors are required to be included in the Director Compensation Table as they served on the Board during a portion of fiscal 2017. These directors retired from the Board on February 10, 2017 and did not receive any compensation in fiscal 2017.

(6)	The amount reported for Mr. Hainer includes an award of RSUs with a grant date fair value equal to $184,967, which he received in connection with his appointment to the Board on November 2, 2016 and the annual grant of RSUs awarded to all of our then directors on February 10, 2017.

(7)	Director is not subject to re-appointment at the Annual Meeting.

ACCENTURE 2017 PROXY STATEMENT	26

BENEFICIAL OWNERSHIP

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture plc’s Class A ordinary shares or Class X ordinary shares are required within a prescribed period of time to report to the SEC transactions and holdings in Accenture plc Class A ordinary shares and Class X ordinary shares. Our directors and executive officers are also required to report transactions and holdings in Accenture Holdings plc ordinary shares. Based solely on a review of the copies of these forms received by us and on written representations from certain reporting persons that no Form 5 was required to be filed, we believe that during fiscal 2017 all of these filing requirements were satisfied in a timely manner.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

To our knowledge, except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after November 30, 2017. For purposes of computing the percentage of outstanding Accenture plc Class A ordinary shares, Class X ordinary shares and/or Accenture Holdings plc ordinary shares held by each person or group of persons named below, any shares that such person or group of persons has the right to acquire within 60 days after November 30, 2017 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.

ACCENTURE 2017 PROXY STATEMENT	Beneficial Ownership	27

The following beneficial ownership table sets forth, as of November 30, 2017, information regarding the beneficial ownership of Accenture plc Class A ordinary shares and Class X ordinary shares and of Accenture Holdings plc ordinary shares held by: (1) each of our directors and named executive officers; and (2) all of our current directors and executive officers as a group.

	Accenture plc Class A Ordinary Shares			Accenture Holdings plc Ordinary Shares			Accenture plc Class X Ordinary Shares			Percentage of the Total Number of Class A and Class X Ordinary Shares Beneficially Owned
Name of Beneficial Owner(1)	Shares Beneficially Owned(#)	% Shares Beneficially Owned		Shares Beneficially Owned(#)	% Shares Beneficially Owned		Shares Beneficially Owned(#)	% Shares Beneficially Owned
Pierre Nanterme(2)	296,533	*	%	91,597	**	%	91,597	***	%	****%
Jaime Ardila	8,358	*			—			—		****
Charles H. Giancarlo	20,436	*			—			—		****
Herbert Hainer(3)	1,856	*			—			—		****
William L. Kimsey	15,220	*			—			—		****
Marjorie Magner	22,962	*			—			—		****
Nancy McKinstry	1,022	*			—			—		****
Gilles C. Pélisson	10,466	*			—			—		****
Paula A. Price	4,324	*			—			—		****
Arun Sarin	3,626	*			—			—		****
Frank K. Tang	4,319	*			—			—		****
Tracey T. Travis	—	*			—			—		****
David P. Rowland(4)	22,218	*			—			—		****
Gianfranco Casati	50,045	*			—			—		****
Alexander van ’t Noordende(5)	133,840	*			—			—		****
Julie Sweet(6)	16,270	*			—			—		****
All Directors and Executive Officers as a Group (24 Persons)(2)(7)	1,073,205	*	%	218,640	**	%	192,004	***	%	****%

*	Less than 1% of Accenture plc’s Class A ordinary shares outstanding.

**	Less than 1% of Accenture Holdings plc’s ordinary shares outstanding.

***	Less than 1% of Accenture plc’s Class X ordinary shares outstanding.

****	Less than 1% of the total number of Accenture plc’s Class A ordinary shares and Class X ordinary shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

(2)	Subject to the provisions of its Memorandum and Articles of Association, Accenture Holdings plc is obligated, at the option of the holder of such shares and at any time, to redeem any outstanding Accenture Holdings plc ordinary shares. Accenture Holdings plc has the option to pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares generally on a one-for-one basis as provided for in the Memorandum and Articles of Association of Accenture Holdings. Each time an Accenture Holdings ordinary share is redeemed, Accenture plc has the option to, and intends to, redeem an Accenture plc Class X ordinary share from that holder for a redemption price equal to the par value of the Accenture plc Class X ordinary share, or $0.0000225.

(3)	Includes 1,856 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from November 30, 2017.

(4)	Includes 2,174 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from November 30, 2017.

(5)	Includes 8,229 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from November 30, 2017.

(6)	Includes 2,812 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from November 30, 2017.

(7)	Includes 49,738 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from November 30, 2017.

ACCENTURE 2017 PROXY STATEMENT	Beneficial Ownership	28

BENEFICIAL OWNERSHIP OF MORE THAN 5%

Based on information available as of November 30, 2017, no person beneficially owned more than 5% of Accenture plc’s Class X ordinary shares, and the only persons known by us to be a beneficial owner of more than 5% of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A Ordinary Shares
Name and Address of Beneficial Owner	Shares Beneficially Owned	% Shares Beneficially Owned
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(1)	44,629,501	7.2%
Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199(2)	43,949,044	7.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	39,028,582	6.3%
The Capital Group Companies, Inc. 333 South Hope Street Los Angeles, CA 90071-1406(4)	31,190,168	5.0%

(1)	Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 9, 2017 by Vanguard and certain related entities reporting sole power to vote or direct the vote over 974,343 Class A ordinary shares, sole power to dispose or direct the disposition of 43,536,197 Class A ordinary shares, shared power to vote or direct the vote over 127,980 Class A ordinary shares and shared power to dispose or direct the disposition of 1,093,304 Class A ordinary shares.

(2)	Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 13, 2017 by Massachusetts Financial Services Company reporting sole power to vote or direct the vote over 37,697,314 Class A ordinary shares and sole power to dispose or direct the disposition of 43,949,044 Class A ordinary shares.

(3)	Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on January 19, 2017 by BlackRock and certain related entities reporting sole power to vote or direct the vote over 32,155,535 Class A ordinary shares and sole power to dispose or direct the disposition of 39,028,582 Class A ordinary shares.

(4)	Based solely on the information reported by Capital in a Notification of Holdings under Irish law provided to Accenture on May 15, 2017 and reporting ownership as of May 12, 2017. On such date, Capital, together with its affiliates, held an interest in 31,190,168 Class A ordinary shares.

As of November 30, 2017, Accenture beneficially owned an aggregate of 26,035,762 Accenture plc Class A ordinary shares, or 4.1% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

ACCENTURE 2017 PROXY STATEMENT	29

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of Accenture’s executive compensation program, its alignment with Accenture’s performance and the 2017 compensation decisions regarding our named executive officers.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	30

EXECUTIVE SUMMARY

Overview

Accenture is one of the world’s leading professional services companies with approximately 425,000 people serving clients in a broad range of industries, with offices and operations in more than 200 cities in 53 countries. Our five operating groups, organized by industry, bring together expertise from across the organization in strategy, consulting, digital, technology including application services, and operations to deliver end-to-end services and solutions to our clients. One of our key goals is to have the best talent, with highly specialized skills, at the right levels in the right locations, to enhance our differentiation and competitiveness. We seek to reinforce our employees’ commitments to our clients, culture and values through a comprehensive performance management and compensation system and a career philosophy that provides rewards based on individual and Company performance.

Named Executive Officers

The Company’s named executive officers for the fiscal year ended August 31, 2017 are:

Name	Title

Pierre Nanterme	Chairman and Chief Executive Officer

David P. Rowland	Chief Financial Officer

Gianfranco Casati	Group Chief Executive—Growth Markets

Alexander M. van ’t Noordende	Group Chief Executive—Products

Julie Sweet	Chief Executive Officer—North America

Elements of Compensation

The significant components of our executive compensation programs include the following:

BASE COMPENSATION	◥
Provides a fixed level of compensation to our named executive officers each year and reflects the named executive officer’s leadership role.

GLOBAL ANNUAL BONUS	◥

Designed to tie pay to both individual and Company performance for the fiscal year. Bonuses are paid from funds accrued during the fiscal year based on Company financial performance, compared to the earnings and profitability targets for the year.

LONG-TERM EQUITY COMPENSATION	◥

Key Executive Performance Share Program:

Primary program used to grant equity to our named executive officers and intended to be the most significant element of compensation. Vesting of awards is tied to meeting performance objectives related to operating income results and total shareholder return, in each case, over a 3-fiscal-year period.

Accenture Leadership Performance Equity Award Program:

Rewards high performers based on the individual’s performance and the Company’s performance, in each case with respect to performance in the prior fiscal year.

Voluntary Equity Investment Program:

Opportunity to designate up to 30% of cash compensation to make monthly purchases of Accenture plc Class A ordinary shares with a 50% matching RSU grant following the end of the program year that generally vests 2 years later.

OTHER COMPENSATION	◥
Limited personal benefits to our named executive officers.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	31

Fiscal 2017 Executive Compensation Highlights

Our compensation decisions for fiscal 2017, including with respect to our named executive officers, were tied to Company and individual performance. In assessing overall Company performance, the Compensation Committee considered the Company’s strong fiscal 2017 performance as compared to the very strong performance in fiscal 2016. The Compensation Committee took the Company’s performance results into consideration in making its compensation decisions.

CEO PAY-FOR-PERFORMANCE CEO COMPENSATION MIX BASE COMPENSATION CHAIRMAN AND CEO OTHER NEOS Base compensation stayed the same compared to prior year base compensation increased an average of 1%* compared to prior year in local currency ANNUAL CASH INCENTIVE – FISCAL 2017 PERFORMANCE CHAIRMAN AND CEO OTHER NEO’S LONG-TERM EQUITY INCENTIVE AWARDS – FISCAL 2018 GRANTS* TOTAL TARGET GRANT FAIR VALUE OF EQUITY AWARDS TO BE MADE COMPARED TO PRIOR YEAR CHAIRMAN AND CEO OTHER NEOS CHAIRMAN AND CEO OTHER NEOS

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	32

NET REVENUES NEW BOOKINGS $34.9B $37.4B An increase of 6 percent in U.S. dollars and 7 percent in local currency from fiscal 2016. Net revenues were within the Company’s initial business outlook of 5 to 8 percent growth in local currency. An increase of 6 percent in both U.S. dollars and local currency from fiscal 2016. DILUTED EARNINGS PER SHARE OPERATING MARGIN $5.44 GAAP 13.3% GAAP After excluding a $0.47 pension settlement charge in fiscal 2017 and $1.11 from gains on the sale of businesses in fiscal 2016, adjusted EPS of $5.91 increased 11 percent from adjusted EPS of $5.34 in fiscal 2016. Adjusted EPS was within the Company’s initial business outlook of $5.75 to $5.98. After excluding the 150 basis point impact from a pension settlement charge, adjusted operating margin was 14.8 percent, an expansion of 20 basis points from fiscal 2016 operating margin of 14.6 percent. Adjusted operating margin was within the Company’s initial business outlook of 14.7 to 14.9 percent. FREE CASH FLOW CASH RETURNED TO SHAREHOLDERS $4.5B $4.2B Defined as operating cash flow of $5.0 billion net of property and equipment additions of $516 million. Free cash flow exceeded the Company’s initial business outlook of $4.0 billion to $4.3 billion. Defined as cash dividends of $1.6 billion plus share repurchases of $2.6 billion. Cash returned to shareholders was in line with the Company’s initial business outlook of at least $4.2 billion.

COMPANY HIGHLIGHTS

Fiscal 2017 Company Performance

The compensation of the Company’s named executive officers is tied to both Company and individual performance. In fiscal 2017, the Company delivered all the objectives in the initial business outlook provided in its September 29, 2016 earnings announcement.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	33

Historical Financial Performance

The most significant element of named executive officer compensation is the Key Executive Performance Share Program, which rewards participants for driving the Company’s business to meet performance objectives over a 3-year period. This program is weighted 75% on cumulative operating income results and 25% on cumulative total shareholder return. See below for our historical performance, which demonstrates our focus on delivering shareholder value.

BROAD-BASED REVENUE GROWTH 5% CAGR[1] in US Dollars 9% CAGR in local currency NET REVENUES 1 “CAGR” means Compound Annual Growth Rate

SUSTAINED MARGIN EXPANSION

100 Basis Point Contraction (on a GAAP basis)

50 Basis Point Expansion (on an adjusted basis)

OPERATING MARGIN

 GAAP Operating Margin %      Adjusted Operation Margin %

2  FY17 Adjusted operating margin of 14.8% was adjusted to exclude the impact of a $510 million pension settlement charge

STRONG EARNINGS GROWTH

6% CAGR (on a GAAP basis)

9% CAGR (on an adjusted basis)

EARNINGS PER SHARE

 GAAP EPS      Adjusted EPS

3  FY17 Adjusted diluted EPS of $5.91 were adjusted to exclude the impact of a pension settlement charge ($0.47 per share)

SIGNIFICANT CASH RETURNED TO SHAREHOLDERS SINCE FISCAL 2014 9% CAGR Dividends per share CASH RETURNED TO SHAREHOLDERS

TOTAL SHAREHOLDER RETURN[4]

4  The performance graph above shows the cumulative total shareholder return on our Class A shares for the period starting on August 31, 2014, and ending on August 31, 2017, which was the end of fiscal 2017. This is compared with the cumulative total returns over the same period of the S&P 500 Stock Index and the S&P 500 Information Technology Sector Index. The graph assumes that, on August 31, 2014, $100 was invested in our Class A shares and $100 was invested in each of the other two indices, with dividends reinvested on the ex-dividend date without payment of any commissions.

See “Reconciliation of Non-GAAP Measures to GAAP Measures” on page 87.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	34

Returning Cash to Shareholders in Fiscal 2017

We continued to return a significant portion of our free cash flow to shareholders. In fiscal 2017, we returned a total of $4.22 billion to shareholders, reflecting $2.65 billion in share repurchases and $1.57 billion in dividend payments made during the fiscal year. In addition, we increased our semi-annual dividend paid to shareholders in November 2017 to $1.33 per share, a 10% increase from the previous semi-annual dividend payment.

Fiscal 2017 Investments

We continue to significantly invest in our business as we rotate to “the New” in the following key areas.

CAPITAL INVESTMENTS IN ACQUISITIONS	◥	DEVELOPING TALENT	◥
$1.7B Strategic investments to further enhance our differentiation and competitiveness, a significant increase over the $933 million invested in fiscal 2016		$935M Investment in learning and professional development to build the skills of our people

RESEARCH AND INNOVATION	◥	PATENTS AND PATENT APPLICATIONS	◥
$704M Creating, commercializing and disseminating innovative business strategies and technology solutions		6,025 Differentiating our services and driving value in the marketplace

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	35

COMPENSATION PRACTICES

The Compensation Committee oversees the design and administration of the Company’s compensation programs. The Compensation Committee believes that a well-designed, consistently- applied compensation program is fundamental to the creation of shareholder value over the long-term. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and creation of shareholder value. The Compensation Committee recognizes that in a professional services firm, no one individual drives the Company’s results; it is the combination of individual performance and the collective leadership of our people around the world that is responsible for the success of the organization. Specifically, the program is designed to:

•	Attract Talent. Attract, retain and motivate the best executives who are responsible for the success of Accenture;

•	Reward Performance. Align market relevant rewards with Accenture’s principle of meritocracy by rewarding high performance;

•	Provide Incentives. Offer a compelling reward structure that provides executives with an incentive to continue to expand their contributions to Accenture;
•	Ensure Affordability. Ensure that rewards are affordable to Accenture by aligning them to Accenture’s annual operating plan; and

•	Mitigate Dilution. Mitigate the potential dilutive effect of our rewards.

The Compensation Committee and management seek to ensure that our individual executive compensation and benefits programs align with our core compensation philosophy. We maintain the following policies and practices that drive our named executive officer compensation programs:

WHAT WE DO		◥

¢   Align our executive pay with performance

¢   Set challenging performance objectives

¢   Appropriately balance short- and long-term incentives

¢   Align executive compensation with shareholder returns through performance-based equity incentive awards

¢   Use appropriate peer groups when establishing compensation

¢   Implement meaningful equity ownership guidelines

¢   Include caps on individual payouts in short- and long-term incentive plans

¢   Include a “clawback” policy for our cash and equity incentive awards

¢   Include non-solicitation and non-competition provisions in award agreements, with a “clawback” of equity under specified circumstances

¢   Mitigate potential dilutive effects of equity awards through our share repurchase programs

¢   Hold an annual “say-on-pay” advisory vote

¢   Conduct annual compensation risk review and assessment

WHAT WE DON’T DO		◥

🌑    No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements

🌑    No “golden parachutes” or change in control payments

🌑    No change in control “single trigger” equity acceleration provisions

🌑    No hedging or pledging of company shares

🌑 No supplemental executive retirement plan 🌑 No excessive perquisites 🌑 No change in control tax gross-ups

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	36

PAY-FOR-PERFORMANCE

The Compensation Committee believes that total compensation for the Company’s named executive officers should be closely aligned with the Company’s performance and each individual’s performance. We use 3 broad themes to tie pay to performance for our named executive officers: driving growth by helping Accenture’s clients become high performance businesses; educating, energizing and inspiring Accenture’s people; and running Accenture as a high performance business.

Our named executive officers are eligible for a cash bonus award under our Global Annual Bonus plan, which rewards them for Company performance and individual performance based on achievement of numerous measures organized within these three broad themes. We also use 2 different equity compensation programs for our named executive officers: the Key Executive Performance Share Program, which rewards achievement during a future 3-year performance period, and the Accenture Leadership Performance Equity Award Program, which rewards executives for performance in the preceding fiscal year.

In reviewing alignment between pay and performance, the Compensation Committee considers the alignment relative to our peer group of the Company’s performance with compensation earned over a multi-year period and continues to believe that a multi-year evaluation is more appropriate in determining compensation than a single-year benchmark.

As the graph below shows, the Company’s performance with respect to total shareholder return over a 3-year period was at the 88th percentile among the companies in our peer group as of August 31, 2017. The realizable total direct compensation for Accenture’s chairman and chief executive officer was at the 33rd percentile, which indicates that relative company performance ranked higher than relative realizable pay, as compared to our peer group.

We define realizable total direct compensation as the sum of the following, based on information reported in each companies’ most-recent annual proxy statement:

(1)	All cash compensation earned during the preceding 3-year period.

(2)	The value of all time-vested restricted shares, restricted share units, and (with respect to the peer companies) stock options granted during the preceding 3-year period, valued as of August 31, 2017.

(3)	The value of all performance-vested restricted shares and restricted share units granted during the preceding 3-year period, based on actual performance results or estimated performance to date (based on proxy disclosures), valued as of August 31, 2017.

The list of companies included in our peer group of companies used for benchmarking executive compensation are identified under “Compensation Discussion and Analysis—Fiscal 2017 Compensation Decisions—Role of Benchmarking” below. DXC Technology, a peer company, was not included in the above calculations due to lack of sufficient compensation data as of August 31, 2017.

As noted above, the average realizable total direct compensation for all of our named executive officers for the same 3-year period was in the 18th percentile while our total shareholder return percentile was significantly higher.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	37

SAY-ON-PAY VOTE

Each year, the Compensation Committee considers the outcome of the shareholder advisory vote on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies. Shareholders continued to show strong support of our executive compensation programs, with approximately 96% of the votes cast for the approval of the “say-on-pay” proposal at our 2017 annual general meeting of shareholders. Given this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our named executive officers’ compensation with the Company’s performance, the Compensation Committee determined not to implement any significant changes to our compensation programs in fiscal 2017 as a result of the shareholder advisory vote.

◥

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

The Compensation Committee evaluates overall Company performance for a fiscal year by reviewing the results achieved against the performance objectives for the year in the context of the overall performance of the market (as discussed below under “—Performance Objectives Used in Evaluations”) and then determining whether the Company exceeded, met or partially met the objectives as a whole for the year.

In October 2017, the Compensation Committee, in consultation with Messrs. Nanterme and Rowland, assessed the overall Company performance for fiscal 2017. In assessing overall Company performance, the Compensation Committee focused on those aspects of the Company’s performance reflected in the results discussed above. In making its determination, the Compensation Committee considered the Company’s strong fiscal 2017 performance as compared to the very strong performance in fiscal 2016. In addition, the Compensation Committee considered the Company’s sustained performance as it continued to execute its strategy of rotating to “the New,” which resulted in an increase in its investment in acquisitions. The Compensation Committee also specifically acknowledged the Company’s successful execution of its strategic objectives and the external recognition the Company received for its achievements across a variety of categories. The Compensation Committee determined that the Company’s performance “exceeded” the objectives for the year as a whole.

The Compensation Committee’s determination of the Company’s performance rating is then used as one of the key factors in setting the amounts of compensation that the named executive officers receive for each of the performance elements of compensation described below. In setting compensation, the Compensation Committee took into account as a key factor the individual performance rating for the chairman and chief executive officer it set together with the Nominating & Governance Committee and the lead director (who is also the chair of the Compensation Committee), as prescribed by the committees’ charters, and the individual performance ratings for the other named executive officers.

Performance Objectives Used in Evaluations

As discussed above, individual performance-based compensation is determined by evaluating performance against annual objectives, with no single objective being material to an individual’s overall performance evaluation. The objectives for fiscal 2017 were reviewed and approved by the Compensation Committee at the beginning of the fiscal year and served as one of the components against which the Nominating & Governance Committee, together with the Compensation Committee, considered Mr. Nanterme’s performance for fiscal 2017. These included financial objectives that were established at the beginning of the year by reference to annual fiscal-year performance targets set for Accenture with respect to revenue growth in local currency, operating margin, earnings per share, new bookings and free cash flow, as well as other non-financial objectives, as described below. After these company-wide performance objectives were determined by the Compensation Committee for Mr. Nanterme, relevant portions were then incorporated into the performance objectives of the other named executive officers. Each named executive officer other than Mr. Nanterme may also have additional objectives specific to his or her role. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value reduces the incentive to take excessive risk with respect to any single objective.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	38

The Nominating & Governance Committee, together with the Compensation Committee, with respect to Mr. Nanterme, and Mr. Nanterme with respect to the other named executive officers, evaluated the annual performance of, and issued an individual performance rating for, each of the named executive officers for fiscal 2017, by assessing whether they exceeded, met or partially met their performance objectives for the year. The individual performance rating and evaluation were used by Mr. Nanterme in connection with setting his recommendations to the Compensation Committee for each of the named executive officers’ fiscal 2017 performance-based compensation, other than for himself. The Company does not apply a formula or use a pre-determined weighting when comparing overall performance against the various objectives, and no single objective is material in determining individual performance.

The named executive officers’ performance is evaluated against numerous measures organized within 3 broad themes—driving growth by helping Accenture’s clients become high performance businesses; educating, energizing and inspiring Accenture’s people; and running Accenture as a high performance business—and includes evaluations of the following:

•	Driving shareholder value. Helping the Company’s clients become high performance businesses, improving our market share through innovation and enhanced capabilities and offerings.

•	Demonstrating market relevance. Maintaining client satisfaction while increasing our leadership position in the marketplace.

•	Executing the growth strategy. Growing faster than the market with a focus on strategic priority areas.

•	Improving competitiveness. Delivering underlying profitability to allow for continued investment in the business.
•	Attracting and developing the best talent. Executing against our human capital strategy to attract, retain and inspire the best talent, with highly specialized skills.

•	Strong commitment to inclusion and diversity. Achieving diversity metrics related to recruitment, advancement and retention.

•	Driving an unwavering focus on compliance. Ensuring ongoing commitment to compliance by all of our people with our internal controls, our Code of Business Ethics and our Conduct Counts initiatives.

Determination of Total Compensation Opportunity

As discussed above, our compensation programs are designed to provide each of the named executive officers a total compensation opportunity and structure that should result in realizable total direct compensation that aligns with the Company’s and the individual’s performance.

In determining the total compensation opportunity for each named executive officer, in addition to internal comparisons across our global management committee, the Compensation Committee also reviewed the total compensation opportunities of the named executive officers of the companies within our peer group, specifically analyzing the reported total compensation opportunity at the 50th and 75th percentiles of the peer group as frames of reference. The Compensation Committee believes that the Company’s programs are designed so that the named executive officers should only receive a level of compensation in the upper quartile of our peer group if both their individual performance and the Company’s performance are in the “exceeds” category, as discussed under “—Company Highlights—Fiscal 2017 Company Performance” above and “—Performance Objectives Used in Evaluations” above.

Comparison of Realizable Total Direct Compensation to Company Performance

Because the future performance of neither the Company nor the companies in our peer group are known at the time that the compensation opportunities under the Company’s programs are established, the Compensation Committee also considers an annual review of the most recent historical alignment of pay and performance relative to the Company’s peers. This review is intended to help the Compensation Committee ensure that the Company aligns pay and performance relative to its peers and that our compensation programs are working as intended. The results of the review with respect to all of our named executive officers are summarized in “—Pay-for-Performance” above.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	39

FISCAL 2017 COMPENSATION DECISIONS

Summaries of the processes undertaken and the compensation decisions made by the Compensation Committee in October 2017 for our chairman and chief executive officer and the other named executive officers of the Company are set out below.

Chairman and Chief Executive Officer

At a meeting in October 2017, the Nominating & Governance Committee, together with the Compensation Committee, set Mr. Nanterme’s individual performance rating for fiscal 2017 at a level consistent with the overall Company performance rating, which was in the “exceeds” category. In making this determination, the committees took into account the Company’s continued strong performance for fiscal 2017 as compared to the very strong results in fiscal 2016, Mr. Nanterme’s leadership (including feedback solicited by our chief leadership & human resources officer from members of our global management committee and other senior leaders) and the impact that he had on the Company’s performance, as well as his performance against a set of performance “objectives,” some of which were Company-based performance objectives, as described above under “—Process for Determining Executive Compensation.” In evaluating performance against the objectives, no formula or pre-determined weighting was used, and no one objective was individually material. Mr. Nanterme was not present during the committees’ review of his performance.

At a subsequent meeting, the Compensation Committee and its independent compensation consultant reviewed a market trends report, chief executive officer pay benchmarking report and the pay-for-performance report discussed below under “—Role of Benchmarking.” As part of this review, when setting Mr. Nanterme’s final 2017 compensation, the Compensation Committee considered the Company’s performance results for fiscal 2017; sustained historical performance results achieved over multiple years; external market references (including absolute and relative performance against peers); internal compensation references; and the leadership role of Mr. Nanterme. Mr. Nanterme was not involved in setting his compensation and was not present during the Compensation Committee’s review of his compensation.

As a result of its fiscal 2017 assessments and data provided by its compensation consultant, the Compensation Committee approved the following compensation elements for Mr. Nanterme set out below:

Compensation Element	Chairman and Chief Executive Officer Compensation Decisions
Base Compensation	Base compensation of €900,000.
Global Annual Bonus	Fiscal 2017 cash bonus of €2,723,000.
Long-Term Equity Compensation

Equity awards with a target grant date fair value of approximately $16,250,000 to be made in January 2018.

The Key Executive Performance Share Program, which has a target grant date fair value of $14,000,000, represents approximately 86% of the equity to be granted to Mr. Nanterme and will vest, if at all, following the completion of fiscal 2020 based on future Company performance over a 3-year period. The remaining $2,250,000 representing approximately 14% of the equity to be granted to Mr. Nanterme, will vest on a time-based schedule under the Accenture Leadership Performance Equity Award Program.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	40

CHAIRMAN & CEO FISCAL 2017 COMPENSATION DECISIONS

Named Executive Officers Other than the Chairman and Chief Executive Officer

In determining the fiscal 2017 compensation of the named executive officers, other than the chairman and chief executive officer, Mr. Nanterme submitted a recommendation to the Compensation Committee for the overall compensation of each of these officers for the committee’s review, discussion and approval. In making these recommendations, Mr. Nanterme considered the following 4 factors:

•	Company Performance. Company performance, including objective and subjective measures;

•	Individual Performance. Each officer’s individual contribution and demonstrated leadership;
•	Internal Benchmarks. Internal comparisons across our global management committee; and

•	External Benchmarks. External market references.

Individual contribution and leadership of each named executive officer were measured against the relevant portions of the performance “objectives” as described above in “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations.” Management and the Compensation Committee believe that this approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives. In evaluating performance against the objectives, no formula or pre-determined weighting was used, and no one objective was individually material.

Mr. Nanterme discussed with the Compensation Committee the leadership role and performance of each of the named executive officers, other than himself. For the other named executive officers, to the extent applicable, Mr. Nanterme also discussed with the Compensation Committee the financial results of the businesses for which they were responsible. In developing his recommendations to the Compensation Committee for the compensation of such named executive officers, Mr. Nanterme considered information on market-comparable compensation provided by Willis Towers Watson. Before making the final compensation decisions for the year, the Compensation Committee reviewed the recommendations of Mr. Nanterme.

79% January 2018 equity awards change from prior year: 11% 86% of the equity awards are granted under our key executive performance share program and will vest if at all based on future company performance over a 3-year period. 5% base compensation no change from prior year 16% fiscal 2017 global annual bonus change from prior year 7%

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	41

Based upon Mr. Nanterme’s recommendations, the Compensation Committee’s assessment of each of the other named executive officers’ fiscal 2017 performance and their upcoming responsibilities, and the other considerations described in this Compensation Discussion and Analysis, the Compensation Committee approved the following compensation elements for the named executive officers other than the chairman and chief executive officer:

Compensation Element	Other Named Executive Officer Compensation Decisions
Base Compensation	Base compensation, taken as a whole, increased an average of 1% in local currency compared to base compensation for the prior compensation year.
Global Annual Bonus

Fiscal 2017 cash bonus, taken as a whole, decreased an average of 7% in local currency compared to the total cash bonus for fiscal 2016, reflecting continued strong Company and individual performance for fiscal 2017 following very strong fiscal 2016 results.

Long-Term Equity Compensation

The total target grant date fair value of the equity awards to be made in January 2018, taken as a whole, increased 3% compared to fiscal 2017.

Grants under the Key Executive Performance Share Program, with a target grant date fair value of $8,850,000, representing 72% of the collective equity to be granted to our other named executive officers, will vest, if at all, following the completion of fiscal 2020 based on 3-year Company performance; Grants totaling $3,400,000, representing approximately 28% of the collective equity granted to our other named executive officers, will vest on a time-based schedule under the Accenture Leadership Performance Equity Award Program.

Role of Benchmarking

To support the Compensation Committee, the Compensation Committee’s Independent Compensation Consultant performs extensive analyses focusing on executive compensation trends, compensation opportunity, total realizable pay, the difficulty of achieving incentive plan goals and pay-for-performance alignment.

Fiscal 2017 Peer Group

The Compensation Committee reviews and approves a peer group for use in conducting competitive market analyses of compensation for our named executive officers. We do not believe many companies compete directly with us in all lines of our business. However, the Compensation Committee identifies a peer group of relevant public companies for which data are available that are comparable to the Company in at least some areas of our business. Our peer group includes companies that have one or more of the following attributes, which were considered in the screening process to identify appropriate peers:

•	Listed Company. Publicly traded securities listed on a U.S. stock exchange that are subject to reporting obligations that are similar to Accenture’s;

•	Similar Business or Industry. Similar business or services operations in the industries and markets in which Accenture competes;
•	Comparable Revenues. Revenues within a range similar to Accenture’s revenues;

•	Competitor. Being a direct line-of-business competitor; and

•	Global Scale. Large, global companies with multiple lines of business.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	42

During fiscal 2017, the Compensation Committee removed Computer Sciences Corporation, EMC Corporation and Xerox Corporation following a corporate reorganization at each of those companies and consolidation in those industries. The Compensation Committee added Chubb Limited, DXC Technology Company, Honeywell International Inc. and Intel Corporation to the Company’s peer group. The Compensation Committee believes this grouping provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business. This group of companies is different from the peer group companies used for measuring total shareholder return for the Key Executive Performance Share Program for the reasons explained in “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table—Key Executive Performance Share Program” below.

PEER GROUP FOR ASSESSING FISCAL 2017 COMPENSATION		◥

Aon plc	Honeywell International Inc.

Automatic Data Processing, Inc.	Intel Corporation

Chubb Limited	International Business Machines Corporation

Cisco Systems, Inc.	Lockheed Martin Corporation

Cognizant Technology Solutions Corporation	Marsh & McLennan Companies, Inc.

DXC Technology Company	Microsoft Corporation

Hewlett Packard Enterprise Company	Oracle Corporation

ACCENTURE VS. PEER GROUP*

* Reflects the most recent fiscal year end results

The Compensation Committee also reviewed, for reference, a report prepared by Willis Towers Watson for management based on (1) the most recent available published survey data and (2) data from the peer companies’ most recent proxy filings on compensation levels of the highest-paid executives at comparably large companies. The Compensation Committee uses this information to understand the current compensation practices in the broader marketplace. While providing valuable background information, this information did not materially affect the determination of the compensation of any named executive officer for fiscal 2017.

COMPENSATION PROGRAMS

This section describes the elements of our named executive officers’ compensation, which consist of the following:

CASH COMPENSATION	◥	LONG-TERM EQUITY COMPENSATION	◥
• Base Compensation • Global Annual Bonus		• Key Executive Performance Share Program • Accenture Leadership Performance Equity Program • Voluntary Equity Investment Program

Cash Compensation

Cash compensation for Accenture’s named executive officers consists of 2 components: base compensation and the Global Annual Bonus, each of which are described below.

Base Compensation

Base compensation provides a fixed level of compensation to a named executive officer each year and reflects the named executive officer’s leadership role, as opposed to individual performance. Base compensation may vary for named executive officers based on relative market compensation. Increases to base compensation, if any, generally take effect at the beginning of the compensation year, which begins on December 1 of each year.

NET REVENUE Accenture 53rd Percentile MARKET CAPITALIZATION Accenture 53rd Percentile

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	43

Global Annual Bonus

The Global Annual Bonus is designed to tie pay to both individual and Company performance. Funds are accrued during the fiscal year based on Company financial performance, compared to the earnings and profitability targets for the year. Final overall funding decisions are made at the end of the fiscal year based primarily upon the Company’s performance against these targets and are subject to approval by the Compensation Committee. Once the program’s Company-wide funding for the year is finalized, individual payout is determined based on each eligible employee’s career level within the Company and individual performance rating. Payments under this program are made in December. The program is designed to give higher bonuses to top performers and to provide higher incentives as employees advance through our career levels. All members of Accenture Leadership (approximately 6,600 employees), in addition to our named executive officers, are generally eligible for the Global Annual Bonus.

Each of the named executive officers was assigned an annual target opportunity range that is a percentage of his or her base compensation. For Mr. Nanterme, this percentage ranged from zero to 350% of base compensation (the same as last year’s range). For Mr. Rowland, this percentage ranged from zero to 175% of base compensation (an increase from last year’s range of zero to 145% of base compensation to align with market relevant compensation). For the other named executive officers, this percentage ranged from zero to 145% of base compensation (the same as last year’s range). A named executive officer may earn more or less than his or her target award based upon the Company’s overall funding of the bonus pool under the plan and his or her individual annual performance rating, subject to a cap on the maximum payout. The Compensation Committee took the Company’s strong performance in fiscal 2017 compared to its very strong performance in fiscal 2016 into consideration in approving an overall funding percentage for the Global Annual Bonus that was partially funded.

Long-Term Equity Compensation

Our long-term equity compensation aligns the interests of our named executive officers with those of our shareholders. The Company intends for long-term equity compensation to constitute a significant component of the compensation opportunity for the named executive officers. The Company offers all of its equity grants in the form of RSUs, which are subject to performance and/or time vesting requirements. With respect to fiscal 2017, equity compensation awards for our named executive officers were approved under the following 3 separate programs.

Program	Eligible Employees	Objective
Key Executive Performance Share Program	Named executive officers and other members of our global management committee

Reward participants for driving the Company’s business to meet performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year period, encourage retention and align the interests of eligible participants with our shareholders.

Accenture Leadership Performance Equity Award Program	Members of Accenture Leadership

Recognize and reward high performers based on their individual performance and the Company’s performance, in each case, during the prior fiscal year, encourage retention and align the interests of eligible participants with our shareholders.

Accenture Leadership Voluntary Equity Investment Program	Members of Accenture Leadership	Encourage share ownership among Accenture Leadership through voluntary monthly purchases of shares via payroll deductions, with a 50% RSU matching grant opportunity upon satisfaction of program terms.

Our long-term equity compensation programs are part of a larger framework of compensation for all of our employees. As individuals assume more senior roles at the Company, they become eligible for additional equity compensation programs. As described above, our named executive officers and members of the global management committee are eligible for awards that are intended to reward their individual performance, align their pay with achievement of both annual and long-term performance goals and encourage them to acquire meaningful ownership stakes in Accenture.

Key Executive Performance Share Program

The Key Executive Performance Share Program is the primary program under which the Compensation Committee grants RSUs to the named executive officers and members of our global management committee and is intended to be the most significant single element of our named executive officers’ compensation over time. The program rewards these individuals for driving the Company’s business to meet performance objectives related to 2 metrics: operating income results and relative total shareholder return, in each case over a 3-year period. For grants made with respect to fiscal 2017, the Company continued its approach of weighting operating income results more heavily than total shareholder return. The

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	44

compensation opportunity under these grants will be based on performance weighted 75% on cumulative operating income results and 25% on cumulative total shareholder return, in each case over a 3-year period. This approach recognizes that operating income more accurately reflects the Company’s performance against its objectives. Vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over the 3-year period. The Company believes this is important because it aligns a significant portion of the named executive officers’ realizable total direct compensation against performance over an extended period. For example, a period of poor performance against the Company’s operating income or total shareholder return targets could affect the ultimate vesting percentage for several years of RSU grants made to the named executive officers under this program. The Company also believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain.

Based on the Company’s cumulative operating income and total shareholder return for the 3-year period from fiscal 2015 through fiscal 2017, the 2015 Key Executive Performance Share Program awards vested at 110.6% of the target level (see also “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table—Key Executive Performance Share Program” below).

Accenture Leadership Performance Equity Award Program

The Accenture Leadership Performance Equity Award Program, for which all members of Accenture Leadership are eligible, is designed to recognize and reward high-performing members of Accenture Leadership for their performance in the most recently completed fiscal year and is funded based on overall Company performance. High-performing members of Accenture Leadership receive equity grants in the form of time-vesting RSUs based on their annual performance rating, which awards will vest in equal installments over a 3-year period with shortened vesting schedules applicable to participants who are age 50 or older. Each of the named executive officers is eligible for grants under this program based on his or her annual performance rating for fiscal 2017. The number of RSUs granted to members of Accenture Leadership under this program may also be adjusted based on Company performance.

Voluntary Equity Investment Program

The Voluntary Equity Investment Program is a matching program that further encourages share ownership among all members of Accenture Leadership, who may designate up to 30% of their cash compensation to make monthly purchases of Accenture plc Class A ordinary shares. Total contributions from all participating members of Accenture Leadership under this program may be limited at the discretion of the Compensation Committee. Following the end of the program year, participants who continue to be employed are awarded a 50% matching RSU grant that generally vests 2 years later, which enables members of Accenture Leadership to receive 1 RSU for every 2 shares they purchased during the year, provided they do not sell or transfer the purchased shares prior to the matching grant date (see also “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below).

Other Compensation

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. These include the use of an automobile and driver for the chairman and chief executive officer, premiums paid on life insurance policies and tax-return preparation services. Mr. Casati, who is based in Singapore, receives a housing allowance and maintenance costs. In addition, a gift to an educational institution made by Mr. Rowland in fiscal 2017 was matched by the Company under the charitable gift matching program applicable to all U.S. employees. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2017 is included in the “Summary Compensation Table” below.

ADDITIONAL INFORMATION

Equity Ownership Requirements

The Company has an equity ownership requirement policy pursuant to which the Company’s most stringent share ownership requirements apply to the named executive officers. These share ownership requirements are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these requirements, each of the named executive officers is required to hold Accenture equity (which may include unvested equity) with a value equal to at least 6 times his or her base compensation by the 5th anniversary of becoming a named executive officer. Each of our named executive officers maintains ownership of Accenture equity in excess of the

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	45

requirement. Named executive officers may only satisfy this ownership requirement through the holdings they acquire pursuant to the Company’s share programs, and the Company does not apply holding periods to any specific equity award beyond its vesting date(s).

Derivatives and Hedging

All employees, including our named executive officers, and members of the Board, are subject to a policy that prohibits them (or their designees) from purchasing shares on margin or purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, whether or not such securities were acquired from Accenture’s equity compensation programs.

Pledging Company Securities

Our chairman and chief executive officer and the members of our global management committee, other key employees and members of the Board are prohibited from borrowing against any account in which the Company’s securities are held or pledging the Company’s securities as collateral for a loan.

Employment Agreements and Post-Termination Compensation

Each of the Company’s named executive officers has entered into an employment agreement with the Company’s local affiliate in the country in which he or she is employed. As more specifically described in “Potential Payments Upon Termination” below, certain of the employment agreements provide for various post-termination payments, some of which are conditioned on compliance with non-competition and non-solicitation obligations following termination. In addition, members of Accenture Leadership employed in the United States, including Messrs. Rowland and van ’t Noordende and Ms. Sweet, are eligible for benefits under our Accenture Leadership Separation Benefits Plan, subject to, among other things, compliance with post-termination non-competition and non-solicitation obligations. The Company’s employment agreements and the Accenture Leadership Separation Benefits Plan do not include guaranteed bonus amounts, “golden parachutes,” multi-year severance packages, significant accelerated vesting of stock awards or other payments triggered by a change of control, U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change of control or other features that have been found in executive employment agreements in the Company’s industry, other than as may be required by local law. The named executive officers receive compensatory rewards that are tied to their own performance and the performance of the Company’s business, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward individual performance and support the achievement of its business objectives. For more information, see “Potential Payments Upon Termination” below.

Similarly, except as described below under “Pension Benefits for Fiscal 2017,” the Company has chosen not to contribute to pension or other retirement plans for any of the current named executive officers and does not offer significant deferred cash compensation or other post-employment benefits to such officers. Mr. Rowland became a participant in the Company’s U.S. pension plan prior to assuming a leadership role with the Company. As described under “Pension Benefits for Fiscal 2017” below, the benefits for Mr. Rowland under this plan were frozen on August 31, 2000. The plan was terminated for the majority of plan participants, including Mr. Rowland, effective May 30, 2016.

Finally, members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefit Program, which provides partially subsidized medical insurance benefits for them and their dependents (see “Potential Payments upon Termination” below).

Global Management Committee Retirement Provisions

On October 22, 2014, the Compensation Committee approved retirement provisions related to cash payments in lieu of receiving RSUs under the Accenture Leadership Performance Equity Award Program that are intended to generally apply to all global management committee members (see “Potential Payments upon Termination” below). While the provisions are intended to replace most individual retirement decisions, the Compensation Committee may, from time to time, approve individual separation arrangements with global management committee members that have varying terms.

No Change in Control Arrangements

As described above, the Company’s employment agreements do not contain guaranteed bonus amounts, “golden parachutes,” multi-year severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change of control. Similarly, we do not provide our executives U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change of control.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	46

Clawback Policy

Accenture has a clawback policy that applies to both incentive cash bonus and equity-based incentive compensation awarded to the Company’s chairman and chief executive officer, members of the global management committee and approximately 240 of its most senior leaders. Under the policy, to the extent permitted by applicable law and subject to the approval of the Compensation Committee, the Company may seek to recoup any incentive based compensation awarded to any executive subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws; (2) the misconduct of an executive subject to the policy contributed to the noncompliance that resulted in the obligation to restate; and (3) a lower award would have been made to the covered executive had it been based upon the restated financial results.

Under the terms of Mr. Nanterme’s employment agreement, a violation of his obligations of confidentiality, non-competition and/or non-solicitation would result in a repayment by him of 6 months of base compensation.

In addition, the existing equity grant agreements between Accenture and our named executive officers include recoupment provisions in specific circumstances, even after the awards have vested. For example, in the event a named executive officer leaves the Company and competes against us within a specified time period (for example, by joining a competitor, targeting our clients or recruiting our employees), the award recipient is generally obligated to return to the Company the shares originally delivered to that recipient under our equity programs.

Compensation Risk Assessment and Management

In fiscal 2017, management performed an annual comprehensive review for the Compensation Committee regarding whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. We believe that the structure of our compensation program does not encourage unnecessary or excessive risk taking. Our policies and practices include some of the following risk-mitigating characteristics:

•	Governance Structure. Compensation programs operate within a governance and review structure that serves and supports risk mitigation;

•	Compensation Committee Oversight. The Compensation Committee approves performance awards for our chairman and chief executive officer and members of our global management committee after reviewing corporate and individual performance;

•	Vesting Conditions. Vesting of performance-based equity awards, the most significant element of our named executive officers’ compensation opportunity over time, is determined based on achievement of 2 metrics, measured on a cumulative basis, over a 3-year period (operating income relative to plan for the program and total shareholder return relative to a peer group);
•	Balanced Incentives. Our compensation program includes a balance of annual and long-term incentive opportunities and of fixed and variable features;

•	Multiple Performance Objectives. Focus on a variety of performance objectives, thereby diversifying the risk associated with any single indicator of performance; and

•	Equity Ownership Requirements. Members of Accenture Leadership who are granted equity are subject to our equity ownership requirements, which require all of those leaders to hold ownership stakes in the Company to further align their interests with the Company’s shareholders (see “Additional Information—Equity Ownership Requirements” above).

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	47

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K. This report is provided by the following independent directors, who compose the Compensation Committee:

The Compensation Committee

Marjorie Magner, Chair

Herbert Hainer

William L. Kimsey

Paula A. Price

Arun Sarin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is composed solely of independent directors. During fiscal 2017, the following directors served on our Compensation Committee: Marjorie Magner, Herbert Hainer, William L. Kimsey, Paula A. Price, Arun Sarin and Dina Dublon. During fiscal 2017, no member of our Compensation Committee was an employee or officer or former officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during fiscal 2017.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	48

SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended August 31, 2015, 2016 and 2017. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards($)	Non-Equity Incentive Plan Compensation($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings($)		All Other Compensation($)(3)	Total($)
Pierre Nanterme(4)
Chairman and Chief Executive Officer
2017	$978,649	—	$15,736,152	—	$2,982,998	—		$106,310	$19,804,109
2016	$957,585	$1,000,000	$13,340,225	—	$3,121,877	—		$80,156	$18,499,843
2015	$1,010,664	—	$11,696,292	—	$2,990,047	—		$79,211	$15,776,214
David P. Rowland
Chief Financial Officer
2017	$1,136,125	—	$3,335,909	—	$1,640,280	$19,647	(5)	$38,442	$6,170,403
2016	$1,136,125	—	$2,654,261	—	$1,613,875	$94,075	(5)	$37,647	$5,535,983
2015	$1,122,781	—	$2,415,292	—	$1,459,616	$15,785	(5)	$5,955	$5,019,429
Gianfranco Casati(6)
Group Chief Executive—Growth Markets
2017	$1,015,975	—	$3,066,513	—	$1,157,922	—		$211,562	$5,451,972
2016	$967,329	—	$2,439,681	—	$1,225,760	—		$242,800	$4,875,570
2015	$1,015,914	—	$2,202,266	—	$1,242,549	—		$274,827	$4,735,556
Alexander M. van ’t Noordende
Group Chief Executive—Products
2017	$1,136,125	—	$3,455,206	—	$1,359,090	—		$9,299	$5,959,720
2016	$1,136,125	—	$2,807,747	—	$1,476,963	—		$7,960	$5,428,795
2015	$1,136,125	—	$2,221,912	—	$1,354,261	—		$10,241	$4,722,539
Julie Sweet
Chief Executive Officer—North America
2017	$1,136,125	—	$3,193,838	—	$1,225,992	—		$25,811	$5,581,766
2016	$1,136,125	—	$2,500,335	—	$1,431,518	—		$6,009	$5,073,987
2015	$1,136,125	—	$1,939,802	—	$1,329,266	—		$109,904	$4,515,097

(1)	Represents aggregate grant date fair value of stock awards granted during each of the years presented, computed in accordance with Topic 718, without taking into account estimated forfeitures. For more information, please refer to Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2017. Terms of the stock awards for fiscal 2017 performance are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above and for awards granted in 2017 in “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below. With respect to amounts included for the Key Executive Performance Share Program awards, the estimate of the grant date fair value determined in accordance with Topic 718, which is based on probable outcome as of the grant date, assumes vesting between target and maximum. Assuming the achievement of either the probable outcome as of the grant date or maximum performance, the aggregate grant date fair value of the Key Executive Performance Share Program awards for each fiscal year included in this column would be as follows:

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	49

		Key Executive Performance Share Program
	Year	Grant Date Fair Value Based on Probable Outcome	Grant Date Fair Value Based on Maximum Achievement
Mr. Nanterme	2017	$14,546,213	$20,249,949
	2016	$12,150,291	$16,987,475
	2015	$10,862,968	$15,299,955
Mr. Rowland	2017	$ 2,585,967	$ 3,599,954
	2016	$ 1,904,296	$ 2,662,419
	2015	$ 1,890,363	$ 2,662,484
Mr. Casati	2017	$ 2,316,571	$ 3,224,925
	2016	$ 1,689,716	$ 2,362,412
	2015	$ 1,677,338	$ 2,362,447
Mr. van ’t Noordende	2017	$ 2,316,571	$ 3,224,925
	2016	$ 1,689,716	$ 2,362,412
	2015	$ 1,677,338	$ 2,362,447
Ms. Sweet	2017	$ 2,316,571	$ 3,224,925
	2016	$ 1,689,716	$ 2,362,412
	2015	$ 1,677,338	$ 2,362,447

As described above under “Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program,” awards under our Accenture Leadership Performance Equity Award Program are typically granted in January in recognition of prior fiscal year performance. Thus, a portion of the amounts reported under “Stock Awards” each year in the Summary Compensation Table were granted in recognition of the prior fiscal year’s performance.

(2)	Amounts reflect payments that were or will be made in December 2017, December 2016 and December 2015 under the Global Annual Bonus program with respect to the 2017, 2016 and 2015 fiscal years, respectively. The terms of the Global Annual Bonus are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” above.

(3)	In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to Mr. van ’t Noordende for fiscal 2017 are not included because the aggregate incremental value of these items was less than $10,000. The incremental costs of perquisites and other personal benefits provided to Mr. Nanterme for fiscal 2017 were $60,788 for a car and driver, $24,176 for tax preparation and audit-related fees and $1,904 to attend an event. The incremental cost of Mr. Nanterme’s car and driver was computed based on the actual fees paid to a service provider. In addition, on one occasion during fiscal 2017, Mr. Nanterme was accompanied by a family member and a guest during business travel on a Company-chartered aircraft. There was no incremental cost to the Company associated with this travel. The incremental costs of perquisites and other personal benefits provided to Mr. Rowland for fiscal 2017 include a $22,500 matching gift under our charitable gift matching program applicable to all U.S. employees to an educational institution where the Company recruits. The incremental costs of perquisites and other benefits provided to Mr. Rowland for fiscal 2017 also include $6,500 for tax preparation fees. The incremental costs of perquisites and other personal benefits provided to Mr. Casati for fiscal 2017 were $207,182 for a housing allowance and maintenance costs and $1,612 for tax preparation fees. The incremental costs of perquisites and other personal benefits provided to Ms. Sweet for fiscal 2017 were $13,000 for tax preparation fees.

Also included for fiscal 2017 are life insurance premium payments of $10,469 for Mr. Nanterme, $8,195 for Mr. Rowland, $2,768 for Mr. Casati, $4,362 for Mr. van ’t Noordende and $3,956 for Ms. Sweet, and payments of $1,247 to Mr. Rowland, $1,588 to Mr. van ’t Noordende and $8,855 to Ms. Sweet as reimbursement for excess taxes paid by them in jurisdictions in which those executives provided services to the Company outside of their respective home jurisdictions. These services resulted in taxes due in excess of the rate applicable to their respective home jurisdictions, which excesses were reimbursed by the Company. The amounts also include payments of $3,349 to Mr. van ’t Noordende for tax equalization under the Company’s same sex medical benefit equalization policy. The amounts further include $8,972 for Mr. Nanterme for profit sharing mandated by French law.

Also, in accordance with applicable SEC rules, the value of dividend equivalents credited or otherwise allocated to RSUs in the form of additional RSUs with the same vesting terms as the original awards is not included in the “All Other Compensation” column because their value is factored into the grant date fair value of RSU awards. Additional RSUs awarded in connection with dividend adjustments are subject to vesting and delivery conditions as part of the underlying awards.

(4)	Mr. Nanterme is based in Europe and is compensated in euros. We converted his fiscal 2017 salary, his 2017 Non-Equity Incentive Plan Compensation amount, his local life insurance premium payment, his tax preparation and audit-related fees, the costs related to attending an event, his profit sharing mandated by French law and the incremental cost of his car and driver to U.S. dollars at an exchange rate of 0.91284, which was the average monthly translation rate for fiscal 2017. His 2017 Non-Equity Incentive Plan Compensation amount in Euros was approximately €2.7 million, which was a 7% decrease from his 2016 Non-Equity Incentive Plan Compensation amount of €2.9 million.

(5)	Mr. Rowland is our only named executive officer who had benefits during the relevant years under a defined benefit pension plan to which the Company contributed. He became a participant in the pension plan prior to assuming a leadership role at the Company, and his benefits under the plan were frozen on August 31, 2000; accordingly, there were no additional accruals in fiscal 2017. The actuarial present value of his accumulated pension benefit increased by $19,647 during fiscal 2017 due solely to the passage of time and a change in the applicable discount and mortality rates. In fiscal 2017, Mr. Rowland received a lump sum payment in connection with the termination of the pension plan. The terms of his pension arrangements are summarized under “Pension Benefits for Fiscal 2017” below.

(6)	Mr. Casati is based in Singapore and is compensated in Singapore dollars. We converted his fiscal 2017 salary, his 2017 Non-Equity Incentive Plan Compensation amount, his local life insurance premium payment and the cost of his housing allowance and maintenance costs to U.S. dollars at an exchange rate of 1.39473, which was the average monthly translation rate for fiscal 2017.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	50

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2017

The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2017 under any incentive plan.

Name	Grant Date	Date of Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(#)		Grant Date Fair Value of Stock and Option Awards($)(2)
			Threshold($)	Target($)	Maximum($)	Threshold(#)		Target(#)		Maximum(#)
Pierre Nanterme	1/1/2017	10/24/2016	—	—	—	57,559	(3)	115,124	(3)	172,678	(3)	—		$14,546,213
	1/1/2017	10/24/2016	—	—	—	—		—		—		10,147	(4)	$1,189,939
	10/24/2016	10/24/2016	—	$1,971,868	$3,450,769	—		—		—		—		—
David P. Rowland	1/1/2017	10/24/2016	—	—	—	10,232	(3)	20,466	(3)	30,698	(3)	—		$2,585,967
	1/1/2017	10/24/2016	—	—	—	—		—		—		6,395	(4)	$749,942
	10/24/2016	10/24/2016	—	$1,406,523	$1,988,219	—		—		—		—		—
Gianfranco Casati	1/1/2017	10/24/2016	—	—	—	9,166	(3)	18,334	(3)	27,500	(3)	—		$2,316,571
	1/1/2017	10/24/2016	—	—	—	—		—		—		6,395	(4)	$749,942
	10/24/2016	10/24/2016	—	$1,025,861	$1,480,099	—		—		—		—		—
Alexander M. van ’t Noordende	1/1/2017	10/24/2016	—	—	—	9,166	(3)	18,334	(3)	27,500	(3)	—		$2,316,571
	1/1/2017	10/24/2016	—	—	—	—		—		—		6,395	(4)	$749,942
	1/5/2017	7/11/2016	—	—	—	—		—		—		3,413	(5)	$388,694
	10/24/2016	10/24/2016	—	$1,141,806	$1,647,381	—		—		—		—		—
Julie Sweet	1/1/2017	10/24/2016	—	—	—	9,166	(3)	18,334	(3)	27,500	(3)	—		$2,316,571
	1/1/2017	10/24/2016	—	—	—	—		—		—		6,395	(4)	$749,942
	1/5/2017	7/11/2016	—	—	—	—		—		—		1,118	(5)	$127,325
	10/24/2016	10/24/2016	—	$1,141,806	$1,647,381	—		—		—		—		—

(1)	Represents cash award target opportunity range made pursuant to the Global Annual Bonus, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations” above. For Mr. Nanterme, the cash award target was 200% of his base compensation, for Mr. Rowland, the cash award target was 124% of his base compensation, and for the other named executive officers, the cash award target was, on average, 101% of base compensation. The amounts for Mr. Nanterme, who is compensated in euros, and Mr. Casati, who is compensated in Singapore dollars, were converted into U.S. dollars at exchange rates of 0.91284 and 1.39473, respectively, which were the average monthly translation rates for the month in which the applicable payments were actually made. For the actual amounts to be paid to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and the applicable footnote. Amounts reported under the “Maximum” column represent the highest end of the target opportunity range.

(2)	Represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures. With respect to the RSU grants made pursuant to the 2017 Key Executive Performance Share Program, the grant date fair value assumes vesting between target and maximum.

(3)	Reflects RSU grants made pursuant to the 2017 Key Executive Performance Share Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program” above.

(4)	Represents RSU grant made pursuant to the 2017 Accenture Leadership Performance Equity Award Program in recognition of fiscal year 2016 performance, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above.

(5)	Represents matching RSU grant made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Voluntary Equity Investment Program” above.

NARRATIVE SUPPLEMENT TO SUMMARY COMPENSATION TABLE AND TO GRANTS OF PLAN-BASED AWARDS TABLE

Global Annual Bonus

Our Global Annual Bonus program is described under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations” above.

Key Executive Performance Share Program

Our Key Executive Performance Share Program is described generally under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program” above. The description below relates to the RSU grants we made to our named executive officers in fiscal 2017 pursuant to the Key

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	51

Executive Performance Share Program, which have a 3-year performance period beginning on September 1, 2016 and ending on August 31, 2019. The Compensation Committee determined that the compensation opportunity under these grants will be based on performance weighted 75% on cumulative program specific operating income results and 25% on cumulative total shareholder return, in each case over that 3-year period.

•	Operating income results. Up to 75% of the total RSUs granted to a named executive officer on January 1, 2017 under this program will vest, if at all, at the end of the 3-year performance period based upon the achievement of operating income targets by the Company during the performance period. For each fiscal year during the performance period, the Compensation Committee approves an operating income plan for this program that the Compensation Committee and its compensation consultant deem to be challenging. The aggregate of these 3 annual operating income plans forms the reference, or target, for measuring aggregate operating income results over the 3 years. A performance rate is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage vesting of RSUs determined as follows:

Performance Level	Accenture Performance Rate Versus Target	Percentage of RSUs Granted that Vest (Out of a Maximum of 75%)
Maximum	110% or greater	75%
Target	100%	50%
Threshold	80%	25%
Below Threshold	Less than 80%	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.

•	Total shareholder return. Up to 25% of the total RSUs granted to a named executive officer on January 1, 2017 under this program will vest, if at all, at the end of the 3-year performance period based upon Accenture’s total shareholder return, as compared to the total shareholder return of the comparison companies listed below, together with the S&P 500 Total Return Index. Total shareholder return is determined by dividing the fair market value of the stock of a company at the end of the performance period (August 31, 2019), adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the fair market value of that stock at the beginning of the performance period (September 1, 2016). In order to compare Accenture’s total shareholder return with that of our comparison companies and the S&P 500 Total Return Index, each company and the S&P 500 Total Return Index is ranked in order of its total shareholder return. Accenture’s percentile rank among the comparison companies and the S&P 500 Total Return Index is then used to determine the percentage vesting of RSUs as follows:

Performance Level	Accenture Percentile Rank (Measured as a Percentile)	Percentage of RSUs Granted That Vest (Out of a Maximum of 25%)
Maximum	Accenture is ranked at or above the 75th percentile	25%
Target	Accenture is ranked at the 60th percentile	17%
Threshold	Accenture is ranked at the 40th percentile	8%
Below Threshold	Accenture is ranked below the 40th percentile	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	52

For fiscal 2017, the following comparison companies, together with the S&P 500 Total Return Index, are used for measuring total shareholder return for the Key Executive Performance Share Program. These companies were chosen in advance of the 2017 compensation year.

KEY EXECUTIVE PERFORMANCE SHARE PROGRAM PEER GROUP		◥

Aon plc	International Business Machines Corporation

Automatic Data Processing, Inc.	Marsh & McLennan Companies, Inc.

Cap Gemini S.A.	Microsoft Corporation

Cisco Systems, Inc.	Oracle Corporation

Cognizant Technology Solutions Corporation	SAP SE

Hewlett Packard Enterprise Company[1]	S&P 500 Total Return Index

Infosys Limited	Xerox Corporation[2]

1   Hewlett Packard Enterprise Company was subsequently removed from the list of peer companies following a corporate reorganization.

2   The total shareholder return calculation for Xerox Corporation is being modified to include, on an adjusted basis, a pro-rata portion of the performance of Conduent Incorporated following the spin-off of Conduent from its business.

This group of companies and the S&P 500 Total Return Index together represent a slightly different and broader list than the group of companies included in our peer group of companies used for benchmarking executive compensation generally and identified under “Compensation Discussion and Analysis—Fiscal 2017 Compensation Decisions—Role of Benchmarking” above. These companies and the S&P 500 Total Return Index together were determined to yield a better comparative group for purposes of evaluating total shareholder return.

Accenture plc Class A ordinary shares underlying the RSUs granted under the Key Executive Performance Share Program that vest are delivered following the Compensation Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers received a grant of RSUs under the Key Executive Performance Share Program on January 1, 2016 and January 1, 2017, and each, except Ms. Sweet, was eligible for provisional age-based vesting as of the grant dates. Provisional age-based vesting means that if a participant voluntarily terminates his or her employment after reaching age 50 and completing 15 years of continuous service, the participant is entitled to pro rata vesting of his or her award at the end of the 3-year performance period based on the portion of the performance period during which he or she was employed. The vesting schedules for the Key Executive Performance Share Program awards that were outstanding at the end of fiscal year 2017 are set forth in footnote 4 to the “Outstanding Equity Awards at August 31, 2017” table below.

The terms of these programs provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Accenture Leadership Performance Equity Award Program

The Accenture Leadership Performance Equity Award Program is described generally under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above. As described in such section, awards under this program are generally granted in January in recognition of prior fiscal year performance.

In general, grants under the Accenture Leadership Performance Equity Award Program made prior to fiscal 2017 vest in 3 equal installments on each July 19 (the anniversary date of our initial public offering) following the grant date until fully vested. Beginning with awards made in fiscal 2017, grants under the Accenture Leadership Performance Equity Award Program vest in 3 equal annual installments on each January 1 following the grant date until fully vested. However, grants under this program to participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with the shortest vesting periods applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied for all or a portion of the RSUs granted under this program to each of our named executive officers, except Ms. Sweet, in fiscal 2017, as further

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	53

shown in the “Stock Vested in Fiscal 2017” table below. The actual vesting schedules for these awards outstanding at fiscal year-end are set forth in footnote 1 to the “Outstanding Equity Awards at August 31, 2017” table below.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Voluntary Equity Investment Program

Under the Voluntary Equity Investment Program, members of Accenture Leadership, including all of our named executive officers, where permitted, may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for contributions made in the previous month. Participants are awarded a 50% matching RSU grant after the last purchase of the program year in the form of 1 RSU for every 2 shares that have been purchased during the previous program year and that have not been sold or transferred prior to the awarding of the matching grant. This matching grant will generally vest in full 2 years from the date of the grant. Under the program, if a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she will not receive a matching grant. Total contributions from all participating members of Accenture Leadership under this program may be limited at the discretion of the Compensation Committee. In the last completed program year, which ran from January to December 2016, Ms. Sweet and Mr. van ’t Noordende participated in the Voluntary Equity Investment Program and, based on her and his purchases through the program, received a grant of matching RSUs under the Voluntary Equity Investment Program in fiscal 2017 as indicated above.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Clawback Policy

Our equity awards are subject to clawback under specified conditions, as described under “Compensation Discussion and Analysis—Additional Information—Clawback Policy” above.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	54

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2017

The following table provides details about each outstanding equity award held by our named executive officers as of August 31, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
Pierre Nanterme	—	—	282,677	$36,962,845
David Rowland	2,154	$ 281,657	46,752	$ 6,113,292
Gianfranco Casati	—	—	41,660	$ 5,447,462
Alexander M. van ’t Noordende	11,600	$1,516,816	41,660	$ 5,447,462
Julie Sweet	31,056	$4,060,883	41,660	$ 5,447,462

(1)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Award	Grant Date	Number	Vesting
Mr. Rowland	2017 Accenture Leadership Performance Equity Award Program	January 1, 2017	2,154	In full on January 1, 2018
Mr. van ’t Noordende	2017 Accenture Leadership Performance Equity Award Program	January 1, 2017	4,307	In full on January 1, 2018
	2015 Voluntary Equity Investment Program	January 5, 2016	3,846	In full on January 5, 2018
	2016 Voluntary Equity Investment Program	January 5, 2017	3,447	In full on January 5, 2019
Ms. Sweet	2016 Accenture Leadership Performance Equity Award Program	January 1, 2016	2,452	In full on July 19, 2018
	2017 Accenture Leadership Performance Equity Award Program	January 1, 2017	6,459	In 3 installments: 2,152 on January 1, 2018, 2,153 on January 1, 2019, and 2,154 on January 1, 2020
	2015 Voluntary Equity Investment Program	January 5, 2016	635	In full on January 5, 2018
	2016 Voluntary Equity Investment Program	January 5, 2017	1,130	In full on January 5, 2019
	2015 Key Executive Performance Share Program	January 1, 2015	20,380	In full on October 25, 2017

(2)	Pursuant to the provisional age-based vesting conditions of their awards under the 2015 Key Executive Performance Share Program, the awards to each of the named executive officers, except Ms. Sweet, under the program are treated as having vested as of August 31, 2017. See the “Stock Vested in Fiscal 2017” table below.

(3)	Values determined based on August 31, 2017 closing market price of Accenture plc Class A ordinary shares of $130.76 per share.

(4)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Key Executive Performance Share Program
Fiscal Year: Award Date: Based on Plan Achievement Level:	2016 January 1, 2016 Maximum	2017 January 1, 2017 Target
Mr. Nanterme	166,413	116,264
Mr. Rowland	26,083	20,669
Mr. Casati	23,144	18,516
Mr. van ’t Noordende	23,144	18,516
Ms. Sweet	23,144	18,516

RSUs granted pursuant to the 2016 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2015 and ending August 31, 2018 as determined by the Compensation Committee following the end of fiscal 2018. RSUs granted pursuant to the fiscal 2017 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2016 and ending August 31, 2019 as determined by the Compensation Committee following the end of fiscal 2019. The terms of the 2017 Key Executive Performance Share Program are summarized above in “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” and “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” above.

Results for the 2016 and 2017 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between the target and maximum levels for the 2016 Key Executive Performance Share Program, the amounts reflected in the column with respect to that program are the maximum amount. As results to date indicate achievement between the threshold and target levels for the 2017 Key Executive Performance Share Program, the amounts reflected in the column with respect to that program are the target amount.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	55

STOCK VESTED IN FISCAL 2017

The table below sets forth the number of shares of stock acquired in fiscal 2017 as a result of the vesting of RSUs awarded to our named executive officers under our compensatory equity programs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting(#)	Value Realized On Vesting($)(2)

Pierre Nanterme	142,122	$18,358,326

David P. Rowland	29,401	$ 3,732,935

Gianfranco Casati	26,775	$ 3,383,128

Alexander M. van ’t Noordende	32,870	$ 4,134,170

Julie Sweet	28,910	$ 3,401,243

(1)	Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” and “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” above.

	Program	Number of Shares Acquired on Vesting	Date of Acquisition
Mr. Nanterme	2015 Key Executive Performance Share Program(a)	131,975	8/31/2017
	2017 Accenture Leadership Performance Equity Award Program	10,147	2/1/2017
Mr. Rowland	2015 Key Executive Performance Share Program(a)	22,967	8/31/2017
	2014 Senior Officer Performance Equity Award Program	2,171	1/1/2017
	2017 Accenture Leadership Performance Equity Award Program	4,263	2/1/2017
Mr. Casati	2015 Key Executive Performance Share Program(a)	20,380	8/31/2017
	2017 Accenture Leadership Performance Equity Award Program	6,395	2/1/2017
Mr. van ’t Noordende	2015 Key Executive Performance Share Program(a)	20,380	8/31/2017
	2014 Senior Officer Performance Equity Award Program	4,343	1/1/2017
	2016 Accenture Leadership Performance Equity Award Program	2,452	7/19/2017
	2017 Accenture Leadership Performance Equity Award Program	2,131	2/1/2017
	2014 Voluntary Equity Investment Program	3,564	1/5/2017
Ms. Sweet	2014 Key Executive Performance Share Program(b)	18,927	10/24/2016
	2014 Senior Officer Performance Equity Award Program	6,507	1/1/2017
	2015 Accenture Leadership Performance Equity Award Program	1,028	7/19/2017
	2016 Accenture Leadership Performance Equity Award Program	2,448	7/19/2017

(a)	Vesting of the 2015 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2014 and ended August 31, 2017, was determined by the Compensation Committee on October 25, 2017, the stated vesting date. Pursuant to the 2015 Key Executive Performance Share Program, 110.6% of the target award of RSUs vested on October 25, 2017, after the end of fiscal 2017, based on the Company’s achievement of specified performance criteria over the 3-year performance period. Because as of August 31, 2017, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers, except Ms. Sweet, had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date. None of the awards under this program actually vested until the stated vesting date of October 25, 2017. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.

(b)	Vesting of the 2014 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2013 and ended August 31, 2016, was determined by the Compensation Committee on October 24, 2016, the stated vesting date. Pursuant to the 2014 Key Executive Performance Share Program, 107.7% of the target award of RSUs vested on October 24, 2016, after the end of fiscal 2016, based on the Company’s achievement of specified performance criteria over the 3-year performance period. Because as of August 31, 2016, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers, except Ms. Sweet, had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them were treated as having vested in full as of that date. None of the awards under this program actually vested until the stated vesting date of October 24, 2016. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.

(2)	Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	56

PENSION BENEFITS FOR FISCAL 2017

Mr. Rowland is our only named executive officer who had benefits in fiscal 2017 under a pension or other retirement plan to which the Company contributed. Mr. Rowland became a participant in the Accenture United States Pension Plan (the “U.S. Pension Plan”) prior to assuming a leadership role with the Company, and his benefits under this plan were frozen on August 31, 2000. The U.S. Pension Plan was terminated effective May 30, 2016. The material terms of the U.S. Pension Plan are described following the table below, which sets forth information with respect to Mr. Rowland’s pension benefits.

Name	Plan Name	Number of Years of Credited Service(#)	Actuarial Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)(2)
Pierre Nanterme	—	—	—	—
David P. Rowland	U.S. Pension Plan	13.592	—	$426,587
Gianfranco Casati	—	—	—	—
Alexander M. van ’t Noordende	—	—	—	—
Julie Sweet	—	—	—	—

(1)	The accumulated benefit as of August 31, 2017 is zero as a result of the termination of the U.S. Pension Plan, as described below.

(2)	Mr. Rowland received a lump sum payment in connection with the termination of the U.S. Pension Plan, as described below.

U.S. Pension Plan

The U.S. Pension Plan was a defined benefit pension plan that had been maintained and administered by the Company. The U.S. Pension Plan was terminated effective May 30, 2016 and the assets and liabilities associated with the plan that had not previously been distributed were transferred to a third-party annuity provider.

Mr. Rowland’s pension benefits were frozen on August 31, 2000 when he assumed a leadership role with the Company. Mr. Rowland’s pension benefits, which were based on his years of service and average monthly earnings during the 10-year period preceding the day his benefits were frozen, were determined as of the close of business on the day his benefits were frozen.

In connection with the termination of the U.S. Pension Plan, participants who had not already commenced benefits were given a one-time opportunity in early 2017 to receive benefits under the U.S. Pension Plan (the “Plan Termination Offering”), regardless of age or employment status. During the Plan Termination Offering, an eligible participant, including Mr. Rowland, could elect payment in the form of a lump sum or an immediate annuity. In connection with the Plan Termination Offering, Mr. Rowland elected to receive a lump sum payment in the amount of $426,587. The payment has been made and Mr. Rowland is not entitled to any further payments or benefits under the U.S. Pension Plan.

POTENTIAL PAYMENTS UPON TERMINATION

Employment Agreements

Mr. Nanterme is entitled to specified payments in connection with the termination of his employment under his employment agreement and the requirements of French law. Mr. Nanterme’s employment agreement includes the following provisions:

•	payments for his post-employment non-competition and non-solicitation obligations, equal to 12 months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination), except that those payments can be reduced or limited to the extent the Company chooses not to enforce the non-competition and non-solicitation obligations. Such amounts are payable monthly over the 12-month period following termination;

•	3 months’ notice (or payment of 3 months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination) in lieu of notice) except in the case of serious or gross misconduct, payable in a lump sum; and

•	except in the case of voluntary resignation, a severance payment under the collective bargaining agreement that applies under French law to all Accenture employees in France, equal to one-third of a month of base and bonus compensation (based on the average amount received over the 12 months preceding termination) per year of service, up to a maximum of 12 months, payable in a lump sum.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	57

Mr. Casati is subject to our standard employment agreement for members of Accenture Leadership in Singapore that provides for certain post-termination payments. Mr. Casati’s employment agreement includes the following provisions:

•	payments for his post-employment non-competition and non-solicitation obligations, equal to his annual base compensation, except that the Company will not be obligated to make such payments in the event it waives the non-competition and non-solicitation obligations on or before termination. Such amounts are payable in two installments, the first within 30 days following termination and the second within 30 days following the 12-month anniversary of termination; and

•	4 months’ notice for termination (or payment of 4 months’ base compensation in lieu of notice), except in the event of termination for cause, payable in a lump sum.

If the employment of Mr. Nanterme or Mr. Casati had been terminated as of August 31, 2017 (the last business day of fiscal 2017), they would have been entitled to receive the following amounts pursuant to their respective employment agreements:

	Aggregate Termination Payments
Name	Voluntary Termination($)(1)	Involuntary Termination Without Notice($)(2)
Pierre Nanterme(3)	$5,100,526	$11,192,822
Gianfranco Casati(4)	$1,020,756	$ 1,361,007

(1)	Amounts shown in this column reflect the following: (a) for Mr. Nanterme, an amount equal to 12 months of his fiscal 2017 base compensation, his fiscal 2016 Non-Equity Incentive Plan Compensation amount and a one-time discretionary cash bonus paid in fiscal 2017; and (b) for Mr. Casati, an amount equal to 12 months of his fiscal 2017 base compensation. Such payments are conditioned upon the executive’s continued compliance with the non-competition and non-solicitation obligations set forth in the relevant executive’s employment agreement for a period of 12 months following termination of employment.

(2)	Amounts shown in this column reflect the following: (a) for Mr. Nanterme, an amount equal to (x) 12 months of his fiscal 2017 base compensation, his fiscal 2016 Non-Equity Incentive Plan Compensation amount and a one-time discretionary cash bonus paid in fiscal 2017 (y) 11 and 1/3 months of his fiscal 2017 base compensation and fiscal 2016 Non-Equity Incentive Plan Compensation amount and (z) 3 months of his fiscal 2017 base compensation and fiscal 2016 Non-Equity Incentive Plan Compensation amount; and (b) for Mr. Casati, an amount equal to (x) 12 months of his fiscal 2017 base compensation and (y) 4 months of his fiscal 2017 base compensation.

(3)	Mr. Nanterme is based in Europe and is compensated in euros. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of 0.91284, which was the average monthly translation rate for fiscal 2017, and the amount he would be entitled to receive with respect of his fiscal 2016 Non-Equity Incentive Plan Compensation amounts at an exchange rate of 0.94258, which was the monthly translation rate for the month in which the applicable payment was made.

(4)	Mr. Casati is based in Singapore and is compensated in Singapore dollars. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of 1.39473, which was the average monthly translation rate for fiscal 2017.

U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree

Medical Benefits Program

Members of Accenture Leadership employed in the United States, including Ms. Sweet and Messrs. Rowland and van ’t Noordende, are eligible for benefits under our U.S. Accenture Leadership Separation Benefits Plan and our U.S. Retiree Medical Benefits Program. Estimated benefits under these plans are summarized in the table below.

With respect to our most senior leaders, the U.S. Accenture Leadership Separation Benefits Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement (which requires, among other things, a complete release of claims and affirmation of existing post-departure obligations, including non-compete and non-solicitation requirements), if the employment of a member of Accenture Leadership is involuntarily terminated, other than for “cause” (as defined under the plan) or certain other exceptions listed in the plan relating to terminations following a leave of absence or in connection with a business transaction where the individual is offered a position with a successor, the terminated executive is entitled to receive the following:

•	if the termination is for reasons unrelated to performance: (1) an amount equal to 6 months of base compensation, plus (2) 1 week of base compensation for each completed year of service (up to an additional 8 weeks of base compensation), plus (3) a $12,000 COBRA payment (which is related to health and dental benefits); or

•	if the termination is for reasons related to performance: (1) an amount equal to 4 months of base compensation, plus (2) an $8,000 COBRA payment.

All such payments will be made in a lump sum unless we elect to provide the payments on a payroll-by-payroll basis. In addition, under this plan, members of Accenture Leadership terminated involuntarily, other than for cause, including those

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	58

terminated for reasons related to performance, are entitled to 12 months of outplacement benefits, which is provided by an outside firm selected by Accenture, at a maximum cost to Accenture of $11,000 per person.

Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefits Program, which provides partially subsidized medical insurance benefits for the retired members of Accenture Leadership and their dependents.

The following table sets forth estimated benefits under the U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree Medical Benefits Program for the named executive officers who are or were employed in the United States during fiscal 2017.

	U.S. Accenture Leadership Separation Benefits Plan		U.S. Retiree Medical Benefits Program
	Potential Payments if Termination is for Reasons Unrelated to Performance($)(1)	Potential Payments if Termination is for Reasons Related to Performance($)(2)	Estimated Present Value of Future Benefits($)(3)
David P. Rowland	$765,851	$397,708	$296,253
Alexander M. van ’t Noordende	$765,851	$397,708	$320,832
Julie Sweet	$744,002	$397,708	—

(1)	Amounts shown in this column reflect: (a) for each of Messrs. Rowland and van ’t Noordende: (x) an amount equal to 6 months plus 8 weeks of his annual base compensation, (y) a $12,000 COBRA payment and (z) $11,000 of outplacement services; and (b) for Ms. Sweet: (x) an amount equal to 6 months plus 7 weeks of her annual base compensation, (y) a $12,000 COBRA payment and (z) $11,000 of outplacement services.

(2)	Amounts shown in this column reflect, for each applicable named executive officer: (a) an amount equal to 4 months of his or her annual base compensation, (b) an $8,000 COBRA payment and (c) $11,000 of outplacement services.

(3)	The estimated present value of these medical insurance benefits is calculated (a) assuming each individual retired on August 31, 2017 (the last business day of fiscal 2017) or the earliest age at which they would be eligible for retirement and commenced receiving benefits immediately thereafter, (b) using a discount rate of 3.75% and (c) using mortality rates from U.S. mortality tables released by the Society of Actuaries. Ms. Sweet would not have been eligible for this retirement benefit because she had not achieved 10 years of service as of August 31, 2017, and therefore no amount is shown in respect of her retirement.

Long-Term Equity Compensation

Death or Disability

The terms of our equity grant agreements for programs other than the Key Executive Performance Share Program provide for the immediate acceleration of vesting in the event of the termination of the program participant’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Program provide for provisional vesting of the awards in the event of the termination of the participant’s employment due to death or disability. Provisional vesting means that, while the timing of vesting of the Key Executive Performance Share Program awards is not accelerated due to death or disability, vesting continues to occur as if the participant’s employment had not terminated under those circumstances.

With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last business day of fiscal 2017 (based on the closing price per share on August 31, 2017) is equal to the amount and value of shares set forth in the “Stock Awards” columns of the “Outstanding Equity Awards at August 31, 2017” table above. Although vesting cannot yet be determined for the 2016 and 2017 Key Executive Performance Share Program awards, as results to date indicate achievement between the target and maximum levels for both programs, maximum amounts are included in that table with respect to both programs.

Other Terminations

The terms of our equity grant agreements for the Accenture Leadership Performance Equity Award Program also provide that, in the event of an involuntary termination of the program participant’s employment, RSUs scheduled to vest within 12 months of termination immediately vest. However, shares underlying such RSUs will not be delivered until after the scheduled vesting date unless the program participant dies before such date.

The terms of our equity grant agreements for the Voluntary Equity Investment Program provide that (1) in the event of an involuntary termination of the program participant’s employment prior to the first anniversary of the grant date, 50% of the RSUs will immediately vest and (2) in the event of an involuntary termination that occurs on or after the first anniversary of the grant date, all of the RSUs will immediately vest. In both cases, however, the shares underlying the RSUs will not be delivered until after the scheduled vesting date, unless the program participant dies before such date.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	59

The terms of our equity grant agreements for the Key Executive Performance Share Program also provide for provisional vesting of the awards in the event of (1) voluntary termination of the program participant’s employment after reaching age 50 and completing 15 years of continuous service or (2) involuntary termination. In such cases, the participant is entitled to pro rata vesting of his or her award at the end of the 3-year performance period based on the portion of the performance period during which he or she was employed.

As described under “Compensation Discussion and Analysis—Additional Information—Post-Termination Compensation—Global Management Committee Retirement Provisions” above, the Compensation Committee determined that qualifying members of our global management committee who retire on or after the fiscal year-end but before the following February 1 will receive a cash payment in recognition of their prior fiscal year performance rather than receiving the shares underlying RSUs under the Accenture Leadership Performance Equity Award Program that they would have received had they not retired before that date.

The following table sets forth the amounts each named executive officer would have been entitled to receive under these provisions if his or her employment had been terminated as of August 31, 2017:

Name	Vesting of Equity Award following Voluntary Termination($)(1)(2)	Vesting of Equity Award following Involuntary Termination($)(1)(2)	Cash Payment in Lieu of Equity Award Following Retirement($)(3)
Pierre Nanterme	$22,108,116	$22,108,116	—
David P. Rowland	$ 3,625,190	$ 3,906,847	$1,025,000
Gianfranco Casati	$ 3,228,072	$ 3,228,072	$ 750,000
Alexander M. van ’t Noordende	$ 3,228,072	$ 4,519,589	$ 583,333
Julie Sweet	$ 2,664,889	$ 6,651,892	—

(1)	The amounts in this column reflect the aggregate value of the vesting of RSU awards previously granted to the named executive officers under the termination provisions described above. Although vesting cannot yet be determined for the 2016 and 2017 Key Executive Performance Share Program awards, as results to date to indicate achievement between the target and maximum levels for both programs, vesting is reflected at the maximum amounts with respect to both programs.

(2)	Values determined based on August 31, 2017 closing market price of Accenture plc’s Class A ordinary shares of $130.76 per share.

(3)	Mr. Nanterme does not qualify for this retirement benefit, and therefore no amount is shown in respect of his retirement. For Messrs. Rowland, Casati and van ’t Noordende and Ms. Sweet, amounts shown in this column reflect the applicable portions of the grant date fair value of RSU awards to be made to them in January 2018 under the Accenture Leadership Performance Equity Award Program, which were approved by the Compensation Committee following the end of fiscal 2017.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	60

PROPOSAL 2: NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We are pleased to provide our shareholders the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In considering their vote, we urge shareholders to review the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 29 to 46, as well as the discussion regarding the Compensation Committee on pages 9 to 10.

The shareholder vote on this resolution will not be binding on management or the Board; however, the Board and the Compensation Committee value the opinions of our shareholders and will review and consider the voting results when making future compensation decisions for our named executive officers.

Shareholders continued to show strong support of our executive compensation programs, with approximately 96% of the votes cast for the approval of the “say-on-pay” proposal at our 2017 annual general meeting of shareholders.

Accenture employs a pay-for-performance philosophy for our entire global management committee and all of our named executive officers. Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in “—Compensation Discussion and Analysis—Process for Determining Executive Compensation.” Our annualized total shareholder return for the 3-year period ended August 31, 2017 was 19.9%, the 88th percentile among our peers, and our annualized total shareholder return for the 5-year period ended August 31, 2017 was 18.9%, the 51st percentile among our peers.

As required under Irish law, the resolution in respect of Proposal 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 2 IS AS FOLLOWS:

“Resolved, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	61

PROPOSAL 3: APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ACCENTURE PLC 2010 SHARE INCENTIVE PLAN

Our Board, based on the recommendation of the Compensation Committee, has approved an amendment to the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “2010 SIP”), subject to approval by our shareholders at the Annual Meeting to authorize an additional 16 million shares under the 2010 SIP. In connection with its review of this proposal, the Compensation Committee considered the information described below.

As of November 30, 2017, 15 million shares remained available under the 2010 SIP for future grants and 20,313,939 shares were subject to outstanding RSUs, and we expect to make awards of approximately 8 million shares between the date of this proxy statement and the Annual Meeting. We expect that if the proposed amendment to the 2010 SIP is approved by our shareholders, the additional shares will be sufficient to allow us to make equity awards in the amounts we believe are necessary for the next 2 to 3 years.

Why We Recommend You Approve the Proposed Amendment

•	We must attract, retain and motivate high-performers. The ability to issue equity is fundamental to our compensation strategy. Being a people-based business, our success is dependent, in large part, on our ability to use market relevant compensation to attract, retain and motivate the most talented professionals to serve our clients.

•	We proactively manage affordability to prevent dilution. Over the last 5 years, our ratio of share repurchases to share issuances has resulted in a net impact of a reduction to our weighted average diluted shares of approximately 2% per year. We expect to continue to reduce our weighted average diluted shares by approximately 1% in fiscal 2018. Our overhang has averaged 6.4% over the past 3 years. We calculate overhang as the number of shares available for issuance under our equity compensation plans (including pursuant to outstanding awards), divided by that number plus the total number of shares outstanding.

•	We use equity compensation to align employee and shareholder interests. Equity compensation is a critical means of aligning the interests of our employees with those of our shareholders. Our employees, particularly members of Accenture Leadership, whose equity is tied to Company and individual performance, are motivated under our current equity compensation plans to drive the business to maximize returns over the long-term. We believe this, in part, has resulted in the long-term value we have created for our shareholders.
•	We have a disciplined annual share granting practice. Our burn rate has averaged 1.4% over the past 3 years and 1.4% over the past 5 years. During the last 5 years, our burn rate has ranged between 1.3% and 1.7%. Of our total employee population of approximately 425,000, approximately 27,000 (composed of Accenture Leadership and other senior employees) are eligible for equity awards, and only those employees rated as high-performers (a fraction of this group) receive equity awards in any given year.

The 3 year burn rate is calculated as the total number of shares granted under the 2010 SIP as a percentage of the annual weighted average diluted shares.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	62

Anticipated Future Equity Awards under the Amended and Restated

2010 Share Incentive Plan

Consistent with past practice, we expect to make awards of approximately 8 million shares between the date of this proxy statement and the Annual Meeting, the majority of which will be our annual performance RSU awards made in January 2018 (including awards that will vest, if at all, based on the Company’s performance over a 3-year period), including the awards to our named executive officers, as described under “Executive Compensation—Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above. Also included in the estimated number of awards to be made during that period are the annual matching grant awards to the participants in the Voluntary Equity Investment Program, described under “Executive Compensation—Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above, and potential grants to recognize eligible newly hired or promoted employees.

The Company is not currently contemplating any specific grants under the 2010 SIP, as it is proposed to be amended (the “Amended 2010 SIP”) other than, at this time, the annual grants of RSUs to directors for fiscal 2018 (which are currently anticipated to be similar to the annual grants for fiscal 2017 described under “Director Compensation—Elements of Director Compensation” above).

Plan Summary

The principal features of the Amended 2010 SIP are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended 2010 SIP. A copy of the Amended 2010 SIP is attached as Annex A to this proxy statement, marked to show the proposed amendments, and is incorporated herein by reference. Definitions in this Proposal 3 are applicable only within this section.

Administration

The Amended 2010 SIP will be administered by the Compensation Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part to any subcommittee consisting solely of at least 2 individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and “independent directors” within the meaning of the NYSE listed company rules, including those applicable to directors serving on a compensation committee. Additionally, the Committee may delegate the authority to grant awards under the Amended 2010 SIP to any employee or group of employees of Accenture plc, provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee is authorized to interpret the Amended 2010 SIP and to establish, amend and rescind any rules and regulations relating to it and to make any other determinations that it deems necessary or desirable for the administration of the Amended 2010 SIP. The Committee has the authority to establish the terms and conditions of any award under the Amended 2010 SIP consistent with the provisions of the plan and to waive any terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee may determine the number of shares subject to any award.

Eligibility

The Committee may grant awards under the Amended 2010 SIP only to employees, directors or other service providers of the Company or its affiliates who are selected by the Committee to participate in the Amended 2010 SIP (“participants”). Awards may also, in the discretion of the Committee, be made under the Amended 2010 SIP in assumption of, or in substitution for, outstanding awards previously granted by Accenture plc. The number of shares underlying any substitute awards will be counted against the aggregate number of shares available for awards under the Amended 2010 SIP.

As of November 30, 2017, approximately 27,000 employees, including our executive officers, would be eligible to participate in the programs approved under the Amended 2010 SIP. In addition, a small number of other service providers that we may engage from time-to-time, along with the members of the Board, are eligible to participate in the Amended 2010 SIP. The closing price of Accenture plc Class A ordinary shares as reported on the New York Stock Exchange was $148.01 on November 30, 2017.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	63

Share Reserve Under the Amended 2010 SIP

The total number of Accenture plc Class A ordinary shares that may be used to satisfy awards under the Amended 2010 SIP (inclusive of awards previously granted and settled under the 2010 SIP) is 99 million, which is inclusive of the additional 16 million shares requested to be approved under this proposal.

Prohibition on Share Recycling Under the Amended 2010 SIP

The total number of Accenture plc Class A ordinary shares that may be used to satisfy awards under the Amended 2010 SIP may consist, in whole or in part, of unissued shares or previously-issued shares. The issuance or transfer of shares or the payment of cash to a participant upon the exercise or payment of any award will reduce the total number of shares available under the Amended 2010 SIP by the full number of shares which had been covered by the award, even if fewer shares are delivered due to “net settlement” of awards or withholding to cover taxes. Shares subject to awards that terminate, lapse or are cancelled without payment of consideration may again be used to satisfy awards under the Amended 2010 SIP.

Limits on Director Compensation

The maximum number of shares subject to awards that may be granted during a fiscal year to any non-employee director, taken together with any cash retainer paid to such non-employee director in respect of such fiscal year, shall not exceed $750,000 in total value.

Term

Awards may be granted under the Amended 2010 SIP until December 10, 2024 (the fifteenth anniversary of the date the Amended 2010 SIP was first approved by the Board), but awards granted before that date may extend beyond that date.

Terms and Conditions of Options

Options granted under the Amended 2010 SIP will be, as determined by the Committee, non-qualified stock options or incentive stock options (“ISOs”), as described in section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (or other types of options in jurisdictions outside the United States), as evidenced by the related award agreements. Options granted will be subject to the following terms and conditions and to such other terms and conditions as the Committee determines.

Exercise Price; Exercisability. Options granted under the Amended 2010 SIP will have a purchase price per share (“exercise price”) that is not less than the fair market value of a share on the date of grant and will be exercisable at such time and upon such terms and conditions as may be determined by the Committee. The expiration date for options granted under the Amended 2010 SIP will be determined by the Committee upon option grant and set forth in the grant agreements governing the options but in any case shall not exceed 10 years from the date of grant. Under the Amended 2010 SIP, “fair market value” is generally defined as the average of the high and low trading price on the New York Stock Exchange on the applicable date.

Exercise of Options. Except as otherwise provided in the Amended 2010 SIP or in an award agreement, an option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The exercise date of an option will be the later of the date a notice of exercise is received by Accenture plc and, if applicable, the date payment is received by Accenture plc. Except as otherwise provided in an award agreement, the purchase price for the shares as to which an option is exercised shall be paid in full no later than the time when the shares are delivered following the exercise of the option.

ISOs. The Committee may grant options under the Amended 2010 SIP that are intended to be ISOs. No ISO will have a per share exercise price of less than the fair market value of a share on the date granted or have a term in excess of 10 years. However, no ISO may be granted to any participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of shares of Accenture plc, unless:

•	the exercise price for the ISO is at least 110% of the fair market value of a share on the date the ISO is granted; and

•	the date on which the ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted.

All options granted under the Amended 2010 SIP are intended to be nonqualified stock options, unless the applicable award agreement expressly states that the option is intended to be an ISO. If an option is intended to be an ISO, and if for any reason the option (or portion thereof) does not qualify as an ISO, then, to the extent of the nonqualification, the option (or portion thereof) will be regarded as a nonqualified stock option granted under the Amended 2010 SIP, provided that the option (or portion thereof) otherwise complies with the Amended 2010 SIP’s requirements relating to nonqualified stock options.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	64

Repricing. Once issued and outstanding under the Amended 2010 SIP, the exercise price of any option may not be reduced at any time during the term of such option without shareholder approval.

Terms and Conditions of Share Appreciation Rights

Grants. The Committee, in its sole discretion, also may grant a share appreciation right independent of an option or a share appreciation right in connection with an option, or a portion thereof. A share appreciation right granted in connection with an option:

•	may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option;

•	will cover the same number of shares covered by an option (or such lesser number of shares as the Committee may determine); and

•	will be subject to the same terms and conditions as the option, except for any conditions on its exercisability or transferability as the Committee deems fit to impose, or any additional limitations as may be included in an award agreement.

Terms. The exercise price per share of a share appreciation right will be an amount determined by the Committee that is not less than the fair market value of a share on the date of grant. The expiration date for share appreciation rights granted under the Amended 2010 SIP will be determined by the Committee upon granting of a share appreciation right and set forth in a grant agreement governing the share appreciation rights, but in any case shall not exceed 10 years from the date of grant. No share appreciation right shall vest before the first anniversary of the grant date. Each share appreciation right granted independent of an option will entitle a participant upon exercise to a payment from Accenture plc of an amount equal to:

•	the excess of the fair market value on the exercise date of 1 share over the exercise price per share, times

•	the number of shares covered by the share appreciation right.

Each share appreciation right granted in conjunction with an option, or a portion thereof, will entitle a participant to surrender to Accenture plc the unexercised option, or any portion thereof, and to receive from Accenture plc in exchange an amount equal to:

•	the excess of the fair market value on the exercise date of 1 share over the exercise price per share, times

•	the number of shares covered by the option, or portion thereof, which is surrendered.

The date a notice of exercise is received by Accenture plc will be the exercise date. Payment will be made in shares or in cash, or partly in shares and partly in cash, all as determined by the Committee. If the payment is made, in whole or in part, in newly issued shares, the participant will agree to pay to Accenture plc the aggregate par value of such shares. Share appreciation rights may be exercised from time to time upon actual receipt by Accenture plc of written notice of exercise stating the number of shares with respect to which the share appreciation right is being exercised.

Repricing. Once issued and outstanding under the Amended 2010 SIP, the exercise price of any share appreciation right may not be reduced at any time during the term of such share appreciation right without shareholder approval.

Other Share-Based Awards

The Committee, in its sole discretion, may grant awards of shares, awards of restricted shares, awards of RSUs representing the right to receive shares and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares (“other share-based awards”). These other share-based awards will be in such form, and dependent on such conditions, as the Committee determines. This includes, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other share-based awards may be granted alone or in addition to any other awards granted under the Amended 2010 SIP. Subject to the provisions of the Amended 2010 SIP, the Committee will determine:

•	to whom and when other share-based awards will be made;

•	the number of shares to be awarded under (or otherwise related to) these other share-based awards;

•	whether these other share-based awards will be settled in cash, shares or a combination of cash and shares; and

•	all other terms and conditions of the other share-based awards (including, without limitation, their vesting provisions, any required payments to be received from participants and other provisions ensuring that all shares so awarded and issued be fully paid and non-assessable).

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	65

Adjustments Upon Certain Events

Generally. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to:

•	the number or kind of shares or other securities or property issued or reserved for issuance pursuant to the Amended 2010 SIP or pursuant to outstanding awards;

•	the grant price or exercise price of any share appreciation right;

•	any applicable performance measures or performance vesting terms with respect to outstanding awards; and/or

•	any other affected terms of any award.

Change in Control. In the event of a change in control (as defined below), the Committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and:

•	the payment of a cash amount in exchange for the cancellation of an award which, in the case of options and share appreciation rights, may equal the excess, if any, of the fair market value of the shares subject to such options or share appreciation rights over the aggregate exercise price of such options or share appreciation rights; and/or

•	the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted.

The occurrence of any of the following events will constitute a “change in control”:

•	any person (other than Accenture plc, any trustee or other fiduciary holding securities under an employee benefit plan of Accenture plc, or any company owned, directly or indirectly, by the shareholders of Accenture plc in substantially the same proportions as their ownership of shares of Accenture plc) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Accenture plc, representing 50% or more of the combined voting power of Accenture plc’s then-outstanding securities;

•	during any period of 24 consecutive months, individuals who at the beginning of that period constitute the Board, and any new director (other than a director nominated by any person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a change in control) whose election by the Board or nomination for election by Accenture plc’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

•	the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which Accenture plc is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of Accenture plc immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of Accenture plc or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

•	the complete liquidation of Accenture plc or the sale or disposition by Accenture plc of all or substantially all of Accenture plc’s assets.

Restrictions on Transfer

Unless otherwise determined by the Committee, an award will not be transferable or assignable by the participant other than by will or by the laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	66

Amendments or Termination

The Board may amend, alter or discontinue the Amended 2010 SIP, but no amendment, alteration or discontinuation will be made which:

•	without the approval of the shareholders of Accenture plc, would increase the total number of shares reserved for the purposes of the Amended 2010 SIP; or

•	without the consent of a participant, would materially adversely affect any of the rights of the participant under any award granted to the participant under the Amended 2010 SIP.

The Committee may amend the Amended 2010 SIP, however, in such manner as it deems necessary to permit awards to meet the requirements of the Code or other applicable laws.

New Plan Benefits

All awards to employees, directors and other service providers under the Amended 2010 SIP are made at the discretion of the Committee and its delegates. Therefore, the benefits and amounts that will be received or allocated under the plan are not determinable at this time. Please refer to the description of grants made to named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards for Fiscal 2017” table. Grants made to non-employee directors in the last fiscal year are described in “Director Compensation.”

Existing Plan Benefits

The following table contains information regarding the number of shares subject to all options and other equity awards granted under the Plan since its adoption in 2010 through August 31, 2017.

Name & Principal Position	# of Shares Covered by Options	# of Shares Covered by Restricted Share Units(1)(2)
Pierre Nanterme Chairman and Chief Executive Officer	—	1,361,018
David P. Rowland Chief Financial Officer	—	211,170
Gianfranco Casati Group Chief Executive—Growth Markets	—	296,853
Alexander M. van ’t Noordende Group Chief Executive—Products	—	319,536
Julie Sweet Chief Executive Officer—North America	—	344,940
All Current Executive Officers as a Group	—	3,672,711
All Current Non-Employee Members of the Board as a Group	—	216,050
All Current Employees as a Group (Excluding Executive Officers and Board Members)	5,022	51,308,066

(1)	With respect to amounts included for the Key Executive Performance Share Program, RSUs granted pursuant to the 2016 and 2017 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria. Results for the 2016 and 2017 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between the target and maximum levels for both programs, the amounts reflected with respect to both programs are the maximum amount.

(2)	Reflects all RSUs previously granted under the Plan to each specified individual or group, without regard to whether or the extent to which such awards subsequently were vested or forfeited, as well as currently unvested awards. Awards granted pursuant to the 2016 and 2017 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria and are reflected at the maximum amount.

Federal U.S. Income Tax Information

The following summary briefly describes current U.S. federal income tax consequences of rights under the Amended 2010 SIP. The summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, however, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Amended 2010 SIP are encouraged to consult with their own professional tax advisors concerning tax aspects of rights under the Amended 2010 SIP and should be aware that tax laws may change at any time.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	67

The Board recommends that you vote “FOR” the approval of the amendment to the Amended and Restated Accenture plc 2010 Share Incentive Plan to increase the number of shares available for issuance by [17] million shares.

Stock Options. An employee to whom an ISO that qualifies under section 422 of the Code is granted generally will not recognize income at the time of grant or exercise of such option (although special alternative minimum tax rules may apply to the employee upon option exercise). No federal income tax deduction will be allowable to Accenture plc upon the grant or exercise of such ISO.

When the employee sells shares acquired through the exercise of an ISO more than 1 year after the date of transfer of such shares and more than 2 years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and Accenture plc will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, Accenture plc or one of its affiliates will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Restricted Shares. Unless an election is made by the participant under section 83(b) of the Code, the grant of an award of restricted shares will have no immediate tax consequences to the participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted share agreement between the participant and Accenture plc), a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of Accenture plc on the date on which the restrictions lapse, less any amount paid with respect to the Award of restricted shares, multiplied by (2) the number of restricted shares with respect to which restrictions lapse on such date. The participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted shares. The participant’s holding period will commence on the date on which the restrictions lapse.

A participant may make an election under section 83(b) of the Code within 30 days after the date of transfer of an award of restricted shares to recognize ordinary income on the date of award based on the fair market value of ordinary shares of Accenture plc on such date. An employee making such an election will have a tax basis in the restricted shares equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted shares, and the employee’s holding period for such restricted shares for tax purposes will commence on the date after such date.

With respect to restricted shares upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss consistent with the treatment of the sale of shares received upon the exercise of non-qualified options, as described above.

Restricted Share Units. A participant to whom a RSU is granted generally will not recognize income at the time of grant (although the participant may become subject to employment taxes when the right to receive shares becomes “vested” due to retirement eligibility or otherwise). Upon delivery of ordinary shares of Accenture plc in respect of an RSU, a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of Accenture plc on the date on which the ordinary shares of Accenture plc are delivered, multiplied by (2) the number of ordinary shares of Accenture plc delivered.

Other Share-based Awards. With respect to other share-based awards paid in cash or ordinary shares, participants will generally recognize income equal to the fair market value of the ordinary shares or the amount of cash paid on the date on which delivery of shares or payment in cash is made to the participant.

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	68

Code Section 409A. Section 409A of the Code generally provides rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended 2010 SIP may constitute “deferred compensation” within the meaning of and subject to section 409A. While the Committee intends to administer and operate the Amended 2010 SIP and establish terms with respect to awards subject to section 409A in a manner that will avoid the imposition of additional taxation under section 409A upon a participant, the Company cannot assure participants that additional taxation under section 409A will be avoided in all cases.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 3 IS AS FOLLOWS:

“Approval be and is hereby given to the adoption by the Company of an amendment to the Amended and Restated Accenture plc 2010 Share Incentive Plan to increase the number of shares available for issuance under the 2010 SIP by 16 million shares, in accordance with the marked provisions of a document entitled “Amended and Restated Accenture plc 2010 Share Incentive Plan” (the “Amended 2010 SIP”), which has been made available to shareholders prior to the meeting and that the directors be and are hereby authorized to take all such actions with reference to the Amended 2010 SIP as may be necessary to ensure the adoption and operation of the Amended 2010 SIP.”

ACCENTURE 2017 PROXY STATEMENT	Executive Compensation	69

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF AUGUST 31, 2017

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of August 31, 2017, certain information related to our compensation plans under which Accenture plc Class A ordinary shares may be issued. As of November 30, 2017, 15 million shares remained available under the 2010 SIP for future grants. As of such date, the Company had 641,441,253 Class A ordinary shares outstanding, 15,219 shares subject to outstanding stock options (with a weighted average exercise price of $38.2022 and a weighted remaining contractual life of 1.7525 years), and 20,313,939 shares were subject to outstanding RSUs.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)
Equity compensation plans approved by shareholders:
2001 Share Incentive Plan	161,304	(1)	$34.8655	—
Amended and Restated 2010 Share Incentive Plan	21,596,794	(2)	48.1050	15,049,324
Amended and Restated 2010 Employee Share Purchase Plan	—		N/A	41,316,448
Equity compensation plans not approved by shareholders	—		N/A	—
Total	21,758,098			56,365,772

(1)	Consists of 149,336 restricted share units and 11,968 stock options.

(2)	Consists of 21,593,043 restricted share units and 3,751 stock options.

(3)	Does not reflect restricted stock units because these awards have no exercise price.

ACCENTURE 2017 PROXY STATEMENT	70

AUDIT

AUDIT COMMITTEE REPORT

The Audit Committee is composed entirely of independent directors, each of whom meets the independence and experience requirements set forth by the SEC and the NYSE. In addition, each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing in satisfaction of the requirements for audit committees prescribed by the Companies Act 2014.

The Audit Committee operates pursuant to a written charter, which may be accessed through the Governance Principles section of our website at https://accenture.com/us-en/company-principles. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements, subject to any requirements under Irish law. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. KPMG, Accenture’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting. As part of the Audit Committee’s oversight function, the Audit Committee:

•	Reviewed and discussed the Company’s annual audited financial statements, assessment of the effectiveness of internal control over financial reporting and quarterly financial statements with management and with KPMG;

•	Reviewed related matters and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chairman and chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;

•	Discussed with KPMG the matters required to be discussed by the applicable auditing standards adopted by the Public Company Accounting Oversight Board and Rule 2-07 of SEC Regulation S-X; and

•	Received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG their independence and related matters.

In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2017 for filing with the SEC and approved the Company’s Irish financial statements for presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2017 that KPMG be re-appointed as the Company’s independent registered public accounting firm to serve until the Company’s annual general meeting of shareholders in 2019 and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting. This report is provided by the following independent directors, who compose the Audit Committee:

The Audit Committee

Paula A. Price, Chair

Jaime Ardila

William L. Kimsey

Nancy McKinstry

Tracey T. Travis (Joined July 20, 2017)

ACCENTURE 2017 PROXY STATEMENT	Audit	71

PROPOSAL 4: NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AND BINDING AUTHORIZATION OF THE BOARD TO DETERMINE ITS REMUNERATION

Shareholders are being asked to vote to ratify, in a non-binding vote, the appointment of our independent registered public accounting firm, KPMG, and also to vote to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending August 31, 2018. Although ratification is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. KPMG has served as our auditor since 2002, and we believe that the continued retention of KPMG is in the best interests of the Company and its shareholders. If our shareholders fail to ratify the selection, it will be regarded as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things: the historical and recent performance of our current independent auditor; external data on audit quality and performance, including PCAOB reports; the capabilities, audit approach, industry experience, independence and tenure of the audit firm. To help ensure the independence of our auditor, the Audit Committee periodically considers the rotation of our independent auditor and the advisability and potential impact of selecting a different independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of KPMG’s lead engagement partner.

We expect that one or more representatives of KPMG will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions.

As required under Irish law, the resolution in respect of Proposal 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 4 IS AS FOLLOWS:

“To ratify, in a non-binding vote, the appointment of KPMG as the independent registered public accounting firm for the Company until the next annual general meeting of the Company in 2019 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine its remuneration.”

The Board recommends that you vote “FOR” the non-binding ratification of the appointment of KPMG as independent registered public accounting firm and the binding authorization of the Board, acting through the Audit Committee, to determine KPMG’s remuneration.

ACCENTURE 2017 PROXY STATEMENT	Audit	72

INDEPENDENT AUDITOR’S FEES

The following table describes fees for services rendered by KPMG, Accenture’s principal accountant, for the years ended August 31, 2017 and August 31, 2016.

	2017	2016
	(in thousands)
Audit Fees(1)	$17,203	$16,124
Audit-Related Fees(2)	2,154	3,463
Tax Fees(3)	1,068	1,518
All Other Fees(4)	9	24
Total Fees	$20,434	$21,129

(1)	Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture plc’s and Accenture Holdings’ annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees also include fees for the audit of Accenture’s internal control over financial reporting.

(2)	Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture plc’s and Accenture Holdings’ financial statements and not included in Audit Fees. Audit-Related Fees also include fees for accounting advice and opinions related to various employee benefit plans and fees for merger and acquisition due diligence services.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services and products provided by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above. These fees include other consulting services. The Audit Committee concluded that the provision of these services and related fees does not affect the independence of KPMG.

PROCEDURES FOR AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. In connection with the approval of any non-audit services, the Audit Committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

ACCENTURE 2017 PROXY STATEMENT	73

ANNUAL IRISH LAW PROPOSALS

PROPOSAL 5: BOARD AUTHORITY TO ISSUE SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. Our current authorization, approved by shareholders at our 2017 annual general meeting, will expire on August 10, 2018. We are presenting this Proposal 5 to renew the Board’s authority to issue our authorized shares on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to issue up to 33% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking approval to authorize the Board to issue up to a maximum of 33% of our issued ordinary share capital as of December 11, 2017 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

If shareholders approve this Proposal 5, we expect to use approximately 25,971,828 shares authorized hereby in connection with the internal merger transaction. If shareholders fail to approve this Proposal 5, we expect to use the shares remaining under our current authorization in connection with the internal merger transaction. The internal merger transaction will not have a material effect on our shareholders. See Proposal 8 for additional information concerning the internal merger transaction.

As required under Irish law, the resolution in respect of Proposal 5 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 5 IS AS FOLLOWS:

“That the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $            (              shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 11, 2017 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board recommends that you vote “FOR” granting board authority to issue shares under Proposal 5.

ACCENTURE 2017 PROXY STATEMENT	Annual Irish Law Proposals	74

PROPOSAL 6: BOARD AUTHORITY TO OPT-OUT OF PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Because our current authority will expire on August 10, 2018, we are presenting this Proposal 6 to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 5, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of Proposal 6 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 5.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 6 IS AS FOLLOWS:

“As a special resolution, that, subject to the passing of the resolution in respect of Proposal 5 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 5 as if sub-section (1) of section 1022 did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $            (              shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 11, 2017 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board recommends that you vote “FOR” granting the Board authority to opt-out of pre-emption rights under Proposal 6.

ACCENTURE 2017 PROXY STATEMENT	Annual Irish Law Proposals	75

PROPOSAL 7: DETERMINE PRICE RANGE FOR RE-ALLOTMENT OF TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in some of our ordinary shares being returned as treasury shares. Our executive compensation program, the 2010 Employee Share Purchase Program, and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-allot any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-allotted. Irish law requires that this authorization be renewed by our shareholders every 18 months, and we therefore expect that it will continue to be proposed at subsequent annual general meetings.

The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any compensation program (including any share scheme or option scheme)) and 120%, respectively, of the closing market price of the Class A ordinary shares on the NYSE the day preceding the day on which the relevant share is re-allotted, except as described below. Any re-allotment of treasury shares will only be at price levels that the Company considers to be in the best interests of our shareholders.

As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 7 IS AS FOLLOWS:

“As a special resolution, that the re-allotment price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be re-allotted shall be as follows:

(a) The maximum price at which a treasury Class A ordinary share may be re-allotted shall not be more than 120% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.

(b) The minimum price at which a treasury Class A ordinary share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under any compensation program (including any share scheme or option scheme) operated by Accenture plc or, in all other cases, not less than 95% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.

(c) The re-allotment price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 109 and/or 1078 of the Companies Act 2014.”

The Board recommends that you vote “FOR” the determination of the price range at which Accenture plc can re-allot shares that it acquires as treasury shares.

ACCENTURE 2017 PROXY STATEMENT	76

INTERNAL TRANSACTION PROPOSALS

PROPOSAL 8: APPROVE INTERNAL MERGER TRANSACTION

Executive Summary	◥

•    Purpose of this Proposal. The Company is seeking shareholder approval for an internal transaction that would result in the merger of Accenture plc’s direct subsidiary, Accenture Holdings plc (“Accenture Holdings”), into Accenture plc, with Accenture plc as the surviving entity (the “merger”). The Company currently operates its business through subsidiaries of Accenture Holdings as its holding company. The Board has determined that this holding company structure is no longer necessary and that its elimination will result in cost savings and administrative efficiencies.

•    Effects of Transaction. The merger transaction is internal and administrative in nature and will not dilute your interest in the Company as ordinary shares of Accenture Holdings have historically been included in the Company’s calculation of diluted Class A ordinary shares outstanding. Furthermore, the transaction will have no effect on:

•  your legal or economic rights in Accenture plc; or

•  how Accenture goes to market, how it manages its business or how it serves its clients.

•    Exchange of Accenture Holdings Shares. In connection with the internal merger transaction, shareholders of Accenture Holdings (other than Accenture entities that hold shares of Accenture Holdings), who are primarily our former partners and current members of our leadership will receive one Class A ordinary share of Accenture plc for every share of Accenture Holdings that they own, after which Accenture Holdings will cease to exist.

•    Reason for this Proposal. While it is neither customary nor required under Irish law for Irish companies to seek shareholder approval for internal transactions with their subsidiaries such as this merger, our Articles of Association currently require shareholder approval for any merger of the Company with another company, including transactions with the Company’s own subsidiaries and affiliates. The Board is submitting for shareholder approval, and has recommended that shareholders vote “FOR”, this proposal to approve the Common Draft Terms of Merger, which is the document that sets forth the terms of the merger of Accenture Holdings into Accenture plc.

For additional details regarding the proposed transaction, please see the discussion below.

Transaction Mechanics

The transaction will be structured as a “merger by acquisition” under the Companies Act 2014, with Accenture plc as the surviving entity. As a result, on the effective date of the merger, all of the assets and liabilities of Accenture Holdings will be acquired by Accenture plc, and Accenture Holdings will cease to exist. The procedures required to effect the transaction are described below.

•	Accenture plc Shareholder Approval. Pursuant to our Articles of Association, our shareholders are required to approve the Common Draft Terms of Merger, the document that sets forth the terms of the merger, the form of which is attached to this proxy statement as Annex B (the “Common Draft Terms of Merger”).

•	Accenture Holdings Shareholder Approval. On February 5, 2018, Accenture Holdings will hold its annual general meeting to approve, among other proposals, the Common Draft Terms of Merger. Accenture plc owns 96% of the outstanding shares of Accenture Holdings entitled to vote at such annual general meeting and will vote all of its shares in favor of approving the Common Draft Terms of Merger. Therefore, the proposal is assured to pass at Accenture Holdings’ annual general meeting.
•	Irish High Court Approval. If this proposal is approved by the Company’s and Accenture Holdings’ respective shareholders, the Company and Accenture Holdings will jointly apply to the Irish High Court for an order confirming the merger, determining the fairness of the terms and conditions of the merger to Accenture Holdings shareholders and setting the effective date of the merger.

•	Effectiveness. If all of the conditions are satisfied (and the transaction is not otherwise abandoned), the merger will take effect on the date set in the order or such other date directed by the Irish High Court. We currently expect that the effective date will occur in March 2018.

ACCENTURE 2017 PROXY STATEMENT	Internal Transaction Proposals	77

Parties

Accenture plc. Accenture plc is an Irish public limited company with no material assets other than Accenture Holdings ordinary shares. Accenture plc operates its business through subsidiaries of Accenture Holdings. As the controlling shareholder of Accenture Holdings, the Company currently controls the management and operations of Accenture Holdings and consolidates the results of Accenture Holdings in its consolidated financial statements.

Accenture Holdings plc. Accenture Holdings plc is an Irish public limited company, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland and a company registration number 560222. Accenture Holdings plc is a direct subsidiary of Accenture plc. Following the merger, Accenture Holdings will cease to exist.

Conditions to the Consummation of the Internal Merger Transaction

The internal merger transaction will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

•	Shareholder Approval. Both our and the shareholders of Accenture Holdings approve the Common Draft Terms of Merger;

•	Availability of Documents. At least 30 days prior to the date of the Accenture Holdings annual general meeting, certain documents relating to the merger are made available free of charge to Accenture plc and Accenture Holdings shareholders at the registered offices of Accenture plc and Accenture Holdings;
•	No Legal Restraints. There is no threatened, pending or effective decree, order, injunction or other legal restraint prohibiting the consummation of the merger; and

•	Irish High Court Approvals. The requisite order of the Irish High Court confirming the merger, determining the fairness of the terms and conditions of the merger to Accenture Holdings shareholders and setting the effective date has been obtained.

Amendment, Termination or Delay

Subject to U.S. securities law and Irish law constraints, the Common Draft Terms of Merger may be amended at any time before or after its approval by Accenture shareholders at the Annual Meeting. However, after the shareholders have approved the Common Draft Terms of Merger, no changes may be made except as provided by the Irish High Court.

While we currently expect to complete the merger in March 2018, until the issuance of the order of the Irish High Court, the merger may be abandoned or delayed by the Board and/or the board of directors of Accenture Holdings, even if approved by the shareholders of both Accenture plc and Accenture Holdings and all other conditions (other than the approval of the Irish High Court) have been satisfied.

Appraisal Rights

Shareholders of Accenture plc are not exchanging their shares in connection with this internal merger transaction. Accordingly, appraisal rights are neither relevant nor available under Irish law to Accenture plc shareholders.

U.S. Federal Securities Law Consequences

The issuance of Class A ordinary shares of Accenture plc to Accenture Holdings shareholders in connection with the internal merger transaction will not be registered under the Securities Act. Section 3(a)(10) of the Securities Act exempts securities issued in exchange for outstanding securities from the general requirement of registration where the terms and conditions of such issuance and exchange have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have a right to appear and to whom adequate notice of the hearing has been given. In determining whether it is appropriate to grant the order confirming the merger and setting the effective date, the Irish High Court will consider, including at a hearing at which Accenture Holdings shareholders will have the right to appear and to whom adequate notice of such hearing will have been given, the fairness of the terms and conditions of the merger to Accenture Holdings shareholders, such that Class A ordinary shares of Accenture plc issued pursuant to the merger will constitute an exempt issuance within the meaning of Section 3(a)(10) of the Securities Act.

ACCENTURE 2017 PROXY STATEMENT	Internal Transaction Proposals	78

Effective Date and Time of the Internal Merger Transaction

The transaction will take effect on the effective date set forth in the order of the Irish High Court confirming the merger and determining the fairness of the terms and conditions of the merger to Accenture Holdings shareholders. We and Accenture Holdings intend to propose to the Irish High Court that the merger take effect on a date in March 2018. While, the determination of the effective date is entirely within the Irish High Court’s discretion, we are not aware of any reason why it would not grant the requested date. In addition, until the issuance of the order of the Irish High Court, the merger may be abandoned or delayed by the Board and/or the board of directors of Accenture Holdings. See “—Amendment, Termination or Delay.”

Interests of Certain Persons in the Internal Merger Transaction

No person who has been a director or executive officer of Accenture plc, at any time since the beginning of the last fiscal year, or any associate of any such person, has any substantial interest in the merger, except for any interest arising from his or her ownership of securities of Accenture Holdings, as the case may be. No such person is receiving any extra or special benefit not shared on a pro rata basis by all other Accenture Holdings shareholders.

Regulatory Matters

Other than as disclosed in this proxy statement and the compliance with U.S. federal and state securities laws and Irish law, we are not aware of any further governmental approvals or actions that are required to complete the merger. We do not believe that any significant regulatory approvals will be required to effect the merger.

Income Tax Consequences

There will be no U.S. federal or Irish income tax consequences to a holder of Accenture plc shares as a result of the merger, and Accenture plc will not recognize gain or loss for U.S. federal income tax purposes and will be exempt from Irish tax on any gain or loss for Irish tax purposes.

Accounting Treatment

Under U.S. GAAP, the merger represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost. Accordingly, the assets and liabilities of Accenture Holdings will be reflected at their carrying amounts in the consolidated group accounts of Accenture plc at the time of the merger.

Effect of the Internal Merger Transaction on SEC Filing Obligations and

SEC Registrant Status

The merger will not change our SEC filing status. Upon completion of the merger, we will continue to remain subject to SEC reporting requirements, and we will continue to report our consolidated financial results in U.S. dollars and in accordance with U.S. GAAP. As required by Irish law, in connection with annual general meetings of Accenture plc, our Irish financial statements will be made available to shareholders. As a result of the transaction, Accenture Holdings will cease to exist and therefore no longer be obligated either to prepare separate financial statements or to file reports with the SEC.

As required under our Articles of Association, the resolution in respect of Proposal 8 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 8 IS AS FOLLOWS:

“1.    As an ordinary resolution, that, the Common Draft Terms of Merger be and are hereby approved and each director, secretary or assistant secretary of the Company be and is hereby authorized to take all such steps as he or she considers necessary or appropriate in relation thereto and to execute and carry the Merger and the Common Draft Terms of Merger into effect.

2.    For the purposes of this resolution:

“Accenture Holdings plc” means Accenture Holdings plc, a public limited company incorporated in Ireland with company number 560222 and whose registered office is at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2;

“Common Draft Terms” means the common draft terms of merger dated December     , 2017 in respect of the Merger made between Accenture plc and Accenture Holdings plc;

ACCENTURE 2017 PROXY STATEMENT	Internal Transaction Proposals	79

“Effective Date” means the date and time specified in the order of the High Court of Ireland on which the consequences of the Merger as set out in Section 1144 of the Companies Act 2014 are to have effect; and

“Merger” means the merger of Accenture Holdings plc with and into Accenture plc pursuant to Chapter 16 of Part 17 of the Companies Act 2014, to be effected as a “merger by acquisition” (as defined in Section 1129(1) of the Companies Act 2014), such that, on the Effective Date, Accenture plc will acquire all of the assets and liabilities of Accenture Holdings plc in exchange for the issue to the members of Accenture Holdings plc (other than Accenture plc and Accenture Holdings plc) of Class A ordinary shares in Accenture plc and Accenture Holdings plc will be dissolved without going into liquidation.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Accenture plc

Accenture plc has no material assets other than ordinary shares in Accenture Holdings, its subsidiary. Accenture plc owns a majority voting interest in Accenture Holdings, and Accenture plc’s only business is to hold these shares. As a result, Accenture plc controls the management and operations of Accenture Holdings and consolidates the results of Accenture Holdings in its consolidated financial statements. Accenture operates its business through subsidiaries of Accenture Holdings. Accenture Holdings generally reimburses Accenture plc for its expenses but does not pay Accenture plc any fees.

The following table presents selected historical consolidated financial data for Accenture plc as of and for the fiscal years ended August 31, 2017, 2016, 2015, 2014 and 2013. We derived the income statement data for the fiscal years ended August 31, 2017, 2016 and 2015 and the balance sheet data as of August 31, 2017 and 2016 from Accenture plc’s audited consolidated financial statements incorporated by reference herein. The income statement data for the fiscal years ended August 31, 2014 and 2013 and the balance sheet data as of August 31, 2015, 2014 and 2013 have been derived from Accenture plc’s audited consolidated financial statements not incorporated by reference herein. Historical financial information may not be indicative of Accenture plc’s future performance.

The selected historical financial data presented below should be read in conjunction with the financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Accenture plc’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017 and other financial information incorporated by reference in this proxy statement.

	Fiscal
	2017(1)	2016(2)	2015(3)	2014	2013(4)
	(in millions of U.S. dollars)
Income Statement Data
Revenues before reimbursements (“Net revenues”)	$34,850	$32,883	$31,048	$30,002	$28,563
Revenues	36,765	34,798	32,914	31,875	30,394
Operating income	4,633	4,810	4,436	4,301	4,339
Net income	3,635	4,350	3,274	3,176	3,555
Net income attributable to Accenture plc	3,445	4,112	3,054	2,941	3,282

(1)	Includes the impact of a $510 million pre-tax pension settlement charge recorded during fiscal 2017.

(2)	Includes the impact of a $849 million pre-tax gain on sale of businesses recorded during fiscal 2016.

(3)	Includes the impact of a $64 million pre-tax pension settlement charge recorded during fiscal 2015.

(4)	Includes the impact of $274 million in reorganization benefits and $243 million in U.S. federal tax benefits recorded during fiscal 2013.

	Fiscal
	2017	2016	2015	2014	2013
Earnings Per Class A Ordinary Share
Basic	$5.56	$6.58	$4.87	$4.64	$5.08
Diluted	5.44	6.45	4.76	4.52	4.93
Dividends per ordinary share	2.42	2.20	2.04	1.86	1.62

The Board recommends that you vote “FOR” the proposal to approve the Common Draft Terms of Merger relating to the proposed merger of the Company with one of its subsidiaries.

ACCENTURE 2017 PROXY STATEMENT	Internal Transaction Proposals	80

	August 31, 2017	August 31, 2016	August 31, 2015	August 31, 2014	August 31, 2013
	(in millions of U.S. dollars)
Balance Sheet Data
Cash and cash equivalents	$4,127	$4,906	$4,361	$4,921	$5,632
Total assets	22,690	20,609	18,203	17,930	16,867
Long-term debt, net of current portion	22	24	26	26	26
Accenture plc shareholders’ equity	8,949	7,555	6,134	5,732	4,960

Accenture Holdings

The following table presents selected historical consolidated financial data for Accenture Holdings as of and for the fiscal years ended August 31, 2017, 2016, 2015, 2014 and 2013. We derived the income statement data for the fiscal years ended August 31, 2017, 2016 and 2015 and the balance sheet data as of August 31, 2017 and 2016 from our audited consolidated financial statements incorporated by reference herein. The income statement data for the fiscal years ended August 31, 2014 and 2013 and the balance sheet data as of August 31, 2015, 2014 and 2013 have been derived from our audited consolidated financial statements not incorporated by reference herein. Historical financial information may not be indicative of Accenture Holdings’ future performance.

On August 26, 2015, Accenture Holdings and Accenture SCA, a Luxembourg partnership limited by shares and direct subsidiary of Accenture plc, completed a merger in which Accenture SCA was merged with and into Accenture Holdings, with Accenture Holdings being the surviving entity. The selected historical consolidated financial data presented below with respect to periods prior to August 26, 2015 reflect the activity and/or balances of Accenture SCA (the predecessor registrant of Accenture Holdings). The selected historical financial data presented below should be read in conjunction with the financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Accenture Holdings’ Annual Report on Form 10-K for the fiscal year ended August 31, 2017 and other financial information incorporated by reference in this proxy statement.

	Fiscal
	2017(1)	2016(2)	2015(3)	2014	2013(4)
	(in millions of U.S. dollars, except per share amounts)
Income Statement Data
Revenues before reimbursements (“Net revenues”)	$34,850	$32,883	$31,048	$30,002	$28,563
Revenues	36,765	34,798	32,914	31,875	30,394
Operating income	4,633	4,810	4,436	4,301	4,339
Net income	3,635	4,350	3,274	3,176	3,555
Net income attributable to Accenture Holdings plc	3,589	4,300	3,226	3,122	3,508
Dividends per common share	2.42	2.20	2.04	1.86	1.62

(1)	Includes the impact of a $510 million pre-tax pension settlement charge recorded during fiscal 2017.

(2)	Includes the impact of a $849 million pre-tax gain on sale of businesses recorded during fiscal 2016.

(3)	Includes the impact of a $64 million pre-tax pension settlement charge recorded during fiscal 2015.

(4)	Includes the impact of $274 million in reorganization benefits and $243 million in U.S. federal tax benefits recorded during fiscal 2013.

	August 31, 2017	August 31, 2016	August 31, 2015	August 31, 2014	August 31, 2013
	(in millions of U.S. dollars)
Balance Sheet Data
Cash and cash equivalents	$4,127	$4,906	$4,361	$4,921	$5,632
Total assets	22,690	20,609	18,203	17,930	16,867
Long-term debt, net of current portion	22	24	26	26	26
Accenture Holdings plc shareholders’ equity	9,333	7,894	6,419	6,071	5,274

Unaudited Summary Pro Forma Financial Information

Pro forma financial statements giving effect to the Merger are not presented in this proxy statement because no significant pro forma adjustments giving effect to the Merger are required to be made to Accenture Holdings historical financial statements. Accenture plc has no material assets other than ordinary shares in Accenture Holdings, its subsidiary, and Accenture plc’s only business is to hold these shares. As a result, Accenture plc consolidates the results of Accenture Holdings in its consolidated financial statements. In addition, Accenture plc’s diluted earnings per share will not change as a result of the Merger. The

ACCENTURE 2017 PROXY STATEMENT	Internal Transaction Proposals	81

Company’s and Accenture Holdings’ historical financial statements are included in their respective Annual Reports on Form 10-K for the year ended August 31, 2017, which are incorporated by reference in this proxy statement.

PROPOSAL 9: APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF ASSOCIATION TO NO LONGER REQUIRE SHAREHOLDER APPROVAL OF CERTAIN INTERNAL TRANSACTIONS

Our Articles of Association currently require shareholder approval, by ordinary resolution, with respect to (1) any amalgamation or merger of the Company with another company and (2) any sale, lease or exchange by the Company of all or substantially all of its assets. This requirement extends not only to transactions with third parties, but also to internal transactions between our subsidiaries and affiliates. The Board is submitting for shareholder approval, and has recommended that shareholders vote “FOR”, the following proposal to approve an amendment to the Company’s Articles of Association to permit the Company to engage in these internal transactions without obtaining shareholder approval.

Reasons for Proposal. The reasons for this proposal are as follows:

•	Under Irish law, it is neither required nor customary to seek shareholder approval for most internal transactions. This unusual provision is a carryover that has been part of our constitutional documentation since our initial public offering in 2001.

•	This amendment to the Company’s Articles of Association would enable the Company to perform an internal transaction more efficiently and in a manner consistent with Irish law and common practice.

•	Permitting the Company to engage in internal transactions without obtaining shareholder approval would provide the Company with the administrative and operational flexibility to efficiently pursue internal corporate structuring transactions (such as the internal reorganization transaction described in Proposal 8) that have no material effect on the Company’s shareholders, while eliminating the cost and delay of conducting a proxy solicitation.

Accordingly, the Board is recommending that shareholders approve this administrative amendment to the Company’s Articles of Association in order to permit the Company to engage in such internal transactions without obtaining shareholder approval, consistent with Irish law.

Effect of Proposal. Under the proposed amendment, the Company will continue to be required by its Articles of Association to seek shareholder approval for any transactions with third parties, such as mergers and amalgamations and sales, leases or exchanges by the Company of all or substantially all of its assets, in addition to any other resolution or sanction required by applicable law. However, certain internal corporate structuring transactions (e.g., mergers of subsidiaries into the Company) would no longer require shareholder approval. By no longer requiring shareholder approval of these internal transactions, such as the transaction contemplated by Proposal 8, the Board can more readily implement an optimal corporate structure for the Company and its shareholders going forward.

As required under Irish law, the resolution in respect of Proposal 9 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 9 IS AS FOLLOWS:

“That Article 81 of the Articles of Association is hereby amended by the insertion of the underlined text as follows:

(a) Any amalgamation or merger of the Company and another company (in the case of clause (ii), other than a subsidiary or affiliate) shall require the approval of (i) the Board by a resolution passed with the approval of a majority of those Directors then in office and eligible to vote on that resolution and (ii) an Ordinary Resolution, in addition to any other resolution or sanction required by applicable law.

(b) Any sale, lease or exchange by the Company (in the case of clause (ii), other than with a subsidiary or affiliate) of all or substantially all of its property or assets, including its goodwill and its corporate franchises, will require the approval of (i) the Board by a resolution passed with the approval of a majority of those Directors then in office and eligible to vote on that resolution and (ii) an Ordinary Resolution, in addition to any other resolution or sanction required by applicable law.”

The Board recommends that you vote “FOR” the proposal to approve an amendment to our Articles of Association to no longer require shareholder approval of certain internal transactions.

ACCENTURE 2017 PROXY STATEMENT	82

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING

WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement and our Annual Report for the fiscal year ended August 31, 2017 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. You received these Proxy Materials because you were a shareholder of record as of the close of business on December 11, 2017. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability.

WHAT IS THE DATE, TIME AND LOCATION OF THE ANNUAL MEETING?

We will hold the Annual Meeting at 12:00 pm local time on Wednesday, February 7, 2018, at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland, subject to any adjournments or postponements. For directions to the meeting, you may contact our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

WHO IS ENTITLED TO VOTE?

The Board has set December 11, 2017 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares and/or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to attend and vote at the Annual Meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares.

As of the close of business on the record date, there were              Class A ordinary shares outstanding (which includes              shares held by Accenture) and              Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc. Each shareholder of record is entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a completed proxy.

HOW DO I VOTE?

Registered shareholders (that is, shareholders who hold their shares directly with our transfer agent, Computershare) can vote any 1 of 5 ways:

•	By Telephone: Call 1 (800) 690-6903 from the United States. You will need to use the 16-digit control number you were provided on your proxy card or Notice of Internet Availability, and follow the instructions given by the voice prompts.

•	Via the Internet: Go to www.proxyvote.com to vote via the Internet using the 16-digit control number you were provided on your proxy card or Notice of Internet Availability. You will need to follow the instructions on the website.

•	By Mail: If you received a paper copy in the mail of the Proxy Materials and a proxy card, you may mark, sign,

date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board as described in this proxy statement. If any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement. If you vote via the Internet or by telephone,

ACCENTURE 2017 PROXY STATEMENT	Questions and Answers	83

your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

•	By Scanning the QR Code: Scan the QR Code located on your proxy card or Notice of Internet Availability to access www.proxyvote.com and vote your shares online. Additional software may be required for scanning.
•	In Person: Attend the Annual Meeting in Dublin or send a personal representative with an appropriate proxy to vote by poll card at the meeting. Please contact our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, for additional information about sending a personal representative on your behalf. For information about how to attend the Annual Meeting, please see “What do I need to be admitted to the Annual Meeting?” below.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME,

HOW DO I VOTE?

If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.

IF I AM A CURRENT OR FORMER ACCENTURE EMPLOYEE WITH

EMPLOYEE PLAN SHARES, HOW DO I VOTE?

If you are a current or former Accenture employee with shares received through our employee plans and held by Morgan Stanley Smith Barney LLC (“MSSB”) or UBS Financial Services, Inc. (“UBS”), you may receive one proxy card that covers the shares held for you by MSSB and/or UBS, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner as described above for registered shareholders. If you vote your plan shares by 11:59 pm EST on February 4, 2018, MSSB and/or UBS will vote the shares as you have directed.

It is important that you direct MSSB and/or UBS how to vote your shares. If voting instructions are not received on time by MSSB, MSSB will not vote your shares for any proposal. If voting instructions are not received on time by UBS, UBS will not vote your shares on non-routine proposals (Proposals 1, 2, 3, 8 and 9). UBS will, however, vote your shares on routine proposals (Proposals 4, 5, 6 and 7 in this proxy statement) in the same proportion as the plan shares with respect to which voting instructions for routine proposals were received by UBS on a timely basis.

Participants with shares received through employee plans may attend the Annual Meeting by following the instructions in the section “What do I need to be admitted to the Annual Meeting?” below. Shares held through MSSB and/or UBS, however, can only be voted as described in this section and cannot be voted at the meeting.

WHAT ARE THE DEADLINES TO SUBMIT MY VOTE?

The deadlines to submit your votes for the Annual Meeting are set forth below.

INTERNET Visit www.proxyvote.com Votes cast by Internet must be received by 11:59 pm EST on Feb. 6, 2018.*	MAIL Mail your proxy card Votes cast by mail must be received by 11:59 pm EST on Feb. 6, 2018.*

TELEPHONE Call 1 (800) 690–6903 Votes cast by phone must be received by 11:59 pm EST on Feb. 6, 2018.*	QR CODE Scan the QR Code Votes cast by scanning the QR Code must be received by 11:59 pm EST on Feb. 6, 2018.*

*	For current and former employees who are voting employee plan shares held by MSSB or UBS, your proxy must be received by 11:59 pm EST on Feb. 4, 2018. Beneficial owners of shares held in street name should refer to information from your bank, broker or nominee on how to submit voting instructions.

ACCENTURE 2017 PROXY STATEMENT	Questions and Answers	84

CAN I REVOKE MY PROXY OR CHANGE MY VOTE AFTER I HAVE VOTED?

Yes. If you are a registered shareholder and previously voted by Internet, telephone, scanning a QR Code or mail, you may revoke your proxy or change your vote by:

•	voting at a later date by Internet, telephone or scanning the QR code as set forth above before the closing of those voting facilities at 11:59 pm EST on Feb. 6, 2018;

•	mailing a proxy card that is properly signed and dated with a later date than your previous vote and that is received no later than 11:59 pm EST on Feb. 6, 2018;
•	attending the Annual Meeting in Dublin and submitting a new poll card during the meeting; or

•	sending a written notice of revocation to our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, which must be received before the commencement of the Annual Meeting.

If you are a current or former employee and your employee plan shares are held by MSSB or UBS, you may revoke your proxy and change your vote by voting at a later date by Internet, telephone or mail if you do so no later than 11:59 pm EST on Feb. 4, 2018. You cannot revoke and change your proxy with respect to your employee plan shares after that date, and you cannot revoke and vote your plan shares in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorized proxy.

WHAT DO I NEED TO BE ADMITTED TO THE ANNUAL MEETING?

At the entrance to the Annual Meeting in Dublin, we will request to see your admission ticket and valid photo identification, such as a driver’s license or passport. We encourage you to request an admission ticket for the Annual Meeting in advance. You may request admission tickets by visiting www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form or Notice of Internet Availability. If you do not request an admission ticket in advance, we will need to determine if you owned ordinary shares on the record date by:

•	asking to review evidence of your share ownership as of December 11, 2017, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting; or

•	verifying your name and share ownership against our list of registered shareholders.

If you are acting as a proxy, we will need to review a valid written legal proxy signed by the registered owner of the ordinary shares granting you the required authority to attend the meeting and vote such shares.

WHAT CONSTITUTES A QUORUM?

In order to establish a quorum at the Annual Meeting there must be at least 3 shareholders present in person or by proxy who have the right to attend and vote at the meeting and who together hold shares representing more than 50% of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as present.

HOW ARE VOTES COUNTED?

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favor of the proposal or respective director nominee and a vote “AGAINST” will be counted against each proposal or respective nominee. Except as described below, an “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this proxy statement. Broadridge Investor Communication Solutions, Inc. will act as our Inspector of Election at the Annual Meeting and assist us in tabulating the votes.

WHAT IS A “BROKER NON-VOTE” AND HOW DOES IT AFFECT VOTING?

If you are a beneficial owner whose shares are held of record by a broker, we encourage you to instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. This is called a “broker non-vote”, which occurs for proposals considered “non-routine” under NYSE rules. Your broker will, however, still be able to register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum and will be able to vote on “routine” proposals.

ACCENTURE 2017 PROXY STATEMENT	Questions and Answers	85

The “routine” proposals in this proxy statement are Proposals 4, 5, 6 and 7, for which your broker has discretionary voting authority under the NYSE rules to vote your shares, even if the broker does not receive voting instructions from you. All other proposals (Proposals 1, 2, 3, 8 and 9) are considered “non-routine” such that, if you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions, a broker non-vote will occur and your shares will not be voted on these proposals.

WHAT IS THE VOTE REQUIRED TO APPROVE EACH OF THE PROPOSALS DISCUSSED IN THE PROXY STATEMENT?

The chart below summarizes the voting requirements and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual Meeting.

Proposals		Required Approval	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions
1.	Re-Appointment of Directors	Majority of Votes Cast	No	No effect	No effect
2.	Advisory Vote on Executive Compensation	Majority of Votes Cast	No	No effect	No effect
3.	Amend the 2010 Share Incentive Plan	Majority of Votes Cast	No	No effect	Vote against(1)
4.	Ratify the Appointment and Remuneration of Auditors	Majority of Votes Cast	Yes	N/A	No effect
5.	Grant Board Authority to Issue Shares	Majority of Votes Cast	Yes	N/A	No effect
6.	Grant Board Authority to Opt-Out of Pre-emption Rights	75% of Votes Cast	Yes	N/A	No effect
7.	Determination of Price Range for the Re-Allotment of Treasury Shares	75% of Votes Cast	Yes	N/A	No effect
8.	Approve an Internal Merger Transaction	Majority of Votes Cast	No	No effect	No effect
9.	Amend the Company’s Articles of Association to no Longer Require Shareholder Approval of Certain Internal Transactions	75% of Votes Cast	No	No effect	No effect

(1)	Under NYSE rules, approval of this proposal requires the affirmative vote of a majority of votes cast but, unlike under Irish law, abstentions count as a vote “against” the proposal.

There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture plc’s Articles of Association, subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?

Accenture will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. Proxies may be solicited on our behalf by our directors, officers and other selected Accenture employees telephonically, electronically or by other means of communication, and by Georgeson LLC, whom we have hired to assist in the solicitation of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Georgeson LLC will receive a fee of $25,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending the materials to beneficial owners.

ACCENTURE 2017 PROXY STATEMENT	86

ADDITIONAL INFORMATION

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to 2 or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, reduces the volume of duplicate information received at households and helps to reduce costs. While the Company does not household, a number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has consented or receives notice from his or her broker that the broker will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. If your notice of internet availability of proxy materials or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the Company will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing or calling our Investor Relations Group at the following address, telephone number or e-mail address: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA; telephone number, +1 (703) 948-5150 in the United States and Puerto Rico, and +(353) (1) 407-8203 outside the United States and Puerto Rico; or e-mail, investor.relations@accenture.com.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Our annual general meeting of shareholders for 2019 is expected to be held in February 2019. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August     , 2018. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our Articles of Association.

Pursuant to our Articles of Association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the first anniversary of the date of the proxy statement for our prior year’s annual general meeting (“traditional advance notice”). In addition, shareholders have the right, subject to certain terms and conditions, to have their nominee included in our proxy materials for the applicable Annual Meeting (“proxy access”). Subject to our Articles of Association, any notice of an intention to nominate a person for appointment as a director pursuant to traditional advance notice or proxy access must be received by our Corporate Secretary on or after July     , 2018 but no later than August     , 2018. Unless a shareholder who wishes to present a proposal at the Annual Meeting (other than a proposal to appoint a person as a director outlined above) outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us by the close of business on November     , 2018, subject to applicable rules, we will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

Irish law currently provides that shareholders holding 10% or more of the total voting rights may request that the directors call an extraordinary general meeting at any time. The shareholders who wish to request an extraordinary general meeting must deliver to Accenture’s principal executive office a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within 2 months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of 3 months from the date of delivery of the request. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

ABOUT ACCENTURE

Accenture is one of the world’s leading professional services companies, with approximately 425,000 people serving clients in a broad range of industries, with offices and operations in more than 200 cities in 53 countries and revenues before reimbursements of $34.9 billion in fiscal 2017. Our five operating groups, organized by industry, bring together

ACCENTURE 2017 PROXY STATEMENT	Additional Information	87

expertise from across the organization in strategy, consulting, digital, technology including application services, and operations to deliver end-to-end services and solutions to our clients. One of our key goals is to have the best talent, with highly specialized skills, at the right levels in the right locations, to enhance our differentiation and competitiveness.

Accenture plc is organized under the laws of Ireland and maintains its principal executive office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at +1 (703) 948-5150 and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA. The SEC allows us to “incorporate by reference” the information filed with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and information we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below, which we have previously filed with the SEC and are considered a part of this proxy statement, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Annual General Meeting (excluding any information “furnished” but not “filed”). These filings contain important information about Accenture and Accenture Holdings:

•	Accenture plc’s Annual Report on Form 10-K (file number 001-34448) for the year ended August 31, 2017, filed on October 26, 2017;

•	Accenture plc’s Current Report on Form 8-K12B (file number 001-34448), filed September 1, 2009 with the SEC under Section 12(b) of the Exchange Act; and Accenture plc’s Current Report on Form 8-K (file number 001-34448), filed on February 3, 2016, including the Amended and Restated Memorandum and Articles of Association of Accenture plc filed as an exhibit thereto;

•	Accenture Holdings plc’s Annual Report on Form 10-K (file number 1000-55501) for the year ended August 31, 2017, filed on October 26, 2017;
•	Accenture Holdings plc’s Current Report on Form 8-K12G3 (file number 000-55501), filed August 26, 2015 with the SEC under Section 12(g) of the Exchange Act, including the Memorandum and Articles of Association and Deed Poll of Accenture Holdings filed as an exhibit thereto; and

•	The section entitled “Description of Ordinary Share Capital of Accenture Holdings” of Accenture SCA’s Definitive Information Statement on Schedule 14C filed on May 18, 2015 with the SEC (file number 000-49713).

Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to section 13(a) or 15(d) of the Exchange Act. We also make available other reports filed with or furnished to the SEC under the Exchange Act through our website, including our proxy statements and reports filed by officers and directors under section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information, including the materials incorporated by reference into this proxy statement, in print free of charge by contacting our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA. We do not intend for information contained on our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, USA. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1 (800) SEC-0330 (1-800-732-0330). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Accenture, that file electronically with the SEC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

In this proxy statement, Accenture discloses the following non-GAAP financial measures:

•	Net Revenues. Percentage changes in revenues before reimbursements (“net revenues”) on a local currency basis. Financial results in local currency are calculated by restating current-period activity into

U.S. dollars using the comparable prior-year period’s foreign currency exchange rates. This approach is used for all results where the functional currency is not the U.S. dollar. Accenture’s management believes that

ACCENTURE 2017 PROXY STATEMENT	Additional Information	88

information regarding changes in its net revenues that excludes the effect of fluctuations in foreign currency exchange rates facilitates meaningful comparison of its net revenues before reimbursements.

•	Earnings Per Share. Earnings per share for fiscal 2016, excluding gains on the sale of businesses; and earnings per share and operating margin for fiscal 2017, excluding a pension settlement charge. Accenture’s management believes that information regarding the effects of the gains on the sale of businesses and the pension settlement charge facilitates understanding as to both the impact of these items and the company’s operating performance.

•	Free Cash Flow. Free cash flow (defined as operating cash flow net of property and equipment additions). Accenture’s management believes that this information provides meaningful additional information regarding the Company’s liquidity.

While Accenture’s management believes that this non-GAAP financial information is useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Reconciliation of Non-GAAP Measures to GAAP Measures

	Year Ended August 31, 2017
	As Reported (GAAP)	Pension Settlement Charge(1)	Adjusted (Non-GAAP)
Operating Income	$4,632,609	$509,793	$5,142,402
Operating Margin	13.3%		14.8%
Income before income taxes	$4,616,032	$509,793	$5,125,825
Provision for income taxes	981,100	198,219	1,179,319
Net income	$3,634,932	$311,574	$3,946,506
Effective tax rate	21.3%		23.0%
Diluted earnings per share	$5.44	$ 0.47	$5.91
(1)	Represents pension settlement charge related to the termination of our U.S. pension plan.

	Year Ended August 31, 2016
	As Reported (GAAP)	Gain on Sale of Businesses(1)	Adjusted (Non-GAAP)
Income before income taxes	$5,603,572	-$848,823	$4,754,749
Provision for income taxes	1,253,969	-104,045	1,149,924
Net income	$4,349,603	-$744,778	$3,604,825
Effective tax rate	22.4%		24.2%
Diluted earnings per share	$6.45	-$ 1.11	$5.34
(1)	Represents gain on the sale of businesses related to the divestiture of Navitaire and the partial divestiture of Duck Creek Technologies.

FORWARD-LOOKING STATEMENTS

This proxy statement and documents incorporated by reference contain forward-looking statements within the meaning of section 27A of the Securities Act, as amended, and section 21E of the Exchange Act. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates”, “positioned”, “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed discussion of these factors, see the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K filed with the SEC. Our forward-looking statements speak only as of the date of this proxy statement or as of the date they are made, and we undertake no obligation to update them.

December     , 2017

ACCENTURE 2017 PROXY STATEMENT	A-1

ANNEXES

ANNEX A: PROPOSED AMENDMENTS TO AMENDED AND RESTATED ACCENTURE PLC 2010 SHARE INCENTIVE PLAN

AMENDED AND RESTATED ACCENTURE PLC 2010 SHARE INCENTIVE PLAN

1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting, retaining and rewarding key employees, directors, consultants or other service providers of outstanding ability and to motivate such employees, directors, consultants or service providers for the Company or an Affiliate to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors, consultants or other service providers will have in the welfare of the Company as a result of their proprietary interest in the Company.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: Any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	Award: An Option, Share Appreciation Right or Other Share-Based Award granted pursuant to the Plan.

(d)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)	Board: The Board of Directors of the Company.

(f)	Board Approval Date: December 10, 2009, the date the Plan was approved by the Board.

(g)	Change in Control: The occurrence of any of the following events:

(i)	any Person (other than (A) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)	during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 2(f)) whose election by the Board or nomination for election by the Company’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

(iv)	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

ACCENTURE 2017 PROXY STATEMENT	Annexes	A-2

(h)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)	Committee: A committee of the Board (including, without limitation, the full Board) that has been designated by the Board to administer the Plan.

(j)	Company: Accenture plc, a company incorporated under the laws of Ireland with a registered number of 471706.

(k)	Effective Date: The date the Plan was originally approved by the Company’s shareholders.

(l)	Fair Market Value: On a given date,

(i)	if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used; and

(ii)	if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith;

provided, however, that in the event the granting of an Award requires a different calculation of “fair market value” in order to comply with local tax regulations, then, for purposes of such Award, the Fair Market Value shall be determined by the Committee in good faith in a manner intended to comply with such local regulations.

(m)	Grant Price: The purchase price per Share under the terms of an Option, as determined pursuant to Section 6(a) of the Plan.

(n)	ISO: An Option that is also an incentive stock option, as described in Section 422 of the Code, granted pursuant to Section 6(c) of the Plan.

(o)	Option: A share option granted pursuant to Section 6 of the Plan.

(p)	Other Share-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(q)	Participant: An employee, director, or consultant of, or any Person who performs services for, the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(r)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(s)	Plan: ~~The~~This Amended and Restated Accenture plc 2010 Share Incentive Plan, as it may be amended from time to time.

(t)	RSU: A restricted share unit, granted pursuant to Section 8 of the Plan, that represents the right to receive a Share.

(u)	Shares: Class A ordinary shares of the Company.

(v)	Share Appreciation Right: A share appreciation right granted pursuant to Section 7 of the Plan.

(w)	Subsidiary: A “subsidiary corporation” as defined in Section 424(f) of the Code (or any successor section thereto).

3. Shares Subject to the Plan

The total number of Shares that may be used to satisfy Awards under the Plan is ~~eighty-three~~ninety-nine million (~~83~~99,000,000), all of which may be issued as ISOs. The Shares may consist, in whole or in part, of unissued Shares or previously-issued Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. When an Option or Share Appreciation Right is granted under the Plan, the number of Shares subject to the Option or Share Appreciation Right will be counted against the aggregate number of Shares with respect to

ACCENTURE 2017 PROXY STATEMENT	Annexes	A-3

which Awards may be granted under the Plan as one Share for every Share subject to such Option or Share Appreciation Right, regardless of the actual number of Shares (if any) used to settle such Option or Share Appreciation Right upon exercise and regardless of whether the Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise. Shares that are subject to Awards that terminate, lapse or are cancelled may again be used to satisfy Awards under the Plan.

4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “independent directors” within the meaning of the New York Stock Exchange or other applicable listed company rules. Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee may grant Awards under this Plan only to Participants; provided that Awards may also, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, its predecessor, Accenture Ltd, or the Company’s Affiliates or a company that becomes an Affiliate. The number of Shares underlying such substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes of any relevant jurisdiction as a result of the granting, vesting or exercise of an Award, the delivery of cash or Shares pursuant to an Award, or upon the sale of Shares acquired by the granting, vesting or exercise of an Award.

5. Limitations

(a) Time Limitation. No Award may be granted under the Plan after December 10, 2024, but Awards theretofore granted may extend beyond that date.

(b) Aggregate Limits on Awards to Non-Employee Directors. The maximum number of Shares subject to Awards granted during a fiscal year to any non-employee director, taken together with any cash retainer paid to such non-employee director in respect of such fiscal year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any Shares or Awards).

6. Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified stock options or ISOs for United States federal income tax purposes (or other types of Options in jurisdictions outside the United States), as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Grant Price; Exercisability and Term. Options granted under the Plan shall have a Grant Price that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4, or as provided under Section 8), and shall be exercisable at such time and upon such terms and conditions, as may be determined by the Committee. No Option shall have a term in excess of ten years.

(b)

Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. Except as otherwise provided in an Award agreement, the purchase price for the Shares as to which an Option is exercised shall be paid in full no later than the time when Shares are delivered following option exercise, with such

ACCENTURE 2017 PROXY STATEMENT	Annexes	A-4

payment made to the Company (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, by net-settlement in Shares or by transferring Shares having a Fair Market Value equal to the aggregate Grant Price for the Shares being purchased to a nominee of the Company and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Grant Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, the Participant has paid in full for such Shares, the Shares in question have been registered in the Company’s register of shareholders and, if applicable, the Participant has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(c)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. No ISO shall have a per Share Grant Price of less than the Fair Market Value of a Share on the date granted or have a term in excess of ten years; provided, however, that no ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of shares of the Company or of any Subsidiary, unless (i) the Grant Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(d)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Grant Price or taxes relating to the exercise of an Option by delivering Shares to a nominee of the Company, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(e)	Repricing of Options. Notwithstanding any provision herein to the contrary, the repricing of an Option, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Grant Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another Award at a time when the Grant Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 9(a) below.

7. Terms and Conditions of Share Appreciation Rights

(a)	Grants. The Committee also may grant (i) a Share Appreciation Right independent of an Option or (ii) a Share Appreciation Right in connection with an Option, or a portion thereof. A Share Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)

Terms. The exercise price per Share of a Share Appreciation Right shall be an amount determined by the Committee that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Share Appreciation Rights granted in substitution of previously granted awards, as described in Section 4). Each Share Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a payment from the Company of an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Share Appreciation Right. Each Share Appreciation Right

ACCENTURE 2017 PROXY STATEMENT	Annexes	A-5

granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (I) the excess of (x) the Fair Market Value on the exercise date of one Share over (y) the Grant Price per Share, times (II) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. If the payment is made, in whole or in part, in newly issued Shares, the Participant shall agree to pay to the Company the aggregate par value of such Shares. Share Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Share Appreciation Right is being exercised. No fractional Shares will be issued in payment for Share Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Share Appreciation Rights as it may deem fit but in no case shall a Share Appreciation Right vest and become exercisable until the lapse of a period of at least one year from the date of grant. No Share Appreciation Right shall have a term in excess of ten years.

(d)	Repricing of Share Appreciation Rights. Notwithstanding any provision herein to the contrary, the repricing of a Share Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Share Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a Share Appreciation Right in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 9(a) below.

8. Other Share-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares, Awards of RSUs and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan and also may be granted as matching Awards in connection with a Participant’s purchase of Shares under the Plan or under any other plan maintained by the Company, or pursuant to open market purchases. Subject to the provisions of the Plan, the Committee shall determine: (i) to whom and when Other Share-Based Awards will be made; (ii) the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards; (iii) whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (iv) all other terms and conditions of such Other Share-Based Awards (including, without limitation, the vesting provisions thereof, any required payments to be received from Participants and other provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

9. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Board Approval Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities or property issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Grant Price or exercise price of any Share Appreciation Right, (iii) any applicable performance measures or performance vesting terms with respect to outstanding Awards and/or (iv) any other affected terms of any Award.

(b)

Change in Control. In the event of a Change in Control after the Board Approval Date, the Committee may, in its sole discretion (but subject to Section 17), provide for the termination of an Award upon the consummation of the Change

ACCENTURE 2017 PROXY STATEMENT	Annexes	A-6

in Control and (x) the payment of a cash amount in exchange for the cancellation of an Award which, in the case of Options and Share Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Share Appreciation Rights over the aggregate exercise price of such Options or Share Appreciation Rights, and/or (y) the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.

10. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service or consulting relationship of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12. Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13. Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (a) without the approval of the shareholders of the Company, would (except as provided in Section 9 of the Plan) increase the total number of Shares reserved for the purposes of the Plan, or (b) without the consent of a Participant, would materially adversely affect any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit Awards to meet the requirements of the Code or other applicable laws.

14. International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.

15. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

16. Effectiveness of the Plan

The Plan ~~shall be~~was originally effective as of the Effective Date.

17. Section 409A

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the

ACCENTURE 2017 PROXY STATEMENT	Annexes	A-7

Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. If pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s separation from service (as defined under Section 409A of the Code) or (B) the date of the Participant’s death. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 17.

ACCENTURE 2017 PROXY STATEMENT	Annexes	B-1

ANNEX B: COMMON DRAFT TERMS OF MERGER

Dated December     , 2017

COMMON DRAFT TERMS OF MERGER

IN RESPECT OF THE PROPOSED MERGER OF

ACCENTURE PLC

AND

ACCENTURE HOLDINGS PLC

FOR THE PURPOSES OF CHAPTER 16 OF

PART 17 OF THE COMPANIES ACT 2014

ARTHUR COX

ACCENTURE 2017 PROXY STATEMENT	Annexes	B-2

THESE COMMON DRAFT TERMS OF MERGER were approved by the board of directors of Accenture plc (“ACN plc”) and the board of directors of Accenture Holding plc (“AH plc” and together with ACN plc, the “Merging Companies”) on 26 October 2017, in each case in accordance with the requirements set out in section 1131 of the Irish Companies Act.

BETWEEN:

(A)	ACCENTURE PLC, a public company with limited liability incorporated under Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, D02 P820, Ireland, which address is also expected to be the registered office immediately after the Merger (as defined below), and having company registration number 471706; and

(B)	ACCENTURE HOLDINGS PLC, a public company with limited liability incorporated under Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, D02 P820, Ireland and having company registration number 560222.

1. INTRODUCTION

As described in greater detail in Clause 5, it is proposed by the board of directors of both ACN plc and AH plc that a merger of ACN plc and AH plc will be effected pursuant to Chapter 16 of Part 17 of the Irish Companies Act (as defined below).

2. DEFINITIONS AND INTERPRETATION

2.1	Unless the context otherwise requires, in these Common Draft Terms (as defined below):

“ACN plc” has the meaning given to that term in the preamble;

“ACN plc Class A Shares” has the meaning given to that term in Clause 3.2(a);

“ACN plc Class X Shares” has the meaning given to that term in Clause 3.2(a);

“ACN plc Shareholders” means holders of ACN plc Class A Shares;

“ACN plc Undesignated Shares” has the meaning given to that term in Clause 3.2(a);

“AH plc” has the meaning given to that term in the preamble;

“AH plc Shareholders” means holders of AH plc Shares;

“AH plc Shares” means the ordinary shares with a nominal value of €0.000001 per share in the capital of AH plc;

“Annual General Meeting” means the annual general meeting of the AH plc Shareholders to be held on 5 February 2018;

“Common Draft Terms” means these common draft terms of merger, as such common draft terms may be amended from time to time by agreement between the Merging Companies, and which have been drawn up and adopted by the board of directors of AH plc and the board of directors of ACN plc;

“Dispute” has the meaning given to that term in Clause 10;

“Effective Date” means the date and time specified in the Order on which the consequences of the Merger are to have effect, which is expected to be at 00.01 am on 12 March 2018. However, the Merging Companies may request the Irish High Court to set an earlier or later date and/or time as the Effective Date and in any event recognise that the determination of the Effective Date is entirely within the Irish High Court’s discretion;

“Exchange Ratio” has the meaning given to that term in Clause 5.3(a);

“Independent Expert” means the joint independent expert admitted to practice as a statutory auditor to be appointed by the Irish High Court in accordance with the provisions of the Irish Companies Act for the purposes of producing the Independent Expert’s Report which report will be made available to AH plc Shareholders and ACN plc Shareholders at the registered office of AH plc and the registered office of ACN plc for a period of at least 30 days prior to the date of the Annual General Meeting;

“Independent Expert’s Report” has the meaning given to that term in Clause 5.2(c);

“Irish Companies Act” means the Companies Act 2014 of Ireland;

ACCENTURE 2017 PROXY STATEMENT	Annexes	B-3

“Irish High Court” means the High Court of Ireland;

“Merger” means the proposed merger of the Merging Companies to be effected by way of a “merger by acquisition” pursuant to the provisions of Chapter 16 of Part 17 of the Irish Companies Act;

“Merger Cut-off Time” means immediately prior to the Effective Date;

“Merging Companies” has the meaning given to that term in the preamble;

“Order” means the order of the Irish High Court confirming the Merger and determining the fairness of the terms and conditions of the Merger, both procedurally and substantively, to AH plc Shareholders, and setting the Merger Effective Date and granting such other orders as the Irish High Court deems fit;

“Proceedings” has the meaning given to that term in Clause 11.1;

“Registrar of Companies” means the Registrar of Companies in Ireland;

“TCA” has the meaning given to that term in Clause 5.1(c); and

“Transfer Agent” means Computershare Investor Services (Ireland) Limited.

2.2	In these Common Draft Terms, unless otherwise specified:

(a)	references to Clauses are to clauses of these Common Draft Terms;

(b)	a reference to any statute or statutory provision or statutory instrument shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, or re-enacted;

(c)	references to time are to Irish time;

(d)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(e)	use of any gender includes the other gender;

(f)	headings to Clauses are for convenience only and do not affect the interpretation of these Common Draft Terms;

(g)	the rule known as the edjusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matter or things; and

(h)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

3. INFORMATION ON ACN PLC

3.1	Form and registered office

ACN plc is a public company with limited liability incorporated under and governed by Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, D02 P820, Ireland and having company registration number 471706.

3.2	Share capital

(a)	As at the date of these Common Draft Terms, ACN plc’s authorised share capital is €40,000 and US$517,500, divided into 40,000 ordinary shares with a nominal value of €1 per share; 20,000,000,000 Class A ordinary shares with a nominal value of US$0.0000225 per share (“ACN plc Class A Shares”); 1,000,000,000 Class X ordinary shares with a nominal value of US$0.0000225 per share (“ACN plc Class X Shares”); and 2,000,000,000 undesignated shares with a nominal value of US$0.0000225 per share (“ACN plc Undesignated Shares”).

(b)	As at 12 October 2017, being the latest practicable date before the date of these Common Draft Terms, ACN plc’s issued share capital is comprised of 639,452,499 ACN plc Class A Shares and 20,506,404 ACN plc Class X Shares (which number of ACN plc Class A Shares includes 24,734,683 issued shares held by ACN plc), as well as 40,000 ordinary shares with a nominal value of €1 per share. Holders of ACN plc Class X Shares are entitled to one vote for each share at all meetings at which directors are elected but are not entitled to receive dividends and are not entitled to any payment out of the surplus assets of ACN plc upon a winding-up of ACN plc.

ACCENTURE 2017 PROXY STATEMENT	Annexes	B-4

(c)	The issued share capital of ACN plc is fully paid up and non-assessable. There are no ACN plc Undesignated Shares in issue.

4. INFORMATION ON AH PLC

4.1	Form and registered office

AH plc is a public company with limited liability incorporated under and governed by Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland and having company registration number 560222.

4.2	Share capital

(a)	As at the date of these Common Draft Terms, AH plc’s authorised share capital is €44,000 divided into 40,000 deferred shares with a nominal value of €1.00 per share and 4,000,000,000 ordinary shares with a nominal value of €0.000001 per share.

(b)	As at 12 October 2017, being the latest practicable date before the date of these Common Draft Terms, AH plc’s issued share capital is comprised of 40,000 deferred shares with a nominal value of €1.00 per share and 1,020,207,101 ordinary shares with a nominal value of €0.000001 (which number of ordinary shares includes 14,108,996 issued shares held by AH plc).

(c)	The issued share capital of AH plc is fully paid up.

5. THE MERGER

5.1	Details of the Merger

(a)	The Merger is intended to be a “merger by acquisition” for the purposes of Chapter 16 of Part 17 of the Irish Companies Act, such that, on the Effective Date, all the assets and liabilities of AH plc will be acquired by ACN plc, in exchange for which ACN plc shall allot and issue ACN plc Class A Shares to the AH plc Shareholders (other than AH plc and ACN plc) based on the Exchange Ratio and without any cash payment, and AH plc will be dissolved without going into liquidation.

(b)	On or following the Effective Date, ACN plc will redeem the outstanding ACN plc Class X Shares held by the then former AH plc Shareholders in accordance with the procedure set out in Article 5(c)(iv) of ACN plc’s Articles of Association.

(c)	The Merger will qualify for relief under section 584(3) of the Taxes Consolidation Act 1997 (“TCA”) by virtue of the relieving provisions of section 586(1) TCA. The effect of these provisions is that the tax effects for Irish shareholders in AH plc would be the same as if the Merger occurred under Directive 2009/133/EC.

5.2	Conditions of the Merger

The Merger will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

(a)	the Common Draft Terms are approved by ordinary resolution of the holders of ACN plc ordinary shares, as required by ACN plc’s Articles of Association;

(b)	the Common Draft Terms are approved by special resolution of AH plc Shareholders at the Annual General Meeting (ACN plc held approximately 96% of AH plc Shares entitled to vote as of the record date for the determination of AH plc Shareholders entitled to vote at the Annual General Meeting and will vote in favour of approving the Common Draft Terms, therefore this special resolution will be approved at the Annual General Meeting);

(c)	the Independent Expert issues a report on the Common Draft Terms, the fairness of the Exchange Ratio and addressing all such other matters as the Independent Expert is required to address under section 1133 of the Irish Companies Act (the “Independent Expert’s Report”);

(d)	at least 30 days prior to the date of the Annual General Meeting, these Common Draft Terms, the statutory financial statements of AH plc for the periods ended 31 August 2017, 2016 and 2015, the statutory financial statements of ACN plc for the periods ended 31 August 2017, 2016, and 2015, the directors’ explanatory report of AH plc, the directors’ explanatory report of ACN plc, and the Independent Expert’s Report having been made available free of charge to the AH plc Shareholders at the registered office of AH plc and the ACN plc Shareholders at the registered office of ACN plc;

ACCENTURE 2017 PROXY STATEMENT	Annexes	B-5

(e)	there are no AH plc Shares held by subsidiaries of AH plc;

(f)	there is no threatened, pending or effective decree, order, injunction or other legal restraint prohibiting the consummation of the Merger;

(g)	all consents and governmental authorisations that are necessary, desirable or appropriate in connection with the Merger are obtained on terms acceptable to AH plc and/or ACN plc, and are in full force and effect; and

(h)	the requisite Order confirming the Merger and determining the fairness of the terms and conditions of the Merger, both procedurally and substantively, to AH plc Shareholders, and setting the Effective Date has been obtained.

5.3	Exchange Ratio

(a)	The exchange ratio is one (1) ACN plc Class A Share for every one (1) AH plc Share in issue at the Merger Cut-off Time other than AH plc Shares held by ACN plc or by AH plc itself (the “Exchange Ratio”).

(b)	No cash payment shall be made by ACN plc to AH plc Shareholders in respect of (i) their AH plc Shares or (ii) the acquisition of AH plc’s assets and liabilities by ACN plc pursuant to the Merger; provided that any AH plc Shareholder may request in writing to ACN plc, not more than 15 calendar days after the date of the Annual General Meeting, that ACN plc acquire its AH plc Shares for cash.

5.4	The Effect of the Merger

(a)	Pursuant to the Irish Companies Act, on the Effective Date:

(i)	AH plc will be merged with and into ACN plc, with ACN plc as the surviving entity (AH plc will be dissolved without going into liquidation as a result);

(ii)	all of the assets and liabilities of AH plc will be acquired by ACN plc;

(iii)	each AH plc Shareholder (other than ACN plc and AH plc itself) whose name appeared in the register of members of AH plc at the Merger Cut-off Time will receive one (1) ACN plc Class A Share for every one (1) AH plc Share held by such shareholder;

(iv)	all legal proceedings pending by or against AH plc shall be continued with the substitution, for AH plc, of ACN plc as a party;

(v)	every contract, agreement or instrument to which AH plc is a party shall, notwithstanding anything to the contrary contained in that contract, agreement or instrument be construed and have effect as if:

(A)	ACN plc had been a party thereto instead of AH plc;

(B)	for any reference (however worded and whether express or implied) to AH plc there was substituted a reference to ACN plc; and

(C)	any reference (however worded and whether express or implied) to the directors, officers, representatives or employees of AH plc or any of them, were, respectively, a reference to the directors, officers, representatives or employees of ACN plc or to such director, officer, representative or employee of ACN plc as ACN plc nominates for that purpose or, in default of such nomination, were, respectively, a reference to the director, officer, representative or employee of ACN plc who corresponds as nearly as may be to the first-mentioned director, officer, representative or employee;

(vi)	every contract, agreement or instrument to which AH plc is a party will become a contract, agreement or instrument between ACN plc and the counterparty with the same rights, and subject to the same obligations, liabilities and incidents (including rights of set-off), as would have been applicable thereto if that contract, agreement or instrument had continued in force between AH plc and the counterparty and any money due and owing (or payable) by or to AH plc under or by virtue of any such contract, agreement or instrument shall become due and owing (or payable) by or to ACN plc instead of AH plc; and

(vii)	an offer or invitation to treat made to or by AH plc before the Effective Date shall be read and have effect, respectively, as an offer or invitation to treat made to or by ACN plc.

(b)

It is proposed that the Merging Companies will jointly apply to the Irish High Court for an Order confirming the Merger and determining the fairness of the terms and conditions of the Merger, both procedurally and substantively, to AH plc Shareholders and setting the Effective Date (being the date and time as from which the

ACCENTURE 2017 PROXY STATEMENT	Annexes	B-6

consequences listed in Clause 5.4(a) will from a legal perspective take effect) as 00.01 am on 12 March 2018. However, the Merging Companies may request the Irish High Court to set an earlier or later date and/or time as the Effective Date and in any event recognise that the determination of the Effective Date is entirely within the Irish High Court’s discretion. On the Effective Date, all transactions of AH plc will be deemed for accounting purposes to have been carried out for the account of ACN plc with effect from the Effective Date. All assets and liabilities of AH plc as at the Effective Date will be acquired by ACN plc pursuant to the Merger on the Effective Date and recorded in the accounts of ACN plc for accounting purposes with effect from the Effective Date.

5.5	The terms relating to the allotment and issue of the ACN plc Class A Shares

(a)	At the Effective Date, ACN plc shall allot and issue ACN plc Class A Shares credited as fully paid to and amongst the AH plc Shareholders (other than ACN plc and AH plc itself) at the Merger Cut-off Time on the basis of the Exchange Ratio and otherwise on the terms and conditions set out in these Common Draft Terms.

(b)	No ACN plc Class A Shares will be issued in respect of AH plc Shares (if any) which at the Merger Cut-off Time are:

(i)	held by or on behalf of AH plc; or

(ii)	held by or on behalf of ACN plc.

(c)	The ACN plc Class A Shares will rank pari passu as regards each other.

(d)	The issuance of the ACN plc Class A Shares shall be effected by the Transfer Agent and/or the Company Secretary of ACN plc causing the interests of AH plc Shareholders in ACN plc Class A Shares to be noted in the register of members of ACN plc. In addition, the Transfer Agent will be instructed to close the AH plc register of members.

5.6	The date from which the holding of ACN plc Class A Shares will entitle holders to participate in the profits of ACN plc

(a)	The ACN plc Class A Shares to be issued by ACN plc as consideration for the Merger will, when issued, be fully paid and rank pari passu in all respects with all other ACN plc Class A Shares in issue on the Effective Date, including, where the record date for determining entitlements is on or after the Effective Date, the right to all dividends and other distributions (if any) declared, made or paid by ACN plc on the ACN plc Class A Shares.

(b)	No special conditions, rights or restrictions will affect the entitlement of the ACN plc Class A Shares (or the holders thereof) in respect of dividends or distributions made, paid or declared on ACN plc Class A Shares where the record date for determining the entitlement to such dividends or distributions is on or after the Effective Date. The ACN plc Class A Shares to be issued by ACN plc as consideration for the Merger shall have no right to any dividends or other distributions (if any) declared, made or paid by ACN plc on the ACN plc Class A Shares where the record date for determining entitlements is before the Effective Date. However, where AH plc has declared dividends or distributions on its ordinary shares with a record date before the Effective Date, which have not become payable, and been paid, by the Effective Date, such dividends or distributions will be paid by ACN plc to the AH plc Shareholders as at the record date for such dividends or distributions on the originally scheduled date of payment.

5.7	The date from which the transactions of AH plc are to be treated for accounting purposes as transactions of ACN plc

Transactions of AH plc will be treated as transactions of ACN plc for accounting purposes with effect from the Effective Date.

5.8	Special rights or restrictions to be applied to ACN plc Class A Shares issued as part of the Merger

There are no special conditions, including special rights or restrictions, whether in regard to voting, participation in profits, share capital or otherwise, which will apply to ACN plc Class A Shares issued by ACN plc.

5.9	Details of any payment or benefit in cash or otherwise, paid or given or intended to be paid or given to the Independent Expert and to any director of ACN plc or AH plc

(a)	The Merging Companies will make a joint application to the Irish High Court to appoint an Independent Expert. If appointed, the proposed Independent Expert has agreed a fee of €50,000 (plus VAT at the appropriate rate) for producing the Independent Expert’s Report.

(b)	Except as set out in Clause 5.9(a), the Independent Expert has not been, nor is it intended that the Independent Expert will be, paid or given any payment or benefit.

(c)	No payments or benefits, in cash or otherwise (except in his or her capacity as an AH plc Shareholder), have been or will be paid or given to any director of ACN plc or of AH plc as a consequence of or in connection with the Merger.

ACCENTURE 2017 PROXY STATEMENT	Annexes	B-7

(d)	To the extent that any director of ACN plc or AH plc ceases to be a director on or prior to the Effective Date, such director shall not be paid, or given any payment or benefit, in cash or otherwise, otherwise than in accordance with their existing service agreements or letter of appointment (as the case may be) or their entitlements at law or in his or her capacity as an AH plc Shareholder.

5.10	Creditors

In accordance with section 1142 of the Irish Companies Act, any creditor of either of the Merging Companies who, at the date of publication of the notice of the filing of these Common Draft Terms with the Registrar of Companies, is entitled to any debt or claim against either of the Merging Companies and can credibly demonstrate that the Merger would be likely to put the satisfaction of that debt or claim at risk, and that no adequate safe-guards have been obtained from either of the Merging Companies, shall be entitled to be heard in relation to the confirmation by the Irish High Court of the Merger under section 1144 of the Irish Companies Act. Further information may be obtained free of charge at the registered offices of the Merging Companies by contacting the Company Secretary of either of the Merging Companies at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland.

6. POWER OF ATTORNEY

In order to secure ACN plc’s proprietary interest in the assets and the liabilities arising pursuant to the Merger, AH plc, notwithstanding its dissolution on the Effective Date, irrevocably appoints ACN plc to be its attorney (with full powers of substitution and delegation) in its name or otherwise and on its behalf and as its act and deed to sign, seal, execute, deliver and perfect and do all deeds, instruments, acts and things which ACN plc may consider necessary or appropriate arising out of or in connection with the carrying into effect of the Merger.

7. SEVERABILITY

If a provision of these Common Draft Terms is or becomes invalid or does not contain a required provision, the validity of the other provisions of these Common Draft Terms shall not be effected thereby. The invalid provision shall be replaced and the omission remedied by a legally valid arrangement that corresponds as closely as possible with the intentions of the parties or to what the intention of the parties would have been, in accordance with their aim and purpose in agreeing these Common Draft Terms, if they had not been aware of the omission.

8. MODIFICATION

The Merging Companies may amend, modify or supplement these Common Draft Terms by agreement at any time prior to the approval by special resolution of AH plc Shareholders at the Annual General Meeting, however after such approval, no amendment, modification or supplement to these Common Draft Terms may be made or effected that legally requires further approval of AH plc Shareholders without obtaining such approval and, if required, with the consent of, or otherwise with the approval of, the Irish High Court.

9. COUNTERPARTS

These Common Draft Terms may be signed on behalf of the Merging Companies in any number of counterparts, all of which when taken together will constitute the Common Draft Terms.

10. GOVERNING LAW

These Common Draft Terms and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) (“Dispute”) shall be governed by and construed in accordance with the laws of Ireland.

11. JURISDICTION

11.1	Each of the Merging Companies irrevocably agree that the courts of Ireland are to have exclusive jurisdiction to settle any Dispute and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with these Common Draft Terms (the “Proceedings”) shall therefore be brought in the courts of Ireland.

11.2	Each of the Merging Companies irrevocably waive any objection to Proceedings in the courts referred to in Clause 11.1 on the grounds of venue or on the grounds of forum non conveniens.

IN WITNESS WHEREOF, the undersigned have caused these Common Draft Terms to be signed by the respective officers thereunto duly authorised as of the date first written above.

ACCENTURE 2017 PROXY STATEMENT	Annexes	B-8

SIGNED for and on behalf of

ACCENTURE PUBLIC LIMITED COMPANY

By

Name:

Title: Director

By

Name:

Title: Director

SIGNED for and on behalf of

ACCENTURE HOLDINGS PUBLIC LIMITED COMPANY

By

Name:

Title: Director

By

Name:

Title: Director

ACCENTURE 2017 PROXY STATEMENT	Annexes	C-1

ANNEX C: REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Accenture plc:

We have audited the accompanying consolidated balance sheets of Accenture plc and its subsidiaries as of August 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2017. We also have audited Accenture plc’s internal control over financial reporting as of August 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Accenture plc’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting (Item 9A). Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Accenture plc and its subsidiaries as of August 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 2017, in conformity with U.S. generally accepted accounting principles. Also in our opinion, Accenture plc maintained, in all material respects, effective internal control over financial reporting as of August 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KPMG LLP

Chicago, Illinois

October 26, 2017

ACCENTURE 2017 PROXY STATEMENT	Annexes	C-2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Accenture Holdings plc:

We have audited the accompanying consolidated balance sheets of Accenture Holdings plc and its subsidiaries (the Company) as of August 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2017. We also have audited Accenture Holdings plc’s internal control over financial reporting as of August 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Accenture Holdings plc’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting (Item 9A). Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Accenture Holdings plc and its subsidiaries as of August 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 2017, in conformity with U.S. generally accepted accounting principles. Also in our opinion, Accenture Holdings plc maintained, in all material respects, effective internal control over financial reporting as of August 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KPMG LLP

Chicago, Illinois

October 26, 2017

◥

OUR CORE VALUES	Our enduring core values shape the culture and define the character of Accenture. They serve as a foundation in how we act and make decisions.

CLIENT VALUE CREATION

Enabling clients to become high-performance
businesses and creating long-term relationships by
being responsive and relevant and by consistently
delivering value.

ONE GLOBAL NETWORK

Leveraging the power of global insight, relationships,
collaboration and learning to deliver exceptional service
to clients wherever they do business.

RESPECT FOR THE INDIVIDUAL

Valuing diversity and unique contributions, fostering a
trusting, open and inclusive environment and treating
each person in a manner that reflects Accenture’s values.

BEST PEOPLE

Attracting, developing and retaining the best talent for
our business, challenging our people, demonstrating a
“can-do” attitude and fostering a collaborative and
mutually supportive environment.

INTEGRITY

Being ethically unyielding and honest and inspiring trust
by saying what we mean, matching our behaviors to our
words and taking responsibility for our actions.

STEWARDSHIP

Fulfilling our obligation of building a better, stronger and more durable company for future generations, protecting
the Accenture brand, meeting our commitment to
stakeholders, acting with an owner mentality, developing
our people and helping improve communities and the
global environment.

C/O CORPORATE SECRETARY
161 N. CLARK STREET
CHICAGO, ILLINOIS 60601

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm EST on February 6, 2018.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, so that it is received by 11:59 pm EST on February 6, 2018.*

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*  If you are an Accenture employee or former employee submitting voting instructions for shares received through our employee plans and held by Morgan Stanley Smith Barney LLC or UBS Financial Services, Inc., your vote by telephone, by Internet or by mail must be received by 11:59 pm EST on February 4, 2018.

SHAREHOLDER MEETING REGISTRATION:
To register to attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E34630-P99498-Z71327 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  Accenture plc (“Accenture”)

The Board of Directors recommends that you vote “FOR” each director nominee included in Proposal No. 1 and “FOR” each of the other proposals.

1.	Re-appointment of the following nominees to the Board of Directors:

	Nominees:	For	Against	Abstain

	1a. Jaime Ardila	☐	☐	☐

	1b. Charles H. Giancarlo	☐	☐	☐

	1c. Herbert Hainer	☐	☐	☐

	1d. Marjorie Magner	☐	☐	☐

	1e. Nancy McKinstry	☐	☐	☐

	1f. Pierre Nanterme	☐	☐	☐

	1g. Gilles C. Pélisson	☐	☐	☐

	1h. Paula A. Price	☐	☐	☐

	1i. Arun Sarin	☐	☐	☐

	1j. Frank K. Tang	☐	☐	☐

	1k. Tracey T. Travis	☐	☐	☐

		For	Against	Abstain

2.	To approve, in a non-binding vote, the compensation of our named executive officers.	☐	☐	☐

3.	To approve an amendment to the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “2010 SIP”) to increase the number of shares available for issuance.	☐	☐	☐

4.	To ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditors of Accenture and to authorize, in a binding vote, the Audit Committee of the Board of Directors to determine KPMG’s remuneration.	☐	☐	☐

5.	To grant the Board of Directors the authority to issue shares under Irish law.	☐	☐	☐

6.	To grant the Board of Directors the authority to opt-out of pre-emption rights under Irish law.	☐	☐	☐

7.	To determine the price range at which Accenture can re-allot shares that it acquires as treasury shares under Irish law.	☐	☐	☐

8.	To approve an internal merger transaction.	☐	☐	☐

9.	To amend the Company’s Articles of Association to no longer require shareholder approval of certain internal transactions.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and indicate name and title of the authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice for Accenture plc Shareholders

2018 Annual General Meeting of Shareholders

Wednesday, February 7, 2018

12:00 pm local time

The Dock

7 Hanover Quay

Grand Canal Dock

Dublin 2, Ireland

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on February 7, 2018:

The 2017 Proxy Statement, Notice of Annual Meeting and Annual Report for the fiscal year ended

August 31, 2017 (the “Proxy Materials”) and our 2017 Irish financial statements are available at www.proxyvote.com.

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E34631-P99498-Z71327

Proxy Solicited on behalf of the Board of Directors of Accenture plc (“Accenture”)

for the 2018 Annual General Meeting of Shareholders on

Wednesday, February 7, 2018 (the “Annual Meeting”)

The undersigned hereby appoints Pierre Nanterme, David P. Rowland and Joel Unruch as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture held of record by the undersigned on December 11, 2017, at the Annual Meeting, and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof. If you wish to appoint as a proxy any person other than those specified on this proxy card, then you must contact our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA and request the necessary forms and instructions.

For Accenture employees and former employees that own shares through the employee plans managed by Morgan Stanley Smith Barney LLC (“MSSB”) or UBS Financial Services, Inc. (“UBS”): This proxy card includes shares received through the plans described above and held on December 11, 2017 by MSSB and UBS, as applicable. This card provides instructions to UBS and MSSB for voting plan shares. If voting instructions are not received on time by MSSB, MSSB will not vote the shares for any proposal. If voting instructions are not received on time by UBS, UBS will not vote the shares on non-routine proposals (Proposals No. 1, 2, 3, 8 and 9). UBS will, however, vote the shares on routine proposals (Proposals No. 4, 5, 6 and 7) in the same proportion as the plan shares with respect to which voting instructions for routine proposals were received by UBS on a timely basis.

This card, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the meeting.

Continued and to be signed on reverse side